UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant	Filed by a Party other than the Registrant

Check the appropriate box:
Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material under §240.14a-12

NUTANIX, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
No fee required
Fee paid previously with preliminary materials
Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Notice of

2025

Annual Meeting

and Proxy Statement

9:00 a.m., Pacific Time

Friday, December 12, 2025

Virtual Meeting Site: www.virtualshareholdermeeting.com/NTNX2025

Letter from Our President and

Chief Executive Officer

Dear Stockholders,

December 2025 will mark the end of my fifth year as CEO of Nutanix. My commitments when I took on this role were to complete our subscription transformation, drive strong multi-year top line growth and profitability, simplify our product portfolio, and expand our partnerships. I’m pleased we have largely achieved those outcomes. During this period, Nutanix has transformed from a hyperconverged infrastructure pioneer to a broader cloud platform company with a vision to become the de facto platform for running apps and AI and managing data anywhere. This evolution, combined with our strong subscription business model, has helped us become a rule-of-40+(1) company with revenue of more than $2.5 billion and free cash flow of $750 million. We’ve come a long way as a company and yet in many ways, there is so much more to accomplish in the years to come.

Expanding our Addressable Opportunity

In the modern IT environment, customers are running a number of workloads — from traditional applications to modern containerized applications — and building a whole new set of applications that embed generative AI, and they are running these applications and storing their associated data across data centers, edges and multiple public clouds.

In anticipation of these trends, Nutanix has transformed itself to be a hybrid multicloud platform company, providing our customers the ability to operate across all these environments. We are happy that a leading industry analyst recognized this by identifying us as a leader in the Distributed Hybrid Infrastructure space along with industry giants.

While we are pleased with this evolution, there is a broader shift underway where we are seeing customers build modern apps (AI or otherwise) by adopting a container-based approach. About 18 months ago, we made an acquisition to augment our existing Kubernetes offering with substantial capabilities on container management. Our teams have been hard at work to further build an integrated and differentiated solution in the marketplace. Our Kubernetes platform is upstream open-source based, allowing customers ultimate portability for their applications, while integrating a full set of additional open-source capabilities such as networking, security, observability and load balancing that provide companies a turnkey solution to run their modern applications, with enterprise-grade security and resiliency, across multiple cloud environments.

We are seeing early signs of growing adoption of the Nutanix Kubernetes Platform across customer segments, regions, and industry verticals. Kubernetes is becoming the primary technology of choice for enterprise AI workloads. Our growing leadership in Kubernetes and container management platforms has also been recognized by industry analysts, validating our strategy and accelerating momentum in this space.

We are continuing to build on our offerings that support external storage for those customers who have invested heavily in three-tier architectures and are looking for in-place replacement of their infrastructure software stack as an intermediate step before moving to more modern architectures like HCI or hybrid cloud. Our initial offering on Dell PowerFlex has had good traction with some significant wins already in the few months since the solution became generally available. Since then, we’ve expanded these offerings by partnering with and supporting Pure Storage. That solution is expected to be generally available later this calendar year. We also recently announced that we are working with Dell to support their PowerStore platform. We expect to continue expanding our addressability of the external storage market by supporting more partners in the future.

2025 Proxy Statement	01

Letter from Our President and Chief Executive Officer

Capitalizing on Momentum in the Market

With our expanded offering and broader partnerships, fiscal year 2025 saw a multiyear high on the number of new customers choosing Nutanix as their technology partner of choice. The competitive displacement opportunity in the market is helping us land and secure larger footprints in some of the biggest companies across the world. All of this was evident at our annual .NEXT conference where we saw Global 2000 customers come and share their experience about migrating to our platform.

Beyond building a differentiated technology platform, we are investing in hiring and enabling go-to-market teams. We are also broadening our reach by onboarding and enabling channel partners across the world that can force multiply our efforts in reaching new customers. Finally, some of our strategic partnerships established in the last few years with companies such as Cisco and Dell are beginning to gain momentum. Cisco, in particular, was a meaningful contributor to our new logos this past fiscal year.

Additionally, we continue to invest in customer success teams to help us grow the adoption of our offerings. Our investment here to complement our world class customer support (with a net promoter score of >90 for many years) and professional services, is helping our customers get the most out of our solutions.

Prioritizing Growth and Profitability

Over the last five years, Nutanix has transformed into a technology leader with a vision to become the de facto platform for running apps and AI and managing data anywhere. Our focus remains on enabling our customers to achieve their business outcomes through product innovation and world class support. We believe we are in the early innings of a multi-year competitive displacement opportunity with a robust portfolio to address the long-term needs of our customers. We continue to remain focused on disciplined execution to drive both top-line growth and bottom-line margins.

Thank you all for your continued trust in us.

Rajiv Ramaswami
President and Chief Executive Officer

(1)
Rule-of-40+ is defined as the sum of revenue growth rate and free cash flow margin being greater than or equal to 40%.

02	2025 Proxy Statement

To Be Held Virtually on Friday, December 12, 2025

at 9:00 a.m., Pacific Time

REVIEW THE PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:
Internet Visit the website listed on your proxy card
Telephone Call the telephone number on your proxy card
Mail Sign, date, and return your proxy card in the enclosed envelope
Vote during the Meeting Vote online during the Annual Meeting

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on December 12, 2025: This Notice, the Proxy Statement and the Annual Report are available at www.proxyvote.com.

To the Stockholders of Nutanix, Inc.:

On behalf of our Board of Directors, it is our pleasure to invite you to attend the 2025 annual meeting of stockholders (including any adjournment or postponement thereof, the “Annual Meeting”) of Nutanix, Inc. The Annual Meeting will be held virtually via live webcast at www.virtualshareholdermeeting.com/NTNX2025 on Friday, December 12, 2025, at 9:00 a.m., Pacific Time.

We are holding the Annual Meeting for the following purposes:

Proposals		Board vote recommendation	For further details
1.	Election of Directors	FOR	Page 19
2.	Ratification of Selection of Deloitte & Touche LLP as Independent Registered Public Accounting Firm for Fiscal Year 2026	FOR	Page 33
3.	Advisory Vote to Approve the Compensation of our Named Executive Officers	FOR	Page 37
4.	Approval of Amendment and Restatement of 2016 Equity Incentive Plan	FOR	Page 70

We are also holding the Annual Meeting to conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this Notice of 2025 Annual Meeting of Stockholders.

The record date for the Annual Meeting is October 14, 2025. Only stockholders of record of our Class A common stock at the close of business on the record date may vote at the Annual Meeting.

On or about October 22, 2025, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and annual report. The Notice provides instructions on how to vote via the Internet or by telephone and includes instructions on how to receive a paper copy of our proxy materials by mail. The accompanying proxy statement and our annual report can be accessed directly at the following Internet address: www.proxyvote.com. You will be asked to enter the sixteen-digit control number located on your notice or proxy card.

Notice of 2025 Annual Meeting of Stockholders

2025 Proxy Statement	03

Notice of 2025 Annual Meeting of Stockholders

In the event of a technical malfunction or other situation that the meeting chair determines may affect the ability of the Annual Meeting to satisfy the requirements for a meeting of stockholders to be held by means of remote communication under applicable Delaware corporate law, or that otherwise makes it advisable to adjourn the Annual Meeting, the chair or secretary of the Annual Meeting will convene the meeting virtually at 12:00 p.m. Pacific Time on the date specified above solely for the purpose of adjourning the meeting to reconvene at a date, time and physical or virtual location announced by the meeting chair. Under either of the foregoing circumstances, we will post information regarding the announcement on our investor relations website at http://ir.nutanix.com.

By Order of the Board of Directors,

Rajiv Ramaswami
President and Chief Executive Officer San Jose, California
October 22, 2025

You are cordially invited to attend the virtual Annual Meeting. YOUR VOTE IS IMPORTANT. Whether or not you expect to attend the Annual Meeting, you are urged to vote and submit your proxy by following the voting procedures described in the proxy card. Even if you have voted by proxy, you may still vote during the Annual Meeting. If your shares are held of record by a broker, bank or other agent and you wish to vote during the Annual Meeting, you must follow the instructions from your broker, bank or other agent.

Cautionary Note Regarding Forward-Looking Statements. The Letter from Our President and Chief Executive Officer and the accompanying proxy statement contain forward-looking statements, which statements involve substantial risks and uncertainties. Other than statements of historical fact, all statements contained in this proxy statement, including statements regarding our future results of operations and financial position, our business strategy and plans and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “potentially,” “estimate,” “continue,” “anticipate,” “plan,” “intend,” “could,” “would,” “expect,” “look to” or words or expressions of similar substance or the negative thereof, that convey uncertainty of future events or outcomes are intended to identify forward-looking statements. Forward-looking statements included in this letter and the accompanying proxy statement include expectations regarding: our vision to become the de facto platform for running apps and AI and managing data anywhere; anticipated customer adoption of our Kubernetes and container management platform; future availability and expansion of external storage solutions and partnerships; continued growth in customer acquisition and competitive displacement opportunities; hiring and enablement of go-to-market and channel teams; momentum in strategic partnerships; investments in customer success and professional services; our ability to drive top-line growth and bottom-line margins through disciplined execution; and our business momentum and long-term market opportunity. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs in light of the information currently available to us. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in our Annual Report on Form 10-K for the fiscal year ended July 31, 2025 filed with the Securities and Exchange Commission on September 24, 2025. Moreover, we operate in a very competitive and rapidly changing environment and new risks emerge from time to time. It is not possible for us to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained or implied in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and trends discussed in this proxy statement may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events.

04	2025 Proxy Statement

Proxy Statement

For the 2025 Annual Meeting of Stockholders

To Be Held on Friday, December 12, 2025 at 9:00 a.m., Pacific Time

Our Board of Directors is soliciting your proxy to vote at the Annual Meeting of Nutanix, Inc. to be held via live webcast at www.virtualshareholdermeeting.com/NTNX2025 on Friday, December 12, 2025 at 9:00 a.m., Pacific Time.

For the Annual Meeting, we have elected to furnish our proxy materials, including this proxy statement and our Annual Report on Form 10-K for the fiscal year ended July 31, 2025 filed with the Securities and Exchange Commission (the “SEC”) on September 24, 2025, to our stockholders primarily via the Internet. On or about October 22, 2025, we mailed to our stockholders the Notice of the Annual Meeting and instructions on how to access our proxy materials on the Internet, how to vote at the Annual Meeting, and how to request printed copies of the proxy materials. Stockholders may request to receive all future materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact and cost of our annual meetings.

Only stockholders of record of our Class A common stock at the close of business on October 14, 2025, the record date for the Annual Meeting, will be entitled to vote at the Annual Meeting. On the record date, there were 270,785,598 shares of Class A common stock outstanding and entitled to vote. A list of stockholders entitled to vote at the Annual Meeting will be available for examination during normal business hours for a period of ten days ending on the day before the Annual Meeting at our principal place of business at 1740 Technology Drive, Suite 150, San Jose, California 95110.

You also may obtain, without charge, copies of this proxy statement and our Annual Report on Form 10-K by writing to our Secretary at Nutanix, Inc., 1740 Technology Drive, Suite 150, San Jose, California 95110 or by following the directions set forth in the Notice.

In this proxy statement, we refer to Nutanix, Inc. as “Nutanix,” “we,” “us” or “our company” and the Board of Directors of Nutanix, Inc. as “our Board.” The content of any websites referred to in this proxy statement are not deemed to be part of, and are not incorporated by reference into, this proxy statement.

06	2025 Proxy Statement

Proxy Voting Roadmap

This roadmap highlights certain information contained elsewhere in this proxy statement. This roadmap does not contain all of the information that you should consider, and we encourage you to read the entire proxy statement before voting.

Annual Meeting Information

Time and Date	Virtual Meeting Site	Record Date
9:00 a.m. Pacific Time Friday, December 12, 2025	www.virtualshareholdermeeting.com/NTNX2025	October 14, 2025

Proposal 1: Election of Directors (See Page 19)

Our Board Recommends a VOTE FOR Each of the Nine Director Nominees.

Nominees

Nine candidates will stand for election or re-election as directors at the Annual Meeting, each for a one-year term expiring at the 2026 annual meeting of stockholders. The nine director candidates are: Eric K. Brandt, Craig Conway, Max de Groen, Virginia Gambale, Steven J. Gomo, Greg Lavender, Rajiv Ramaswami, Gayle Sheppard, and Mark Templeton. The following provides summary information about each director nominee.

Name	Age	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Security and Privacy Committee	Independent	Director Since
Eric K. Brandt	63						2025
Craig Conway	71						2017
Max de Groen	40						2020
Virginia Gambale	66						2020
Steven J. Gomo	73						2015
Greg Lavender	65						2025
Rajiv Ramaswami	59						2020
Gayle Sheppard	71						2022
Mark Templeton	73						2023

Chair	Member

2025 Proxy Statement	07

Proxy Voting Roadmap

Corporate Governance Highlights

Board Composition	•	Eight out of our nine directors are independent.
	•	Two out of our nine directors are women.
Average Tenure	•	Average tenure of our Board is 4.5 years.
Independent Chair of our Board	•	We have an independent Chair of our Board.
Independent Board Committees	•

We have an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and a Security and Privacy Committee, each of which is composed entirely of independent directors.

Single Voting Class; One Share, One Vote	•	We have a single class of common stock with equal voting rights.
	•	Each share of our Class A common stock is entitled to one vote.
Declassified Board	•	Our board structure will be fully declassified commencing with the Annual Meeting.
Majority Voting Standard; Irrevocable Offer to Resign	•	Majority voting standard applies to uncontested director elections.
	•	Directors tender an irrevocable offer to resign if they do not receive a majority vote and our Board will accept the offer to resign absent a compelling reason.
No Supermajority Voting Requirements	•	Our certificate of incorporation and bylaws do not contain supermajority voting requirements.
Annual Board and Committee Self-Assessments	•	Our Board and its committees conduct annual self-assessments.
No “Poison Pill”	•	We do not have a stockholder rights plan, or “poison pill,” in place.
Annual Auditor Ratification	•	Stockholders have the opportunity to ratify the Audit Committee’s selection of our independent registered public accounting firm annually.
Executive Sessions	•	Non-employee directors regularly hold executive sessions without management present.
Stock Ownership Guidelines	•	Executive officers and non-employee directors are subject to stock ownership guidelines.

Our Board believes that it is in the best interests of our company and our stockholders to elect or re-elect each director nominee to a one-year term. Accordingly, our Board unanimously recommends stockholders vote FOR the election of each director nominee at the Annual Meeting.

The election of each director nominee requires that the number of shares voted FOR the nominee’s election exceeds the number of votes cast AGAINST such nominee’s election. An ABSTAIN vote or a broker non-vote will have no effect on the outcome of the election.

08	2025 Proxy Statement

Proxy Voting Roadmap

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm (See Page 33)

Our Board Recommends a VOTE FOR this Proposal 2.

The Audit Committee has re-appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2026, and has further directed that management submit this selection for ratification by our stockholders at the Annual Meeting. Although ratification by our stockholders is not required by law, we have determined that it is good practice to request ratification of this selection by our stockholders. In the event that Deloitte & Touche LLP is not ratified by our stockholders, the Audit Committee will review its future selection of Deloitte & Touche LLP as our independent registered public accounting firm.

Principal Accountant Fees and Services

The following table provides the aggregate fees for services provided by Deloitte & Touche LLP for the fiscal years ended July 31, 2024 and 2025.

	Fiscal Year Ended July 31,

	2024 ($)	2025 ($)

Audit fees(1)	4,067,700	4,395,000
Audit-related fees(2)	—	—
Tax fees(3)	759,821	701,771
All other fees(4)	—	38,769
TOTAL FEES	4,827,521	5,135,540

(1)
Consists of fees billed for professional services rendered in connection with the audit of our consolidated financial statements, including audited financial statements presented in our Annual Report on Form 10-K, review of the interim consolidated financial statements included in our quarterly reports and services normally provided in connection with regulatory filings.
(2)
Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit fees.”
(3)
Consists of fees billed for professional services for tax compliance, tax advice, and tax planning. These services include assistance regarding federal, state, and international tax compliance.
(4)
Consists of fees outside of the categories noted above.

Our Board believes that it is in the best interests of our company and our stockholders to approve the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2026. Accordingly, our Board unanimously recommends a vote FOR the approval of the ratification of our auditor.

Approval of Proposal 2 requires FOR votes from the holders of a majority in voting power of the shares present at the Annual Meeting or represented by proxy thereat and entitled to vote on the proposal. An ABSTAIN vote will have the same effect as a vote AGAINST the proposal. Because this is a routine proposal, we do not expect any broker non-votes on this proposal.

2025 Proxy Statement	09

Proxy Voting Roadmap

Proposal 3: Advisory Vote to Approve the Compensation of Our Named Executive Officers (See Page 37)

Our Board Recommends a VOTE FOR this Proposal 3.

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on a regular basis to ensure consistency with our short-term and long-term goals, given the dynamic nature of our business and the market in which we compete for executive talent.

Our executive compensation program is designed to attract, motivate, and retain highly qualified executive officers who drive our success and to align the interests of our executive officers with the long-term interests of our stockholders. The section “Compensation Discussion and Analysis” provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each component of the program. In addition, we explain how and why the Compensation Committee arrived at the specific compensation policies and decisions involving our executive compensation program.

While the say-on-pay vote is advisory and non-binding, it will provide important information to us regarding stockholder sentiment about our executive compensation philosophy, policies, and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our Board believes that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, our Board unanimously recommends a vote FOR the approval of the compensation of our named executive officers (“NEOs”).

Approval of Proposal 3 requires FOR votes from the holders of a majority in voting power of the shares present at the Annual Meeting or represented by proxy thereat and entitled to vote on the proposal. Broker non-votes will not be considered entitled to vote on this proposal, and therefore will not affect the outcome of Proposal 3, but abstentions will have the same effect as a vote AGAINST the proposal.

Proposal 4: Approval of Amendment and Restatement of 2016 Equity Incentive Plan (See Page 70)

Our Board Recommends a VOTE FOR this Proposal 4.

Purpose of the Proposal

•
We are seeking stockholder approval to amend and restate our 2016 Equity Incentive Plan, including to extend the term of the plan.
•
Our Board adopted the Amended and Restated 2016 Equity Incentive Plan on October 20, 2025, subject to stockholder approval at the Annual Meeting.
•
The existing plan is scheduled to expire on December 15, 2025.

Rationale for Approval

•
Equity awards are critical for recruiting and retaining top talent in a competitive industry.
•
Equity awards align employees' interests with those of stockholders through ownership.
•
We have managed our equity reserve responsibly, with a burn rate below 3% in fiscal year 2025.
•
Without stockholder approval, we may need to rely more heavily on less effective cash-based compensation.

10	2025 Proxy Statement

Proxy Voting Roadmap

New Share Reserve

•
We are requesting a new reserve of 19,500,000 shares under the amended and restated plan, which represents a substantial reduction from approximately 46,736,519 shares currently available under the existing plan.
•
Including the requested reserve, our overhang - including awards outstanding and available for issuance - would be 12.2% as of October 14, 2025.

Governance Enhancements and Stockholder-Favorable Best Practices Under the Restated Plan Design

•
Elimination of the annual evergreen feature that automatically increased the share reserve each year under the existing plan.
•
No liberal share recycling: shares used to pay the exercise price or withheld for taxes will not be available for future awards.
•
Stockholder approval is required for any exchange program or repricing.
•
No dividends or dividend equivalent rights will be paid on unvested awards.
•
Awards are generally non-transferable and subject to forfeiture under compensation recovery policies to the extent the awards are subject to recovery under those policies.
•
No automatic single trigger vesting in the event of a change in control.
•
The plan, as amended and restated, will continue to be administered by the Compensation Committee, which is composed entirely of independent directors.

Approval of Proposal 4 requires FOR votes from the holders of a majority in voting power of the shares present at the Annual Meeting or represented by proxy thereat and entitled to vote on the proposal. Broker non-votes will not be considered entitled to vote on this proposal, and therefore will not affect the outcome of Proposal 4, but abstentions will have the same effect as a vote AGAINST the proposal.

2025 Proxy Statement	11

Corporate Governance

We are strongly committed to good corporate governance practices. These practices provide an important framework within which our Board and management can pursue our strategic objectives for the benefit of our stockholders. Our Board has adopted corporate governance guidelines that set forth the role of our Board, director independence standards, Board structure and functions, director selection considerations, and other governance policies. In addition, our Board has adopted written charters for its standing committees (the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and the Security and Privacy Committee), as well as a code of business conduct and ethics that applies to all of our employees, officers and directors. Agents and contractors of our company are also expected to abide by our code of business conduct and ethics. The Nominating and Corporate Governance Committee reviews the corporate governance guidelines annually and recommends changes to our Board as warranted. The corporate governance guidelines, committee charters, and the code of business conduct and ethics, and any waivers or amendments to the code of business conduct and ethics, are all available in the “Governance Documents” section of our investor relations website at http://ir.nutanix.com. Information contained on or accessible through our website is not incorporated by reference herein and is not a part of this proxy statement.

Board of Directors and Its Committees

Current Composition of the Board of Directors and its Committees

Name	Age	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Security and Privacy Committee	Independent	Director Since
Eric K. Brandt	63						2025
Craig Conway	71						2017
Max de Groen	40						2020
Virginia Gambale Chair of the Board	66						2020
Steven J. Gomo	73						2015
Greg Lavender	65						2025
Rajiv Ramaswami President and Chief Executive Officer	59						2020
Gayle Sheppard	71						2022
Mark Templeton	73						2023

Chair	Member

12	2025 Proxy Statement

Corporate Governance

Board of Directors and Its Committees

Director Independence

Our Class A common stock is listed on the Nasdaq Global Select Market tier of The Nasdaq Stock Market LLC. Under Nasdaq listing rules, a director will only qualify as an “independent director” if (i) the director meets the objective tests for independence set forth in Nasdaq listing rules and (ii) the director does not have a relationship that, in the opinion of the company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, under Nasdaq listing rules, a compensation committee member must not have a relationship with the company that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member. Additionally, audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory or other compensatory fee from the company or any of its subsidiaries, or be an affiliated person of the company or any of its subsidiaries.

Independent Directors

Our Board has undertaken a review of the independence of each of our directors and considered whether each director (i) meets the objective tests for independence set forth in Nasdaq listing rules and (ii) has a material relationship with us that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. As a result of this review, our Board determined that eight of our nine current directors are independent directors. Our independent directors are Mr. Brandt, Mr. Conway, Mr. de Groen, Ms. Gambale, Mr. Gomo, Dr. Lavender, Ms. Sheppard, and Mr. Templeton. In addition, our Board determined that each of Messrs. Humphrey and Stevens was an independent director during the time that he served as a director in fiscal year 2025.

Board Leadership Structure

The Nominating and Corporate Governance Committee periodically considers our Board’s leadership structure and makes such recommendations to our Board as the Nominating and Corporate Governance Committee deems appropriate. Our corporate governance guidelines also provide that if our Board does not have an independent Chair of the Board, our Board will appoint a lead independent director.

Currently, our Board leadership structure separates the positions of Chief Executive Officer and Chair of the Board. Mr. Ramaswami has served as our President and Chief Executive Officer since December 2020, and Ms. Gambale, an independent director, has served as our Chair of the Board since June 2021. Separating the positions of Chief Executive Officer and Chair of the Board allows our Chief Executive Officer to focus on our day-to-day business, while allowing our Chair of the Board to lead our Board in its oversight of management. Our Board believes that its independence and oversight of management are maintained effectively through this leadership structure, the composition of our Board, and sound corporate governance policies and practices.

2025 Proxy Statement	13

Corporate Governance

Board of Directors and Its Committees

Board Skills and Experience

Our Board is composed of directors with a broad and complementary mix of skills and experiences that align with our company’s strategic and governance priorities. Collectively, our directors bring deep expertise in executive leadership and CEO experience, global operational experience, technology and software and information technology industry knowledge, cybersecurity, customer segment and domain expertise, and sales and marketing, as well as audit committee financial expertise and extensive public company board service. Several directors also contribute significant experience in corporate finance, business strategy, and capital allocation, and our Board reflects diversity of professional and personal backgrounds and education. We believe this balanced composition enables effective oversight of our growth strategy, risk management, and long-term value creation for stockholders.

Recent Board Refreshment

As part of our commitment to maintaining a balanced and strategically aligned Board, we recently refreshed our Board composition. In May 2025, we welcomed Eric K. Brandt, whose extensive executive leadership experience, combined with deep audit committee financial expertise, public company board service, and other relevant qualifications, enhances our Board’s capabilities in finance, capital allocation, and governance. On the same date, David Humphrey resigned after more than four years of constructive service. In June 2025, Brian Stevens resigned after more than six years of valuable service. In September 2025, we added Greg Lavender, a recognized leader in technology, whose experience includes global operational leadership, cybersecurity expertise, customer segment and domain knowledge, and other qualifications gained through senior roles at leading technology companies. Collectively, these changes evolve our Board’s mix of executive leadership, technology and cybersecurity expertise, software and information technology industry experience, audit and financial expertise, and public company governance, while reinforcing our commitment to diversity of professional and personal backgrounds and thoughtful Board succession planning.

Executive Sessions of Non-Employee Directors

To encourage and enhance communication among non-employee directors, and as required under applicable Nasdaq listing rules, our corporate governance guidelines provide that non-employee directors will meet in executive sessions without management directors or company management on a periodic basis, but no less than twice a year.

Communications with our Board

Stockholders or interested parties who wish to communicate with our Board or with an individual director may do so by mail to our Board or the individual director, care of our Chief Legal Officer, at Nutanix, Inc., 1740 Technology Drive, Suite 150, San Jose, California 95110. The communication should indicate that it contains a stockholder or interested party communication. In accordance with our corporate governance guidelines, all such communication will be reviewed by the Chief Legal Officer, in consultation with appropriate directors as necessary, and, if appropriate, will be forwarded to the director or directors to whom the communications are addressed or, if none are specified, to the Chair of the Board.

Committees of our Board

Our Board has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and a Security and Privacy Committee. The composition and responsibilities of each of these committees are described below. Our Board may establish other committees to facilitate the management of our business. Copies of the charters of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee are available in the “Governance Documents” section of our investor relations website at https://ir.nutanix.com. Members serve on these committees until their resignation or until otherwise determined by our Board.

14	2025 Proxy Statement

Corporate Governance

Board of Directors and Its Committees

Chair: Steven J. Gomo Members: • Eric K. Brandt • Max de Groen • Gayle Sheppard	Audit Committee

The Audit Committee is composed of Mr. Brandt (who joined the committee in June 2025), Mr. de Groen, Mr. Gomo, and Ms. Sheppard, each of whom is a non-employee director. During fiscal year 2025, the Audit Committee also included current director Ms. Gambale (who served until September 2025). Mr. Gomo serves as the current chair of the Audit Committee. Our Board has determined that each member of the Audit Committee satisfies the requirements for independence and financial literacy under applicable SEC rules and Nasdaq listing rules. Our Board has also determined that each member of the Audit Committee satisfies the financial sophistication requirements of Nasdaq listing rules and that Messrs. Brandt, de Groen, and Gomo each qualifies as an “audit committee financial expert,” as defined in SEC rules. The Audit Committee is responsible for, among other things:

•
selecting and hiring our independent registered public accounting firm;
•
evaluating the performance and independence of our registered public accounting firm;
•
pre-approving the audit and any non-audit services to be performed by our independent registered public accounting firm;
•
reviewing our internal controls and the integrity of our audited financial statements;
•
reviewing the adequacy and effectiveness of our disclosure controls and procedures;
•
overseeing procedures for the treatment of complaints on accounting, internal accounting controls or audit matters;
•
reviewing and discussing with management and the independent registered public accounting firm our audited and quarterly unaudited financial statements, the results of our annual audit, and our publicly-filed reports;
•
reviewing and discussing with management and the independent registered public accounting firm our major financial risk exposures and the steps management has taken to monitor and control those exposures, and our enterprise risk management framework, including policies and processes around the identification, management, monitoring, and mitigation of enterprise-wide risks;
•
reviewing and overseeing any related person transactions; and
•
preparing the Audit Committee report in our annual proxy statement.

Chair: Mark Templeton Members: • Craig Conway • Max de Groen	Compensation Committee

The Compensation Committee is composed of Mr. Conway, Mr. de Groen, and Mr. Templeton, each of whom is a non-employee director. During fiscal year 2025, the Compensation Committee also included former director Mr. Stevens (who served until June 2025). Mr. Templeton serves as the current chair of the Compensation Committee, and during fiscal year 2025, Mr. de Groen served as chair until March 2025. Our Board has determined that each member of the Compensation Committee meets the requirements for independence under applicable SEC rules and Nasdaq listing rules, including a determination that each member of the Compensation Committee is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act. The Compensation Committee is responsible for, among other things:

•
reviewing and approving our CEO’s and other executive officers’ annual base salaries, incentive compensation plans, including the specific goals and amounts, equity compensation, employment agreements, severance arrangements, and change of control agreements, and any other benefits, compensation or arrangements;
•
administering our equity compensation plans;
•
overseeing our overall compensation philosophy, compensation plans, and benefits programs;
•
reviewing the compensation disclosures in our annual proxy statement;
•
reviewing and monitoring matters related to human capital management, including talent acquisition and retention and development; and
•
reviewing succession planning for the CEO and other members of our executive leadership.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has been an officer or employee of our company. None of our executive officers currently serves, or during fiscal year 2025 has served, as a member of the Compensation Committee or director (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of any entity that has one or more executive officers serving on the Compensation Committee or our Board.

2025 Proxy Statement	15

Corporate Governance

Board of Directors and Its Committees

Chair: Virginia Gambale Members: • Craig Conway • Steven J. Gomo	Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is composed of Mr. Conway, Ms. Gambale, and Mr. Gomo, each of whom is a non-employee director. During fiscal year 2025, the Nominating and Corporate Governance Committee also included former director Mr. Humphrey (who served until May 2025). Ms. Gambale serves as the current chair of the Nominating and Corporate Governance Committee. Our Board has determined that each member of the Nominating and Corporate Governance Committee meets the requirements for independence under Nasdaq listing rules. The Nominating and Corporate Governance Committee is responsible for, among other things:

•
determining the qualifications required to be a member of our Board and recommending to our Board the criteria to be considered in selecting director nominees;
•
evaluating and making recommendations regarding the composition, organization and governance of our Board and its committees;
•
evaluating and making recommendations regarding the creation of additional committees or the change in mandate or dissolution of committees;
•
developing and monitoring our corporate governance guidelines;
•
overseeing and periodically reviewing our environmental, social and governance activities, programs and public disclosure; and
•
reviewing and approving conflicts of interest of our directors and officers, other than related person transactions reviewed by the Audit Committee.

Interim Chair: Gayle Sheppard Members: • Eric K. Brandt • Greg Lavender • Mark Templeton	Security and Privacy Committee

The Security and Privacy Committee assists our Board in its oversight of our management of technology and information security risks and compliance with data protection and privacy laws. The Security and Privacy Committee is composed of Mr. Brandt (who joined the committee in September 2025), Dr. Lavender (who joined the committee in September 2025), Ms. Sheppard, and Mr. Templeton, each of whom is a non-employee director. During fiscal year 2025, the Security and Privacy Committee also included former directors Mr. Stevens (who served as until June 2025) and Mr. Humphrey (who served until May 2025). Ms. Sheppard serves as the current interim chair of the Security and Privacy Committee, and during fiscal year 2025, former director Mr. Stevens served as chair until June 2025. The Security and Privacy Committee is responsible for, among other things:

•
overseeing and reviewing technology and information security risk exposures (including cybersecurity, product security, third-party, open-source, software supply chain, and emerging technology risk exposures); the strategy, systems, controls and processes to monitor and control these risk exposures; and our performance against defined cybersecurity metrics and risk indicators;
•
reviewing incident response, business continuity, and disaster recovery planning and capabilities, including tabletop exercises and plan testing, escalation and communication of material incidents, and remediation of any identified gaps; and
•
overseeing and reviewing compliance with applicable global artificial intelligence ("AI"), data protection, and privacy laws and regulations; governance frameworks for ethical data usage, responsible AI deployment, and customer trust; management of the data lifecycle; and management of AI models.

Other Committees

Pursuant to our Amended and Restated Bylaws, our Board may designate other standing or ad hoc committees to serve at the discretion of our Board from time to time.

Board and Committee Meetings and Attendance

Our Board is responsible for the oversight of our company’s management and strategy and for establishing corporate policies. Our Board and its committees meet throughout the year on a regular basis and also hold special meetings and act by written consent from time to time. During fiscal year 2025, our Board met nine times, the Audit Committee met 14 times, the Compensation Committee met six times, the Nominating and Corporate Governance Committee met six times, and the Security and Privacy Committee met three times. During fiscal year 2025, each director attended 75% or more of the aggregate of the meetings of our Board and of the committees on which the director served at the time.

We encourage our directors and nominees for director to attend our annual meeting of stockholders but do not require that they attend. All of our nine then-incumbent directors attended our 2024 annual meeting of stockholders.

16	2025 Proxy Statement

Corporate Governance

Impact Report

Risk Oversight

Our Board oversees an enterprise-wide approach to risk management, which is designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and to enhance stockholder value. Our Board, as a whole, is responsible for determining the appropriate level of risk for our company, assessing the specific risks that we face and reviewing management’s strategies for adequately mitigating and managing the identified risks. Although our Board is responsible for administering this risk management oversight function, the committees of our Board support our Board in discharging its oversight duties and addressing risks inherent in their respective areas.

The Audit Committee considers and discusses our (i) major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken pertaining to financial, accounting and tax matters, and (ii) enterprise risk management framework, including policies and processes around the identification, management, monitoring and mitigation of enterprise-wide risks. One member of the Audit Committee is required to also be a member of the Security and Privacy Committee. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. The Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines. The Compensation Committee assesses and monitors whether our compensation philosophy and practices have the potential to encourage excessive risk-taking and evaluates compensation policies and practices that could mitigate such risks. The Security and Privacy Committee monitors our technology and information security risk exposures (including cybersecurity and product security risk exposures).

At periodic meetings of our Board and its committees, management reports to and seeks guidance from our Board and its committees with respect to the most significant risks that could affect our business, such as legal, security, financial, tax and audit related risks. In addition, management provides the Audit Committee with periodic reports on our compliance programs and investment policy and practices.

Impact Report

Our most recent Impact Report was published in July 2025 and details our initiatives and achievements in resource management, employee experience, community engagement, and corporate governance practices that reflect our commitment to responsible growth and positive impact. We encourage you to read our Impact Report at https://www.nutanix.com/impact-report. The report is not incorporated by reference herein and is not a part of this proxy statement.

Nominations Process and Director Qualifications

Nomination to our Board

Candidates for nomination to our Board are selected by our Board based on the recommendation of the Nominating and Corporate Governance Committee in accordance with the committee’s charter, our policies, our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, our corporate governance guidelines, the criteria adopted by our Board regarding director candidate qualifications, and the requirements of applicable law. In recommending candidates for nomination, the Nominating and Corporate Governance Committee considers candidates recommended by directors, officers, and employees, as well as candidates that are properly submitted by stockholders in accordance with our policies and Amended and Restated Bylaws, using the same criteria to evaluate all such candidates. A stockholder that wishes to recommend a candidate for election to our Board may send a letter directed to our Chief Legal Officer at Nutanix, Inc., 1740 Technology Drive, Suite 150, San Jose, California 95110. The letter must include, among other things, the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a representation and undertaking from the candidate to serve a full term on our Board if elected, and information regarding any relationships between the candidate and our company. Additional information regarding the process for properly submitting stockholder nominations for candidates for membership on our Board is set forth below under “Questions and Answers About Proxy Materials and Voting” and in our Amended and Restated Bylaws.

Evaluations of candidates generally involve a review of background materials, internal discussions, and interviews with selected candidates, as appropriate. In addition, the Nominating and Corporate Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

2025 Proxy Statement	17

Corporate Governance

Nominations Process and Director Qualifications

Bain Board Nomination Rights

In August 2020, we entered into an investment agreement with BCPE Nucleon (DE) SPV, LP (collectively with its affiliates, “Bain” or “Bain Capital”) relating to the issuance and sale to Bain of $750 million in an initial aggregate principal amount of our 2.50% convertible senior notes due 2026 (the “2026 Notes”). Under the terms of the investment agreement, Bain previously had the right to appoint two nominees to our Board based on levels of beneficial ownership, and we appointed David Humphrey and Max de Groen as the two Bain nominees to our Board in September 2020. As a result of Bain’s conversion of the 2026 Notes in June 2024 and subsequent dispositions of shares of our Class A common stock, Bain no longer has nomination rights.

Director Qualifications

With the goal of developing an experienced and highly qualified Board of Directors, the Nominating and Corporate Governance Committee is responsible for developing and recommending to our Board the desired qualifications, expertise, and characteristics of members of our Board, including qualifications that the committee believes must be met by a committee-recommended nominee for membership on our Board and specific qualities or skills that the committee believes are necessary for one or more of the members of our Board to possess.

In addition to the qualifications, qualities, and skills that are necessary to meet U.S. state and federal legal, regulatory and Nasdaq listing requirements and the provisions of our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, corporate governance guidelines, and charters of our Board committees, the Nominating and Corporate Governance Committee requires the following minimum qualifications to be satisfied by any nominee for a position on our Board: (i) the highest personal and professional ethics and integrity, (ii) proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment, (iii) skills that are complementary to those of the existing directors, (iv) the ability to assist and support management and make significant contributions to our success, and (v) an understanding of the fiduciary responsibilities that are required of a member of our Board and the commitment of time and energy necessary to diligently carry out those responsibilities. When considering nominees, the Nominating and Corporate Governance Committee may also take into consideration a variety of factors, including character, integrity, judgment, independence, areas of expertise, corporate experience, length of service, potential conflicts of interest, other commitments, diversity with respect to professional and personal backgrounds and education, as well as Board size and composition and the needs of our Board and its committees. Our Board and the Nominating and Corporate Governance Committee believe that an experienced and highly qualified board of directors with diverse perspectives supports effective decision-making and the continued success of our company. Accordingly, the Nominating and Corporate Governance Committee seeks to recommend candidates whose skills, experience, and other individual qualities and attributes contribute to the total mix of viewpoints and experience represented on our Board. The Nominating and Corporate Governance Committee evaluates these factors, among others, and does not assign any particular weighting or priority to any of the factors.

The brief biographical description of each director set forth in “Proposal 1 – Election of Directors” includes the primary individual experience, qualifications, attributes, and skills of each of our directors that led to the conclusion that each director should serve as a member of our Board at this time.

18	2025 Proxy Statement

Corporate Governance

Proposal 1: Election of Directors

Proposal 1: Election of Directors

Our Board Recommends a VOTE FOR Each of the Nine Director Nominees.

Our Board currently consists of nine members whose terms will expire at the Annual Meeting unless elected or re-elected: Eric K. Brandt, Craig Conway, Max de Groen, Virginia Gambale, Steven J. Gomo, Greg Lavender, Rajiv Ramaswami, Gayle Sheppard, and Mark Templeton.

Our Board structure will be fully declassified as of the Annual Meeting. At the Annual Meeting, all directors will stand for re-election to serve for one-year terms instead of the three-year terms that directors served prior to the start of the declassification of our Board. From and after the Annual Meeting, the division of our directors into classes will terminate in accordance with our Amended and Restated Certificate of Incorporation and all of our directors will stand for election annually.

Mr. Conway, Mr. de Groen, Ms. Gambale, Mr. Gomo, Mr. Ramaswami, Ms. Sheppard and Mr. Templeton have each been nominated to continue to serve as directors for a one-year term. Mr. Brandt and Dr. Lavender were each recommended as nominees by the Nominating and Corporate Governance Committee. As part of our Board's continual effort to maintain a breadth of experience, knowledge, and abilities on our Board and to fill the vacant seats left by the resignations of Mr. Humphrey and Mr. Stevens from the Board, after considering the recommendation of the Nominating and Corporate Governance Committee, our Board determined to nominate Mr. Brandt and Dr. Lavender to stand for election as first-time directors. Each nominee has agreed to stand for election or re-election at the Annual Meeting. Our management has no reason to believe that Mr. Brandt, Mr. Conway, Mr. de Groen, Ms. Gambale, Mr. Gomo, Dr. Lavender, Mr. Ramaswami, Ms. Sheppard, or Mr. Templeton will be unable to serve as directors. If elected at the Annual Meeting, Mr. Brandt, Mr. Conway, Mr. de Groen, Ms. Gambale, Mr. Gomo, Dr. Lavender, Mr. Ramaswami, Ms. Sheppard, and Mr. Templeton would continue to serve as directors until the annual meeting of stockholders to be held after the end of fiscal year 2026 and until his or her successor has been duly elected, or if sooner, until his or her death, resignation or removal.

Vote Required

Directors are elected by the affirmative vote of a majority of the votes cast, meaning that the number of shares voted FOR a director’s election exceeds the number of votes cast AGAINST such director’s election. Withhold votes and broker non-votes have no legal effect on the outcome. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named above. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by us. Our Amended and Restated Bylaws provide for majority voting in uncontested director elections and our corporate governance guidelines require directors to tender an irrevocable offer to resign if they do not receive majority vote and our Board to accept such offer to resign absent a compelling reason.

Nominees

The Nominating and Corporate Governance Committee seeks to assemble a board of directors that, as a group, can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment, drawing on a wide range of backgrounds and experience in various areas. To that end, the committee has identified and evaluated nominees in the broader context of our Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment, and other qualities deemed critical to effective functioning of our Board.

Set forth below is biographical information for the nominees. This includes information regarding each director’s experience, qualifications, attributes, or skills that led our Board to recommend him or her for Board service.

2025 Proxy Statement	19

Corporate Governance

Proposal 1: Election of Directors

Nominees for Election at the Annual Meeting

Eric K. Brandt
Age: 63 Director since: 2025 Independent Board Committees: • Audit • Security and Privacy	Other public boards during the past five years: • Option Care Health (since 2024) • Gen Digital Inc. (since 2020) • Lam Research Corporation (since 2010) • The Macerich Company (2018-2025)

Professional background

Mr. Brandt is a seasoned executive and public company director with more than three decades of experience in finance, operations, and strategic transformation across the technology, healthcare, and consumer sectors. He served as Chief Financial Officer of Broadcom Corporation, a global semiconductor company, from 2007 until it was acquired by Avago Technologies Limited in 2016, where he played a pivotal role in scaling it through organic growth and strategic acquisitions into one of the world’s largest semiconductor companies. Prior senior executive roles include serving as President and Chief Executive Officer of Avanir Pharmaceuticals, Inc., a biopharmaceutical company, where he led product advancement and operational transformation, and as Chief Financial Officer at Allergan, Inc., a multinational healthcare company, where he oversaw global manufacturing and technical operations.

Mr. Brandt has served on the board of directors of Option Care Health, Inc., a health provider of home and alternate site infusion services, since May 2024, Gen Digital Inc. (formerly NortonLifeLock, Inc.), a consumer cybersecurity provider, since February 2020, and Lam Research Corporation, a semiconductor equipment company, since September 2010. He previously served on the boards of The Macerich Company, a real estate investment trust focused on regional malls, from June 2018 to June 2025, Yahoo! Inc., a then-public internet services and digital media company, and DENTSPLY SIRONA Inc., a multinational manufacturer of professional dental products and technologies, among others. Mr. Brandt has served on audit, compensation, finance, and cybersecurity committees. His governance experience includes serving as board chair, serving on nominating and corporate governance committees, and chairing special committees addressing cyber breach response, capital allocation, and strategic transformation. As an audit committee financial expert, he has also advised public companies on enterprise risk management, operational restructuring, and go-to-market strategy for cloud and software platforms. Mr. Brandt’s advisory and executive roles at private technology companies have deepened his expertise in IT infrastructure, cloud software, and cybersecurity oversight. His experience spans regulated industries and global markets, with a focus on financial discipline, operational scale, and risk mitigation.

Education

B.S. in Chemical Engineering, Massachusetts Institute of Technology

M.B.A., Harvard Business School

Key skills and experience

Our Board believes Mr. Brandt is qualified to serve as a director based on his extensive financial and operational leadership, including senior executive roles at global companies operating at scale. His leadership in business combinations and strategic transformational events, capital allocation, and enterprise risk supports the Board’s oversight of financial reporting and compliance. His governance of cybersecurity programs and IT infrastructure enhances the Board’s ability to evaluate enterprise risk, safeguard data integrity, and promote data protection and resilience in cloud environments. His work across regulated industries and global operations informs the Board’s approach to enterprise risk management, strategic planning, and innovation delivery. His board and executive experience across sectors further strengthens the Board’s oversight of strategic execution, shareholder engagement and value creation, and long-term growth.

20	2025 Proxy Statement

Corporate Governance

Proposal 1: Election of Directors

Craig Conway
Age: 71 Director since: 2017 Independent Board Committees: • Compensation • Nominating and Corporate Governance	Other public boards during the past five years: • Salesforce, Inc. (since 2005) • Paylocity Holding Corporation (since 2024)

Professional background

Mr. Conway is a seasoned technology industry leader and experienced public company director. His career includes more than four decades in enterprise software, cloud platforms, database, and networking. Mr. Conway has served as President and Chief Executive Officer of PeopleSoft, Inc., an enterprise application software company, from 1999 to 2004, where he led the company through product expansion, global scaling, and strategic transformation. Prior CEO roles include One Touch Systems, a high-bandwidth network company, from 1996 to 1999, and TGV Software, a network protocol and applications company, from 1993 to 1996. Prior to his CEO roles Mr. Conway held numerous executive management roles including Executive Vice President of Oracle Corporation, a global software and services company, from 1985 to 1992.

Mr. Conway has served on the board of directors of Salesforce, Inc., a cloud-based customer relationship management company, since October 2005, and on the board of Paylocity Holding Corporation, a cloud-based HCM and payroll software solutions company, since March 2024. His prior board service includes Advanced Micro Devices, Inc., a semiconductor company, Guidewire Software, Inc., a provider of software products to insurance companies, and multiple other public and private technology companies. Across these board of director roles, Mr. Conway has served on audit, compensation, security, and business transformation committees. His extensive board experience has spanned periods of product innovation, market expansion, and organizational change.

Education

B.S. in Computer Science and Mathematics, State University of New York at Brockport

Key skills and experience

Our Board believes Mr. Conway is qualified to serve as a director based on his extensive executive leadership in high-growth technology companies, including multiple CEO roles and senior operating positions. His experience leading product development, go-to-market execution, and organizational transformation supports the Board’s oversight of product innovation, strategic planning, and operational scale. His board service across sectors – including companies operating in AI-enabled software and data-centric environments – enhances the Board’s ability to evaluate enterprise risk, governance, and long-term growth. His exposure to cybersecurity, customer engagement, and regulated industries further strengthens the Board’s oversight of technology innovation, data protection, and competitive strategy.

2025 Proxy Statement	21

Corporate Governance

Proposal 1: Election of Directors

Max de Groen
Age: 40 Director since: 2020 Independent Board Committees: • Audit • Compensation	Other public boards during the past five years: • None

Professional background

Mr. de Groen is a Partner in the Technology Vertical at Bain Capital, a global private investment firm, where he has led investments and advised portfolio companies across software, infrastructure, and data platforms. Since joining Bain Capital in 2011, he has focused on scaling technology businesses through operational transformation, capital allocation, and strategic planning. Mr. de Groen’s financial expertise qualifies him as an audit committee financial expert. Prior to Bain Capital, Mr. de Groen was a consultant at The Boston Consulting Group, where he advised clients in healthcare, financial services, and technology on growth strategy and cross-functional execution.

Mr. de Groen currently serves on the boards of several private companies, including those operating in enterprise software, AI infrastructure, and cloud services.

Education

B.S. in Finance, University of Minnesota

M.B.A., Harvard Business School

Key skills and experience

Our Board believes Mr. de Groen is qualified to serve as a director based on his corporate finance expertise and his investment and strategic advisory experience in technology and software businesses. His expertise in scaling enterprise platforms and guiding operational transformation supports the Board’s oversight of long-term planning and innovation. His exposure to emerging technologies and AI infrastructure enhances the Board’s understanding of disruptive trends and competitive dynamics. His experience advising boards and management teams on capital allocation and organizational growth contributes to the Board’s ability to evaluate strategic alternatives and drive shareholder value.

22	2025 Proxy Statement

Corporate Governance

Proposal 1: Election of Directors

Virginia Gambale
Age: 66 Director since: 2020 Independent Chair of the Board since June 2021 Board Committees: • Nominating and Corporate Governance (Chair)

Other public boards during the past five years:

•
EVERTEC, Inc. (since 2023)
•
Virtu Financial, Inc. (since 2020)
•
Jamf Holding Corp. (2021-2025)
•
FD Technologies plc (2015-2023)
•
Regis Corporation (2018-2021)
•
JetBlue Airways Corporation (2006-2021)

Professional background

Ms. Gambale is a seasoned technology leader, investor, and board member with over four decades of experience in enterprise software, data platforms, and cybersecurity. She is Managing Partner of Azimuth Partners LLC, a technology advisory firm focused on the adoption of emerging technologies including AI, cloud infrastructure, and data platforms. A former senior operating executive of global corporations, Ms. Gambale held senior management positions, including CIO and Managing Director, at Merrill Lynch, Bankers Trust, Deutsche Bank, and Marsh & McLennan. She was the Head of Deutsche Bank Strategic Ventures, and subsequently a General Partner at Deutsche Bank Capital and ABS Ventures, until founding Azimuth Partners in 2003. She has led global technology teams, overseen large-scale digital transformation initiatives, and advised companies on technology strategy, focused on adoption of disruptive technologies (e.g., Cloud, AI, ML, VR, data analytics, and interactive digital platforms) to assist with transformation or promote growth.

She has served on the boards of directors of EVERTEC, Inc., a financial technology company, since May 2023 and Virtu Financial, Inc., a financial services company, since January 2020. Ms. Gambale’s prior board service includes numerous international public and private boards, such as Jamf Holding Corp., an Apple device management and security company, from May 2021 to June 2025, FD Technologies plc (formerly known as First Derivatives plc), a provider of software and consulting services, from March 2015 to December 2023, Core BTS, Regis Corporation, JetBlue Airways, Piper Jaffray, Workbrain, Synchronoss Technologies, IQ Financial, and Avellino Lab USA, Inc. Ms. Gambale has served on over 20 public and private boards, including companies in fintech, cybersecurity, cloud infrastructure, and enterprise software. Her board service includes frequent audit committee membership and she has chaired technology, nomination, and compensation committees. Ms. Gambale also serves as an Adjunct Professor at Columbia University, where she engages with CIOs and IT leaders through the Masters in Technology Leadership program.

Education

B.S. in Mathematics and Computer Science, New York Institute of Technology

Key skills and experience

Our Board believes Ms. Gambale is qualified to serve as a director based on her extensive leadership in technology and finance and expertise in enterprise technology, cybersecurity, and corporate governance. Her experience leading global operations and customer-centric innovation enhances the Board's oversight of digital transformation, emerging technologies, and strategic alignment. Her governance roles across public companies and her background in finance and academia further support the Board’s ability to evaluate long-term growth, stakeholder engagement, and governance oversight.

2025 Proxy Statement	23

Corporate Governance

Proposal 1: Election of Directors

Steven J. Gomo
Age: 73 Director since: 2015 Independent Board Committees: • Audit (Chair) • Nominating and Corporate Governance	Other public boards during the past five years: • Enphase Energy, Inc. (since 2011) • Micron Technology, Inc. (since 2018)

Professional background

Mr. Gomo is a seasoned finance executive and public company director with over four decades of experience in corporate finance, governance, and operational leadership across the technology sector, including multinational enterprise software companies. He previously served as Executive Vice President and Chief Financial Officer of NetApp, Inc., a data management and storage company, from October 2004 to December 2011, and as its Senior Vice President and Chief Financial Officer from August 2002 to September 2004. In these leadership positions, Mr. Gomo oversaw NetApp’s global finance organization and drove enterprise-wide financial strategy, operational discipline, and governance excellence. His leadership contributed to NetApp’s operational scale-up and strategic growth during a period of significant expansion in the enterprise data management sector. Earlier in his career, Mr. Gomo held senior finance roles at Hewlett-Packard and General Electric, where he gained deep expertise in financial reporting, capital allocation, and global operations.

Mr. Gomo has served on the boards of directors of Enphase Energy, Inc., a solar energy management company, since March 2011, serving as Chair of the Board since October 2022, and Micron Technology, Inc., a semiconductor manufacturer, since October 2018, where he chairs both the Audit and Finance Committees. His prior board service includes Solaria Corporation, a solar energy products company, from October 2019 until May 2023, NetSuite Inc., a business management software company, from March 2012 until it was acquired by Oracle Corporation in November 2016, and SanDisk Corporation, a flash memory storage solutions and software company, from December 2005 until it was acquired by Western Digital Corporation in May 2016. Qualified as an audit committee financial expert, Mr. Gomo has chaired audit committees across multiple public companies, and his governance experience includes oversight of financial strategy, risk management, and regulatory compliance.

Education

B.S. in Business Administration, Oregon State University

M.B.A., Santa Clara University

Key skills and experience

Our Board believes Mr. Gomo is qualified to serve based on his extensive financial and operational leadership, including his tenure as CFO of a public technology company and other leadership experience in global finance roles at multinational companies. His deep expertise in financial reporting, audit oversight, and capital allocation in the software industry supports the Board’s oversight of financial governance, regulatory compliance, risk management, and shareholder returns. Mr. Gomo’s experience in managing financial performance and overseeing operational strategy enhances the Board’s oversight of strategic planning and operational scale.

24	2025 Proxy Statement

Corporate Governance

Proposal 1: Election of Directors

Greg Lavender
Age: 65 Director since: 2025 Independent Board Committees: • Security and Privacy	Other public boards during the past five years: • Arista Networks, Inc. (since 2025)

Professional background

Dr. Lavender brings over 30 years of experience leading global technology organizations across enterprise software, cloud infrastructure, and financial services. Most recently, he served as Chief Technology Officer of Intel Corporation, a multinational semiconductor company, from November 2023 to June 2025, where he led the company’s technical strategy and innovation agenda, with a focus on artificial intelligence, software-defined infrastructure, and developer ecosystems. Prior to that, from June 2021 to November 2023, he was Intel’s Corporate CTO and General Manager of the Software and Advanced Technology Group, driving modernization across Intel’s product portfolio. From January 2018 to June 2021, Dr. Lavender held senior leadership roles, including Senior Vice President and Chief Technology Officer, at VMware, Inc., a virtualization and cloud infrastructure solutions company. Earlier in his career, he held senior executive roles at several global technology companies, including Citigroup, Cisco Systems, and Sun Microsystems, with responsibilities spanning cybersecurity, distributed systems, and enterprise IT architecture.

Dr. Lavender began his career in academia, serving on the faculty of the University of Texas at Austin for 14 years, including three years as Associate Chairman for Academics. He currently serves on the board of directors of Arista Networks, Inc., a multinational networking company, where he contributes to oversight of cloud networking strategy, public company governance, and cybersecurity risk. Dr. Lavender also serves on advisory councils at Virginia Tech and The University of Texas at Austin, where he engages with academic leaders and researchers on emerging technologies, talent development, and innovation in computer science and engineering.

Education

B.S. in Computer Science (Applied Mathematics), University of Georgia

M.S. in Computer Science (Software Engineering) and Ph. D. in Computer Science (Networking and Distributed Systems), Virginia Polytechnic Institute and State University

Key skills and experience

Our Board believes Dr. Lavender is qualified to serve as a director based on his extensive leadership in enterprise technology, global operations, and commercialization of patented innovations in cloud-native infrastructure. His deep technical expertise informed by decades of experience across multinational technology companies and academic institutions in software architecture, cloud infrastructure, and artificial intelligence enhances the Board’s oversight of IT infrastructure and its understanding of evolving customer needs and competitive dynamics. Dr. Lavender’s executive responsibility for multi-billion dollar R&D investments and P&L businesses, along with his global IT and security engineering leadership, supports the Board’s governance of operational resilience and cybersecurity risk. These qualifications contribute to the Board’s oversight of strategic planning, technology innovation, cybersecurity, and enterprise risk management.

2025 Proxy Statement	25

Corporate Governance

Proposal 1: Election of Directors

Rajiv Ramaswami
Age: 59 Director since: 2020 President and Chief Executive Officer Board Committees: • None	Other public boards during the past five years: • Marvell Technology, Inc. (since 2025) • NeoPhotonics Corporation (2014-2022)

Professional background

Mr. Ramaswami has served as our President and Chief Executive Officer since December 2020. A seasoned technology industry executive, he has more than 30 years of experience in enterprise technology with leadership roles spanning software, cloud services, and network infrastructure. Mr. Ramaswami has expertise building and scaling enterprises and teams, having a strong customer-centric approach, operational execution, and developing innovative products and solutions to drive growth and value creation. Prior to joining Nutanix, Mr. Ramaswami served as Chief Operating Officer of Products and Cloud Services at VMware from October 2016 until December 2020. Prior to that, Mr. Ramaswami led VMware’s Networking and Security business as Executive Vice President and General Manager. Mr. Ramaswami served as Executive Vice President and General Manager, Infrastructure and Networking, at Broadcom from April 2010 to October 2016, where he established Broadcom as a leader in data center, enterprise, and carrier networking. Prior to that, Mr. Ramaswami served in multiple General Manager roles at Cisco Systems, Inc., a global technology company, overseeing switching, data center, storage, and optical networking business units. Earlier in his career, he held various leadership positions at Nortel, Tellabs, and IBM. Mr. Ramaswami’s strategic vision and operational discipline are reflected in our transformation to a profitable subscription-based business model. His deep understanding of customer needs and competitive dynamics is critical to guiding Nutanix’s strategy and execution.

Mr. Ramaswami has served on the board of directors of Marvell Technology, Inc., a semiconductor company, since July 2025. He also served on the board of NeoPhotonics Corporation, a manufacturer of telecommunications circuits, from March 2014 to August 2022. This prior public company board role, including service as Chair of the Compensation Committee, deepened Mr. Ramaswami’s expertise in optical networking and executive governance. Mr. Ramaswami is a Fellow of the Institute of Electrical and Electronics Engineers and holder of 36 patents, primarily in optical networking.

Education

B.Tech. in Electrical Engineering and Computer Science, Indian Institute of Technology, Madras

M.S. and Ph.D. in Electrical Engineering and Computer Science, University of California, Berkeley

Key skills and experience

Our Board believes Mr. Ramaswami is uniquely qualified to serve as a director based on his firsthand insight into our operations and strategy as CEO. His executive leadership roles reflect a strong foundation in infrastructure innovation, cloud transformation, and enterprise technology, with direct oversight of networking and security, supporting the Board’s understanding of cybersecurity and infrastructure resilience. Mr. Ramaswami’s experience enabling cloud platforms and data center infrastructure for enterprise workloads informs Board oversight of AI/ML capabilities and emerging technologies. Mr. Ramaswami’s customer domain expertise and executive leadership roles in global sales and marketing functions, including at product and cloud service businesses at scale, and enhance the Board’s understanding of go-to-market strategy, competitive positioning, customer engagement, and execution excellence.

26	2025 Proxy Statement

Corporate Governance

Proposal 1: Election of Directors

Gayle Sheppard
Age: 71 Director since: 2022 Independent Board Committees: • Audit • Security and Privacy (Interim Chair)	Other public boards during the past five years: • Envista Holdings Corporation (2020-2021)

Professional background

Ms. Sheppard is a seasoned technology executive and board director with over four decades of experience in software, cloud infrastructure, artificial intelligence, and cybersecurity. She served as Chief Executive Officer of Bright Machines, Inc., a software-defined, robotics-led factory automation company, where she pioneered software-defined manufacturing through AI-driven automation and modular robotics, enhancing resiliency in global electronics and data center supply chains. At Microsoft Corporation, a multinational technology company specializing in software, cloud services, and AI, she held multiple senior roles including Corporate Vice President and Chief Technology Officer for Microsoft Asia, Corporate Vice President of Azure Data, and Head of Global Expansion and Digital Transformation for Microsoft Cloud and AI. In these roles, she led the development of sovereign cloud platforms, confidential computing architectures, and hyperscale data environments supporting regulated industries and government customers. Ms. Sheppard has deep expertise in AI and data platforms, having led Microsoft’s $15B+ Azure Data portfolio and served as CEO and Chair of Saffron Technology, an AI cognitive reasoning company acquired by Intel Corporation, a multinational semiconductor company, and subsequently as Vice President and General Manager of the Saffron AI/ML Division at Intel. She has extensive experience leading the development of advanced AI and data platforms and overseeing secure cloud architectures, large-scale digital transformation initiatives and cybersecurity strategies for regulated industries and enterprise and government customers.

Ms. Sheppard has served as a member of the board of directors of Astroscale Holdings Inc., an on-orbit satellite servicing technology company extending satellite life and space sustainability listed on the Tokyo Stock Exchange, since July 2023. She previously served as a member of the board of directors of Envista Holdings Corporation, a medical technology holding company, from July 2020 to November 2021. Ms. Sheppard’s board membership and advisory service at private technology companies contributing to innovation in AI, neurotech, and enterprise software further support her qualifications in strategic oversight and emerging technology governance.

Education

B.S. in Business Administration, University of South Florida

Certificate in Artificial Intelligence, The MIT Sloan School of Management

Certificate in Corporate Governance, The Wharton School

Key skills and experience

Our Board believes Ms. Sheppard is qualified to serve as a director based on her combination of global operational leadership and deep technology expertise, including in enterprise data, AI, cloud services, cybersecurity. Her experience leading large-scale digital transformation and customer innovation initiatives supports the Board’s oversight of scalable operations, differentiated solutions, and alignment with evolving technology trends. Her background in global sales, cybersecurity, and regulated industry transformation enhances the Board’s understanding of topline growth, enterprise risk, and navigating complex regulatory environments.

2025 Proxy Statement	27

Corporate Governance

Proposal 1: Election of Directors

Mark Templeton
Age: 73 Director since: 2023 Independent Board Committees: • Compensation (Chair) • Security and Privacy	Other public boards during the past five years: • Arista Networks, Inc. (since 2017) • Health Catalyst, Inc. (2020-2024)

Professional background

Mr. Templeton previously served as Chief Executive Officer of Citrix Systems, Inc., a remote workplace infrastructure software company spanning virtualization, mobility, networking, and collaboration technologies, from June 2001 to October 2015, as President from January 1998 to October 2015, and as Vice President, Marketing from June 1995 to January 1998. He was also Chief Executive Officer of DigitalOcean, Inc., a cloud computing company, from June 2018 to August 2019. These roles reflect Mr. Templeton’s progression from functional leadership in marketing to full executive responsibility for strategy, operations, and innovation at scale. His experience leading Citrix through its transformation into a global provider of virtualization, networking, and SaaS technologies demonstrates his ability to scale platforms, drive product strategy, and execute complex go-to-market initiatives. His tenure also reflects deep familiarity with enterprise customer needs, operational discipline, and the strategic oversight required to guide technology-driven business models in a public company setting.

Mr. Templeton has served on the board of directors of Arista Networks, Inc., a cloud networking solutions company, since June 2017, and on the board of management of Proofpoint, Inc., a human and agent-centric security platform company, since April 2025. He has also served as a member of the board of directors of Citrix Systems, Inc. from May 1998 to October 2015, Equifax, Inc., a consumer credit reporting agency, from February 2008 to November 2018, Keysight Technologies, Inc., an electronics test and measurement equipment company, from December 2015 to July 2018, and Health Catalyst, Inc., a provider of healthcare data analytics software and services from July 2020 to March 2024. Mr. Templeton’s board service across multiple public companies demonstrates his familiarity with governance practices and strategic oversight in complex, regulated environments. He also currently serves on the boards of several privately-held companies in the virtual hardware, storage infrastructure and applied AI software markets.

Education

B.A. in Industrial and Product, North Carolina State University

M.B.A., Darden School of Business at the University of Virginia

Honorary doctorate degree in Business Administration and Management, General, Nova Southeastern University

Key skills and experience

Our Board believes Mr. Templeton is qualified to serve as a director based on his extensive experience in virtualization, cloud infrastructure, and security software. Mr. Templeton’s experience with applied AI software companies and his technical background in IT infrastructure and containerization also inform oversight of AI/ML and emerging technologies. His prior leadership in platform scaling, product strategy, and global marketing and sales support the Board’s understanding of and oversight over innovation, technology-driven business models, go-to-market strategy, customer engagement and customer-centric growth, and execution excellence. His board service and qualification as an audit committee financial expert further enhances the Board’s financial strategy, governance, and strategic capabilities.

28	2025 Proxy Statement

Corporate Governance

Director Compensation

Director Compensation

Non-Employee Director Compensation Policy

Members of our Board who are not employees or officers of our company, also referred to herein as our non-employee directors, receive compensation for their service.

The Compensation Committee reviews the total compensation of our non-employee directors and each element of our outside director compensation policy annually. At the direction of the Compensation Committee, Compensia, Inc. (“Compensia”), a nationally recognized compensation consulting firm, annually analyzes the competitive position of our outside director compensation policy against the peer group used for executive compensation purposes. For a more detailed description of the role of Compensia, the Compensation Committee’s independent compensation consultant, please refer to the section titled “Executive Compensation – Compensation Discussion and Analysis – Compensation-Setting Process – Role of Compensation Consultant.” Under our amended and restated outside director compensation policy, each non-employee director is entitled to receive (i) an annual restricted stock unit (“RSU”) award on the date of each annual meeting of stockholders with a total dollar value of $250,000 for the director’s service as a board member (pro-rated for directors who first become a non-employee director other than at an annual meeting) that will vest on the earlier to occur of the day prior to the next occurring annual meeting or the one-year anniversary of the date of grant, subject to continued service, and (ii) annual cash retainers, payable quarterly in arrears, for the director’s service as follows:

Annual RSU Award
Board Member		$250,000
Annual Cash Retainer
Board Member		$50,000
Additional Annual Cash Retainers
Board Chair		$107,500
Lead Independent Director		$47,500
Additional Annual Cash Retainers for Committee Service	Chair	Member
Audit Committee	$30,000	$12,500
Compensation Committee	$20,000	$10,000
Nominating and Corporate Governance Committee	$15,000	$7,500
Security and Privacy Committee	$15,000	$7,500

Non-employee directors receive no other form of remuneration, perquisites or benefits, but are reimbursed for their reasonable travel expenses incurred in attending Board and committee meetings.

Our 2016 Equity Incentive Plan provides that, in any fiscal year, none of our non-employee directors may be granted cash-settled awards with a grant date fair value of more than $750,000 (or, in connection with a director’s initial service, $1.5 million) or stock-settled awards with a grant date fair value of more than $750,000 (or, in connection with a director’s initial service, $1.5 million).

2025 Proxy Statement	29

Corporate Governance

Director Compensation

Fiscal Year 2025 Director Compensation Table

The following table provides information for all compensation awarded to, earned by or paid to each person who served as a non-employee director for all or a portion of the fiscal year ended July 31, 2025. Mr. Ramaswami, our President and CEO, did not receive compensation for his service as a director. Dr. Lavender is not included in this table because he was appointed to our Board in September 2025. The compensation received by Mr. Ramaswami as an employee is shown in “Executive Compensation – Executive Compensation Tables – Fiscal Year 2025 Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Eric K. Brandt	12,466	170,193	—	—	—	—	182,659
Craig Conway	67,500	240,818	—	—	—	—	308,318
Max de Groen	78,993	240,818	—	—	—	—	319,811
Virginia Gambale	185,000	240,818	—	—	—	—	425,818
Steven J. Gomo	87,500	240,818	—	—	—	—	328,318
David Humphrey(2)	51,288	240,818	—	—	—	—	292,106
Gayle Sheppard	70,000	240,818	—	—	—	—	310,818
Brian Stevens(3)	65,342	263,970	—	—	—	—	329,312
Mark Templeton	71,007	240,818	—	—	—	—	311,825

(1)
The amounts reported in this column represent the aggregate grant date fair value of the RSUs granted, as computed in accordance with Financial Accounting Standards Board, Accounting Standards Codification Topic 718, Compensation - Stock Compensation (“ASC Topic 718”). The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements included in our Annual Report on Form 10-K. These amounts do not necessarily reflect the actual economic value that may ultimately be realized by the director.
(2)
Mr. Humphrey resigned from our Board in May 2025.
(3)
Mr. Stevens resigned from our Board in June 2025. In recognition of his many years of valuable service on our Board, the Compensation Committee accelerated 3,646 RSUs held by Mr. Stevens that would have otherwise vested on the earlier of (i) the day prior to the Annual Meeting or (ii) the one-year anniversary of the date of grant. Under ASC Topic 718, the acceleration was treated as a modification of the terms of Mr. Stevens' outstanding RSU award. The “Stock Awards” column includes the incremental fair value of the modified award equal to $23,152, computed as of the modification date, compared with the fair value of the award immediately prior to the modification, computed in accordance with ASC Topic 718.

30	2025 Proxy Statement

Corporate Governance

Director Compensation

Outstanding Director Equity Awards at Fiscal Year 2025 Year-End Table

Our non-employee directors held the following outstanding option and RSU awards as of July 31, 2025. The table excludes Mr. Ramaswami, whose outstanding awards are reflected in the section titled “Executive Compensation – Executive Compensation Tables – Outstanding Equity Awards at Fiscal Year 2025 Year-End Table,” and Dr. Lavender, who was not appointed to our Board until September 2025.

Name	# of Outstanding Options (in shares)	# of Outstanding RSUs (in shares)

Eric K. Brandt	—	2,110
Craig Conway	—	3,646
Max de Groen	—	3,646
Virginia Gambale	—	3,646
Steven J. Gomo	—	3,646
David Humphrey(1)	—	—
Gayle Sheppard	—	3,646
Brian Stevens(2)	—	—
Mark Templeton	—	3,646

(1)
Mr. Humphrey resigned from our Board in May 2025.
(2)
Mr. Stevens resigned from our Board in June 2025.

Director Stock Ownership Guidelines

Under our stock ownership guidelines for non-employee directors, each non-employee director is expected to acquire and hold a minimum stock ownership position with an aggregate value equal to at least five times the value of his or her then-current annual cash retainer for service on our Board (not including any additional cash retainers for serving as Chair of the Board, lead independent director or a member or chair of any Board committee). Each current non-employee director is expected to achieve the applicable level of ownership by the fourth annual meeting of stockholders following the date on which he or she joined our Board. Any new non-employee director will be expected to achieve the applicable level of ownership by the fifth anniversary of the date on which he or she joins our Board.

2025 Proxy Statement	31

Corporate Governance

Certain Relationships and Related Party Transactions

Certain Relationships and Related Party Transactions

Policies and Procedures for Related Party Transactions

We have a formal written policy providing that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our common stock, and any member of the immediate family of any of the foregoing persons, is not permitted to enter into a related party transaction with us without the consent of the Audit Committee, subject to the exceptions described below.

In approving or rejecting any such proposal, the Audit Committee is to consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. The Audit Committee has determined that certain transactions will not require committee approval, including certain employment arrangements of executive officers, director compensation, transactions with another company at which a related party’s only relationship is as a non-executive employee, director or beneficial owner of less than 10% of that company’s shares and the aggregate amount involved does not exceed the greater of $200,000 or 2% of the recipient’s consolidated gross revenues in any fiscal year, transactions where a related party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis, and transactions available to all employees generally.

Related Party Transactions

Except for the executive officer and director compensation arrangements discussed in the sections titled “Corporate Governance – Director Compensation” and “Executive Compensation,” and the matters discussed in the section “Corporate Governance – Nominations Process and Director Qualifications – Bain Board Nomination Rights,” there has not been since August 1, 2024, nor is there currently proposed, any transaction in which:

•
we have been or are to be a participant;
•
the amounts involved exceeded or will exceed $120,000; and
•
any of our directors, nominees for election as directors, executive officers or beneficial holders of more than 5% of any class of our capital stock, or entities affiliated with them, or any immediate family members of or person sharing the household with any of these individuals, had or will have a direct or indirect material interest.

32	2025 Proxy Statement

Audit Committee Matters

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm

Our Board Recommends a VOTE FOR this Proposal 2.

The Audit Committee has re-appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2026, and has further directed that management submit this selection for ratification by our stockholders at the Annual Meeting. Although ratification by our stockholders is not required by law, we have determined that it is good practice to request ratification of this selection by our stockholders. In the event that Deloitte & Touche LLP is not ratified by our stockholders, the Audit Committee will review its future selection of Deloitte & Touche LLP as our independent registered public accounting firm.

Deloitte & Touche LLP audited our financial statements for the fiscal years ended July 31, 2023, 2024, and 2025. Representatives of Deloitte & Touche LLP are expected to be present during the Annual Meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Our Board is submitting this selection as a matter of good corporate governance and because we value our stockholders’ views on our independent registered public accounting firm. Neither our Amended and Restated Bylaws nor other governing documents or law require stockholder ratification of the selection of our independent registered public accounting firm. If the stockholders fail to ratify this selection, our Board will reconsider whether or not to retain that firm. Even if the selection is ratified, our Board may direct the appointment of different independent auditors at any time during the year if our Board determines that such a change would be in the best interests of our company and our stockholders. Our Board unanimously recommends a vote FOR the approval of the ratification of our auditor.

Vote Required

An affirmative vote from holders of a majority in voting power of the shares present at the Annual Meeting or represented by proxy and entitled to vote on the proposal will be required to ratify the selection of Deloitte & Touche LLP. Abstentions will have the effect of a vote AGAINST the proposal. Because this is a routine proposal, we do not expect any broker non-votes on this proposal.

Principal Accountant Fees and Services

The following table provides the aggregate fees for services provided by Deloitte & Touche LLP for the fiscal years ended July 31, 2024 and 2025.

	Fiscal Year Ended July 31,

	2024 ($)	2025 ($)

Audit fees(1)	4,067,700	4,395,000
Audit-related fees(2)	—	—
Tax fees(3)	759,821	701,771
All other fees(4)	—	38,769
TOTAL FEES	4,827,521	5,135,540

(1)
Consists of fees billed for professional services rendered in connection with the audit of our consolidated financial statements, including audited financial statements presented in our Annual Report on Form 10-K, review of the interim consolidated financial statements included in our quarterly reports, and services normally provided in connection with regulatory filings.
(2)
Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit fees.”

2025 Proxy Statement	33

Audit Comittee Matters

Report of the Audit Comittee

(3)
Consists of fees billed for professional services for tax compliance, tax advice, and tax planning. These services include assistance regarding federal, state, and international tax compliance.
(4)
Consists of fees outside of the categories noted above.

Pre-Approval Policies and Procedures

Consistent with the requirements of the SEC and the Public Company Accounting Oversight Board (“PCAOB”) regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation, retaining and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Deloitte & Touche LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service.

All of the services provided by Deloitte & Touche LLP for the fiscal years ended July 31, 2024 and 2025 described above were pre-approved by the Audit Committee. The Audit Committee has determined that the rendering of services other than audit services by Deloitte & Touche LLP is compatible with maintaining the principal accountant’s independence.

Report of the Audit Committee

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended July 31, 2025 with the management of Nutanix. The Audit Committee has discussed with Nutanix’s independent registered public accounting firm, Deloitte & Touche LLP, the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The Audit Committee has also received the written disclosures and the letter from its independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to our Board that the audited financial statements be included in Nutanix’s Annual Report on Form 10-K for the fiscal year ended July 31, 2025.

The Audit Committee

Steven J. Gomo (Chair)

Eric K. Brandt (joined the Audit Committee on June 10, 2025)

Max de Groen

Virginia Gambale (rotated off the Audit Committee on September 17, 2025)

Gayle Sheppard

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference in any filing by Nutanix under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

34	2025 Proxy Statement

Executive Officers

The following is biographical information for our current executive officers as of the date of this proxy statement:

Name	Age	Position/Office
Rajiv Ramaswami	59	President and Chief Executive Officer
Rukmini Sivaraman	44	Chief Financial Officer
Brian Martin	63	Chief Legal Officer

Our Board chooses our executive officers, who then serve at our Board’s discretion. There are no family relationships among any of our directors or executive officers.

Please refer to the section titled “Proposal 1 – Election of Directors” for Mr. Ramaswami's biographical information.

Rukmini Sivaraman has served as our Chief Financial Officer since May 2022. Ms. Sivaraman previously served as our Senior Vice President, FP&A and Strategic Finance from January 2022 to May 2022. Prior to that, she served in various leadership roles at our company, including as Senior Vice President of Strategic Finance, Chief People Officer, and Senior Vice President of People and Business Operations. Prior to joining us, Ms. Sivaraman served as an investment banker at Goldman Sachs from June 2009 to March 2017. Ms. Sivaraman holds an M.B.A. from the Kellogg School of Management at Northwestern University and an M.S. in Electrical Engineering from the University of Michigan at Ann Arbor.

Brian Martin has served as our Chief Legal Officer since June 2024. Prior to joining us, Mr. Martin served as Executive Vice President and General Counsel at Lyten, Inc., a supermaterial applications company, from July 2021 to May 2024. Prior to that, he served as Senior Vice President, General Counsel, and Secretary at Juniper Networks, Inc., a networking company, from October 2015 to July 2021. Mr. Martin also served as General Counsel of KLA Corporation (formerly known as KLA-Tencor Corporation), an equipment and services company for the electronics industry, from 2007 to September 2015, and spent ten years in senior legal positions earlier in his career at Sun Microsystems, Inc., a network computing infrastructure solutions company. Mr. Martin holds a B.S. in Economics from the University of Rochester and a J.D. from the State University of New York at Buffalo Law School.

2025 Proxy Statement	35

Executive Compensation

Letter From the Chair of the Compensation Committee

Dear Fellow Stockholders:

I assumed the position of Chair of the Compensation Committee during fiscal year 2025, succeeding Max de Groen, who continues his capable service to both the Board and the Compensation Committee. In my capacity as Chair, I lead the Compensation Committee in its oversight of the design of pay programs that attract, retain, and drive our leadership team to maintain and grow our position as a global leader in cloud computing software. In fiscal year 2024, our say-on-pay vote results were impacted by the one-time long-term performance-based equity award made to retain our President and CEO. Since then, we have engaged with many of our largest stockholders to gain feedback regarding our executive compensation program.

For fiscal year 2025, we held firm in our commitment to avoid supplemental one-time awards in the absence of extraordinary circumstances. We have also evolved our annual incentive metrics as our business matured and, as always, anchored executive pay decisions around performance and competitive data. Most importantly, we delivered for our stockholders, driving strong top line growth, expanded profitability, and stock price performance that propelled short- and long-term incentive plan results in fiscal year 2025.

Proposal 4 seeks stockholder approval of an amendment and restatement of our 2016 Equity Incentive Plan prior to its expiration. The proposed amendments to the Equity Incentive Plan eliminate the "evergreen" provision and add several other stockholder-friendly design features, including the elimination of liberal share recycling, requiring stockholder approval for any exchange or repricing, and prohibiting the payment of dividends on unvested awards. I encourage you to review the proposal in its entirety. It demonstrates how we strive to be good stewards of our equity compensation resources, resulting in a reduction of our burn rate and exercising control over our stock-based compensation expense.

We continued to engage with stockholders on a range of topics over the past year. The support stockholders have expressed for our Board and leadership team, as well as the foundation of our executive compensation program, is encouraging. We always appreciate stockholder feedback and look forward to continued meaningful dialogue.

On behalf of the Compensation Committee, I respectfully request your support for this year’s say-on-pay proposal (Proposal 3) as well as the amendment and restatement of our 2016 Equity Incentive Plan (Proposal 4).

Mark Templeton

Compensation Committee Chair

36	2025 Proxy Statement

Executive Compensation

Proposal 3: Advisory Vote to Approve the Compensation of Our Named Executive Officers

Proposal 3: Advisory Vote to Approve the Compensation of Our Named Executive Officers

Our Board Recommends a VOTE FOR this Proposal 3.

Section 14A of the Exchange Act enables our stockholders to vote whether to approve, on an advisory and non-binding basis, the compensation of our NEOs. This vote, commonly known as a “say-on-pay” vote, gives our stockholders the opportunity to express their views on our NEOs’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific NEO, but rather the overall compensation of all our NEOs and the philosophy, policies, and practices described in this proxy statement.

While the say-on-pay vote is advisory and non-binding, it will provide important information to us regarding stockholder sentiment about our executive compensation philosophy, policies, and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our Board and the Compensation Committee value the opinions of our stockholders and, to the extent there is any significant vote against the NEO compensation as disclosed in this proxy statement, we will communicate directly with stockholders to better understand the concerns that influenced the vote. The Compensation Committee will consider these concerns and evaluate whether any actions are necessary to address them.

We believe the information provided in the “Executive Compensation” section of this proxy statement, and in particular the information discussed in “Executive Compensation – Compensation Discussion and Analysis,” demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, our Board unanimously recommends that our stockholders vote FOR the following resolution at the Annual Meeting:

RESOLVED, that the stockholders approve, on a non-binding advisory basis, the compensation paid to our named executive officers as disclosed in the proxy statement for the Annual Meeting pursuant to the compensation disclosure rules of the SEC, including in the Compensation Discussion and Analysis, the compensation tables, and the narrative discussions that accompany the compensation tables.

Vote Required

The non-binding advisory vote on NEO compensation requires the affirmative vote of a majority of the voting power of the shares present at the Annual Meeting or represented by proxy and entitled to vote on the proposal. Abstentions will have the effect of a vote AGAINST the proposal and broker non-votes will have no effect.

2025 Proxy Statement	37

Executive Compensation

Compensation Discussion and Analysis

Compensation Discussion and Analysis

The compensation provided to our named executive officers for fiscal year 2025 is set forth in detail in the “Fiscal Year 2025 Summary Compensation Table” and the other tables that follow this Compensation Discussion and Analysis. The following discussion provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each component of compensation that we provide to our NEOs. In addition, we explain how and why the Compensation Committee arrived at the specific compensation policies and decisions for our NEOs. The following are our NEOs for fiscal year 2025:

•
Rajiv Ramaswami, our President and CEO;
•
Rukmini Sivaraman, our Chief Financial Officer;
•
Brian Martin, our Chief Legal Officer; and
•
David Sangster, our former Chief Operating Officer.

Mr. Sangster retired as our Chief Operating Officer effective October 31, 2024.

Fiscal Year 2025 Financial and Performance Highlights

$2.22 billion	$750.2 million	48
Annual Recurring Revenue(1)	Free Cash Flow(2)	“Rule of 40” Score

17% increase compared to the end of FY 2024	26% increase compared to FY 2024	Revenue growth rate of 18% plus free cash flow margin of 30%

(1)
See Appendix A for details on how we define annual recurring revenue ("ARR"), why we monitor this performance measure, and limitations on its use. There is no measure under accounting principles generally accepted in the United States (“GAAP”) that is comparable to ARR, so we have not reconciled the ARR data included herein to any GAAP measure.
(2)
Free cash flow is a non-GAAP financial measure. See Appendix A for details on how we define free cash flow, why we monitor this measure, and limitations on its use as well as a reconciliation of free cash flow to net cash provided by operating activities, which is the GAAP measure most comparable to free cash flow.

Our overall revenue for fiscal year 2025 was $2.54 billion, representing 18% year-over-year growth. Our ARR, which we view as the best measure of our recurring subscription business, increased to $2.22 billion as of the end of fiscal year 2025, representing 17% year-over-year growth. Our free cash flow for fiscal year 2025 grew to $750.2 million, an increase of 26% compared to the prior year and resulting in a free cash flow margin of 30%. Our Rule of 40 score for fiscal year 2025, which we define as revenue growth rate plus free cash flow margin, was 48. Fiscal year 2025 was also our first full year of GAAP profitability with net income of $188.4 million.

Beyond these financial accomplishments, in fiscal year 2025 we also made notable progress on partnerships, signing new or enhanced agreements with AWS, Pure Storage, NVIDIA and Google, and continuing to innovate across our cloud platform, including modern applications and AI. We added 2,700 new customer logos during fiscal year 2025 and continued to receive industry accolades.

Fiscal Year 2025 Compensation Highlights

The Compensation Committee, in conjunction with our Board, strives to make compensation decisions that serve the best interests of our company, our stockholders, and our employees. Fiscal year 2025 highlights include:

•
Annual Incentive Metrics and Results – For fiscal year 2025, we revised the bottom-line metric in our annual incentive plan, shifting from a cost-based measure to a margin-based metric. This change reflected our strategic intent to continue investing in growth while maintaining discipline around operating expenses. We also eliminated the employee engagement measure because we hold leaders accountable for engagement through their individual goals and objectives. Our NEOs earned 126.9% of their respective target annual incentive opportunities. While we fell modestly short of our ambitious internal ARR target established at the beginning of the fiscal year, we delivered strong bottom-line results as evidenced by our non-GAAP operating margin performance.

38	2025 Proxy Statement

Executive Compensation

Compensation Discussion and Analysis

•
Performance-Based Long-Term Incentive Results – The results of our performance-based long-term incentive awards reflect the strength in our stock price performance and the returns we have delivered to our stockholders. As of fiscal year-end, our total shareholder return (“TSR”) for each of our outstanding performance cycles was tracking above the 75th percentile of companies in the Nasdaq Composite Index. Our fiscal year 2023 award payouts triggered the value cap based on our relative performance from August 1, 2022 through July 31, 2025, combined with the absolute increase in our stock price over the same period.

Stockholder Engagement and Say-on-Pay Results

The Compensation Committee considers the results of the say-on-pay vote and stockholder feedback on our executive compensation program as part of its annual review of executive compensation. At our 2024 annual meeting of stockholders, approximately 73% of the votes cast supported our executive compensation program. We believe this decline in say-on-pay support in 2024 was primarily attributable to concerns regarding the supplemental long-term performance-based equity award granted to retain our CEO in January 2024. Supplemental awards are not a regular part of our executive compensation program, and absent extraordinary circumstances, the Compensation Committee will not use them going forward. The Compensation Committee will continue to consider the results of the annual say-on-pay vote and stockholder feedback as data points in making executive compensation decisions.

During fiscal year 2025, our stockholder engagement efforts are illustrated in the graphic below.

We reached out to stockholders representing:	We engaged with stockholders representing:	We held engagement meetings with:	Our Board Chair and Compensation Committee Chair participated in:
> 51%	> 32%	9	67%
of our outstanding stock	of our outstanding stock	of our Top 20 stockholders	of our engagements with Top 20 stockholders

Topics covered in our compensation-related engagements included: the structure and rationale for the supplemental long-term performance-based equity award made during fiscal year 2024, fiscal year 2025 executive compensation decisions, the proposed amendment of our 2016 Equity Incentive Plan, the design of our executive compensation program, and our governance practices. Many of these engagements included director participation, and several engagements included both the Chair of the Board and the then-incumbent Chair of the Compensation Committee.

2025 Proxy Statement	39

Executive Compensation

Compensation Discussion and Analysis

Executive Compensation Practices

We maintain executive compensation policies and practices consistent with sound governance standards. The Compensation Committee evaluates our executive compensation program on a regular basis to ensure alignment with our short-term and long-term goals, given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during fiscal year 2025:

What We Do	What We Don’t Do
Emphasize performance-based compensation with a balance between short-term and long-term incentives	Provide retirement or pension-type plans, other than the standard 401(k) plan offered to all employees
Maintain a 100% independent compensation committee	Provide perquisites or personal benefits, other than standard benefits typically received by other employees
Engage an independent compensation consultant to advise the Compensation Committee	Allow tax gross-ups for change of control payments and benefits
Review (at least annually) executive compensation strategy and compensation practices/levels of our compensation peer companies	Permit short sales, hedging, or pledging of stock ownership positions and transactions involving derivatives of our stock
Align our compensation program with our stockholders' interests through a focus on equity-based awards for executives and directors	Benchmark compensation to a specific percentile of our compensation peer group
Emphasize performance-based restricted stock unit ("PRSU") awards over a multi-year performance period as a key component of our executive officers’ compensation	Include automatic “single-trigger” payments or equity acceleration upon a change of control
Place our executive officers in the same broad-based company health and welfare benefits programs as other full-time salaried employees	Guarantee salary increases, annual incentive awards, or long-term incentive awards
Maintain robust stock ownership guidelines for our executive officers and non-employee directors	Design incentive plans that promote excessive risk taking
Annually assess the risk associated with compensation programs and practices	Permit repricing of stock options without stockholder approval
Maintain a compensation recovery policy that complies with SEC rules and Nasdaq listing requirements
Include caps on performance-based annual incentive and long-term equity incentive payouts
Hold an annual advisory say-on-pay vote on NEO compensation
Compensation Committee meets in closed sessions without management

40	2025 Proxy Statement

Executive Compensation

Compensation Discussion and Analysis

Executive Compensation Philosophy and Objectives

Our vision is to become the de facto platform for running applications and AI and managing data anywhere, and our compensation philosophy is underpinned by four key objectives aligned with that vision.

Objective	Influence on Compensation Programs
Attracting and Retaining Talent in a Highly Competitive Industry
•
The software industry is a highly competitive business environment characterized by a rapidly changing market and frequent technological advances, and we expect competition among companies in our market to continue to increase.
•
We actively compete with many other companies in seeking to attract and retain skilled executive leaders who have successfully and rapidly scaled and managed multi-billion-dollar software businesses.
•
We have responded to intense competition for talent in our industry by implementing competitive compensation policies and practices designed to attract and motivate our executive officers to pursue our corporate objectives while also promoting their retention and incentivizing them to drive long-term stockholder value.

Incentivizing Growth Against Strategic Objectives and Expanding Market Share
•
We have structured our executive compensation program to align with our strategy by adopting a mix of short-term cash and long-term equity incentives, which we believe will motivate our executives to execute against our short-term and long-term business goals.

Alignment of Compensation with Stockholder Value
•
We firmly believe our executive officers should share in the ownership and success of our company. Therefore, equity compensation represents the substantial majority of our executive compensation packages, which we believe best aligns the interests of our executives with those of our stockholders.
•
We maintain stock ownership guidelines that apply to each of our NEOs to further align the interests of our executives with stockholders.

Managing the Business Through an Ever-Changing Operating Landscape
•
In the past several years, we experienced a high level of growth while also transitioning to a subscription-based business model. Our current growth strategy includes landing new customers, expanding sales to existing customers, driving renewals and retention in existing customers, building on our hybrid multicloud vision, deepening engagement with our partners, and driving profitable growth.
•
To successfully execute on our strategy in this dynamic environment, we need to recruit, incentivize, and retain talented and seasoned leaders who can execute at the highest level and deliver stockholder value.
•
The Compensation Committee regularly reviews and adjusts our executive compensation program to align with the maturity, size, scale, growth, and aspirations of our business. Due to the dynamic nature of our industry and our business, we expect to continue to adjust our approach to executive compensation to respond to our needs and market conditions as they evolve.

2025 Proxy Statement	41

Executive Compensation

Compensation Discussion and Analysis

Components of our Executive Compensation Program

Below are the primary components of our executive compensation program, how each is determined, and the reasons why each is used:

Component	Type	Duration	Factors Used to Determine	Rationale
Base Salary	Cash	Ongoing	• Peer group data (no specific benchmark percentile or formula) • Scope of responsibilities • Experience • Performance • Internal equity	• Provides a market competitive rate of pay aligned to role responsibilities
Annual Incentive	Cash	1 Year	• Target opportunities aligned to role, experience, performance, and peer group • Payouts aligned to business and individual performance	• Incentivizes the achievement of annual individual and business objectives tied to achieving our shorter-term goals
Long-Term Incentive	Equity	3+ Years
•
Target awards aligned to market and influenced by contributions to business results and potential impact on future results
•
Value realized driven by share price and our performance relative to Nasdaq Composite companies
• Promotes the achievement of our long-term strategic goals that drive our share price and create stockholder value • Retention

We provide our executive officers with comprehensive employee benefit programs, such as medical, dental, and vision insurance, a 401(k) plan, life and disability insurance, flexible spending accounts, an employee stock purchase plan, and other plans and programs generally made available to other full-time salaried employees. Our NEOs are also provided severance and change of control-related protections generally limited to senior-level executives.

We believe these components provide a compensation package that attracts and retains qualified individuals, links individual compensation opportunities to both individual and company performance, focuses the efforts of executive officers on the achievement of both our short-term and long-term objectives, and aligns the interests of our executive officers with those of our stockholders. Further, our executive compensation program encourages a long-term focus by placing a heavy emphasis on equity awards, the value of which depends on our stock price performance and our ability to execute against our long-term objectives.

The specific decisions approved by the Compensation Committee for our NEOs during fiscal year 2025, including short-term and long-term incentive design and performance goals, are discussed in detail below.

42	2025 Proxy Statement

Executive Compensation

Compensation Discussion and Analysis

Fiscal Year 2025 Compensation Mix

The mix of target total direct compensation for our President and CEO, Mr. Ramaswami, and our other NEOs for fiscal year 2025 was as follows:

(1)
Data excludes Mr. Sangster, who retired from Nutanix in October 2024.

Fiscal Year 2025 Base Salaries

In August 2024, as part of its review of our executive compensation program, the Compensation Committee set annual base salaries for our NEOs for fiscal year 2025, effective as of August 1, 2024. Based on its review, the Compensation Committee did not change the annual base salaries for Messrs. Ramaswami and Martin. Ms. Sivaraman’s annual base salary was increased from $475,000 to $520,000 to reflect her performance as well as to improve alignment with the relevant market data for chief financial officers among our peer group companies.

Named Executive Officer	Fiscal Year 2025 Base Salary(1) ($)	Change From Fiscal Year 2024

Rajiv Ramaswami	800,000	0%
Rukmini Sivaraman	520,000	9.5%
Brian Martin	475,000	0%
David Sangster(2)	475,000	0%

(1)
As of July 31, 2025.
(2)
Mr. Sangster retired from Nutanix in October 2024.

2025 Proxy Statement	43

Executive Compensation

Compensation Discussion and Analysis

Fiscal Year 2025 Target Annual Incentive Opportunities

The target annual incentive opportunities for our NEOs during fiscal year 2025 are detailed below. Ms. Sivaraman's annual incentive opportunity was increased from 75% to 100% of her base salary. This increase further reflects her development in role, the competitive market for CFO talent, and the Compensation Committee's desire to provide a meaningful performance-linked cash compensation increase in light of these factors.

Named Executive Officer	FY2025 Annual Incentive Target ($)	Annual Incentive Target (as % of Base Salary)	Change From Fiscal Year 2024

Rajiv Ramaswami	800,000	100%	0%
Rukmini Sivaraman	520,000	100%	46%
Brian Martin	356,250	75%	0%
David Sangster(1)	356,250	75%	0%

(1)
Mr. Sangster retired from Nutanix in October 2024.

Fiscal Year 2025 Executive Incentive Compensation Plan

The Executive Incentive Compensation Plan provides for potential performance-based annual incentive payouts to our NEOs. Based on a review of business goals and market practices, and in consultation with both management and its independent compensation consultant, the Compensation Committee modified the fiscal year 2025 Executive Incentive Compensation Plan metrics and weightings. For fiscal year 2025, we changed the profitability metric to non-GAAP operating margin (from non-GAAP operating expenses excluding commissions for fiscal year 2024) to better capture efficiencies in our business operations and more closely align to the results we communicate to investors. Additionally, we eliminated the employee engagement measure because we hold leaders accountable for engagement through their individual goals and objectives. ARR remained the primary performance metric.

The corporate objectives, which the Compensation Committee approved in the first fiscal quarter of 2025, were aligned with our annual operating plan. The levels of achievement aligned to a target-level payout were determined to be challenging, required substantial skill and effort on the part of senior management, and were weighted based on their relative importance. In addition, each NEO’s potential payout was subject to upward or downward adjustment based on a holistic assessment of individual performance.

The table below details the performance metrics under the fiscal year 2025 Executive Incentive Compensation Plan:

Performance Metric	Definition	Importance of the Performance Metric
Annual Recurring Revenue

For any given period, the sum of the annual contract value ("ACV") for all subscription contracts in effect as of the end of the period. For the purposes of this calculation, we assume that the contract term begins on the date a contract is booked, unless the terms of such contract prevent us from fulfilling our obligations until a later period, and irrespective of the periods in which we would recognize revenue for such contract. Excludes all life-of-device contracts. ACV is defined as the total annualized value of a contract (excluding amounts related to professional services and hardware), which is calculated by dividing the total value of the contract by the number of years in the term of such contract.

An indicator of the top-line growth of our subscription business (including our ability to acquire subscriptions with new customers and to retain and expand with existing customers) that normalizes for differences in contract durations.

Non-GAAP operating margin

For any given period, (i) non-GAAP operating income divided by (ii) total revenue. Non-GAAP operating income is defined as operating income (loss) adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, restructuring charges, litigation settlement accruals and legal fees related to certain non-ordinary course litigation matters, and costs associated with certain other non-recurring transactions.

An indicator of our ability to manage operating costs while investing in initiatives that support long-term growth. Aligns with our strategic intent to continue investing in growth while maintaining discipline around operating expenses

44	2025 Proxy Statement

Executive Compensation

Compensation Discussion and Analysis

At the time the Compensation Committee approved these performance metrics, it believed they would represent objective measures that are strong indicators of the success of our growth and business strategy for fiscal year 2025.

Actual incentive award amounts under the fiscal year 2025 Executive Incentive Compensation Plan were calculated as the sum of the weighted payout percentage for each performance metric multiplied by the target annual opportunity in effect for each NEO.

Annual Recurring Revenue Achievement %	+	Non-GAAP Operating Margin Achievement %	=	Total Weighted Achievement %

Total Weighted Achievement %	x	Annual Incentive Opportunity	=	Individual Payout Amount (subject to adjustment based on personal performance)

The following table describes the relative weighting of each performance metric and the payout percentages used to calculate payouts under the fiscal year 2025 Executive Incentive Compensation Plan based on achievement of the targets at and between the low end of the target range and the high end of the target range.

Performance Metric	Weighting	Plan Targets	Payout %
ARR		Less than 95% of Target	0%
		Between 95% and 100% of Target	Between 0% and 100%
		100% of Target	100%
		Between 100% and 105% of Target	Between 100% and 200%
		105% or More of Target	200%
Non-GAAP Operating Margin		Less than 87.6% of Target	0%
		Between 87.6% and 100% of Target	Between 0% and 100%
		100% of Target	100%
		Between 100% and 112.4% of Target	Between 100% and 200%
		More than 112.4% of Target	200%

The specific targets for ARR and non-GAAP Operating Margin were derived from our internal annual operating plan, which is not publicly disclosed for competitive reasons. With respect to each performance metric, the target achievement level was set at a level that the Compensation Committee believed was rigorous, and would require stretch performance that would drive stockholder value creation if achieved. If actual achievement falls between the levels of performance outlined above, the payout is determined using linear interpolation.

2025 Proxy Statement	45

Executive Compensation

Compensation Discussion and Analysis

Fiscal Year 2025 Executive Incentive Compensation Plan Results

The achievement of each performance metric and the resulting weighted payout percentage under the fiscal year 2025 Executive Incentive Compensation Plan was as follows:

Performance Metric	Achievement	Payout%	Weighting	Weighted Total

ARR	Between 95% and 100% of Target	87.5%	65.0%	56.9%

Non-GAAP Operating Margin	More than 112.4% of Target	200.0%	35.0%	70.0%

TOTAL WEIGHTED ACHIEVEMENT PERCENTAGE:				126.9%

After considering each executive’s individual performance, the Compensation Committee determined that no adjustment to any NEO’s formulaic payout was necessary. The aggregate payouts received by each NEO under the fiscal year 2025 Executive Incentive Compensation Plan, which were paid during the first quarter of fiscal year 2026, were:

NEO	FY2025 Incentive Target ($)	FY2025 Incentive Payout ($)

Rajiv Ramaswami	800,000	1,015,200
Rukmini Sivaraman	520,000	659,880
Brian Martin	356,250	452,081
David Sangster(1)	356,250	—

(1)
Mr. Sangster retired from Nutanix in October 2024 and did not receive an annual incentive payout for fiscal year 2025.

Long-Term Equity-Based Compensation

Our corporate culture encourages our NEOs to focus on our company’s long-term strategy. In keeping with this culture, our executive compensation program places a heavy emphasis on equity awards, the value of which depends on our stock price performance, to promote long-term performance. These equity awards include both time-based RSU awards and performance-based PRSU awards. Time-based RSU awards offer our NEOs a fixed number of shares while aligning their interests and value ultimately realized with the long-term interests of our stockholders. We believe PRSU awards directly link a significant portion of the NEO’s target total direct compensation to our performance based on the returns we deliver for our stockholders relative to those of other companies in the Nasdaq Composite Index.

The Compensation Committee, in consultation with our CEO (other than with respect to himself) and its compensation consultant, Compensia, determines the size, mix, material terms and, in the case of PRSU awards, performance metrics of the equity awards granted to our NEOs, taking into account a number of factors as described in the section titled “Executive Compensation – Compensation Discussion and Analysis – Compensation-Setting Process.”

Fiscal Year 2025 Equity Awards

In fiscal year 2025, the Compensation Committee continued to utilize PRSUs as a standard component of the equity awards granted to our executive officers in order to align pay with performance and tie their interests to those of our stockholders. PRSUs comprise 50% of each executive officer’s target annual award value. Annual PRSU awards are based on our TSR relative to the TSR of companies in the Nasdaq Composite Index over three years with interim measurements after one year and two years. To mitigate the influence of interim fluctuations in performance and place greater emphasis on three-year performance, the achievement percentage is capped at 100% for the first two measurement periods. The Compensation Committee believes relative TSR is a straightforward and objective metric for evaluating our company’s performance against the performance of other companies and incentivizes the creation of sustainable long-term value. The remaining 50% of each executive officer’s target award value was delivered in time-based RSU awards that vest over four years.

46	2025 Proxy Statement

Executive Compensation

Compensation Discussion and Analysis

The Compensation Committee considers many factors in determining the value of the annual equity awards made to our NEOs, including, but not limited to: competitive total compensation levels (cash and equity) among peer companies for comparable roles, individual performance, the retention value of current unvested equity holdings of each executive officer, and expected contribution towards the achievement of our short- and long-term goals. In establishing fiscal year 2025 awards for our CEO and CFO in particular, the Compensation Committee took into consideration the strength of their respective performance and leadership, as well as the importance of continuing to provide market-competitive equity opportunities that reflected year-over-year changes in competitive market practices. The equity awards granted in fiscal year 2025 under our 2016 Equity Incentive Plan were as follows:

Named Executive Officer	Total Annual Target Award Value(1) ($)	Time-Based RSU Awards (#)	PRSU Awards (# at target)

Rajiv Ramaswami	15,000,000	136,116	136,116
Rukmini Sivaraman	5,250,000	47,640	47,640
Brian Martin(2)	5,000,000	45,199	45,372
David Sangster(3)	—	—	—

(1)
The target award values are the values approved by the Compensation Committee and are not the same as the grant date fair values calculated in accordance with ASC Topic 718 as reported in the “Fiscal Year 2025 Summary Compensation Table” appearing on page 57 of this proxy statement. We utilize a 20-day average closing price to convert target award values to restricted stock units and do not incorporate any valuation premium associated with the fair value of our market-based PRSU awards (as determined using a Monte Carlo simulation).
(2)
The value reflected for Mr. Martin aligns with his employment offer. The RSU portion of Mr. Martin’s awards was granted on July 10, 2024, in accordance with our standard practices and is included in the Summary Compensation Table as fiscal year 2024 compensation. The PRSU portion was granted on September 10, 2024, and is included in the Summary Compensation Table as fiscal year 2025 compensation. The difference in units between the time-based and performance components of Mr. Martin's award was driven by the different grant dates and the associated averaging periods.
(3)
Mr. Sangster did not receive a fiscal year 2025 award and his unvested outstanding equity awards were forfeited upon his retirement in October 2024.

Each RSU represents a contingent right to receive one share of our Class A common stock upon vesting.

2025 Proxy Statement	47

Time-based quarterly vesting over four years, subject to continued service to us through each vesting date.

0 Year	1 Year	2 Year	3 Year	4 Year

Each RSU represents a contingent right to receive one share of our Class A common stock upon vesting.

Time-based RSUs

The elements of the annual equity awards granted to these NEOs for fiscal year 2025 are as follows:

FY 2025

FY 2025 - 2026

FY 2025 - 2027

PRSU awards become eligible to vest based on performance for each period, with vesting to occur in September following the period, subject to continued service to us through each vesting date.

rTSR goals:

Rank	<25th percentile	50th percentile	75th percentile

Payout	0% threshold	100% target	200% maximum

If our TSR ranks between these percentile thresholds, the achievement percentage of the target number of units subject to the PRSU awards that may vest is determined using linear interpolation.

The award is subject to a value cap that limits the total value that may become eligible to vest at the end of the third measurement period, with the achievement percentage for the period subject to reduction so that the product of the ending price per share at the end of the period multiplied by the achievement percentage cannot exceed $267.30 (i.e., five times the average closing price per share of our Class A common stock from June 1, 2024 through July 31, 2024, for the awards granted in September 2024).

Maximum payout is capped at 200% (less any awards

that were earned/vested in the first 2 periods)

One-third of target

shares eligible in

each period; payout

is capped at target

0 Year	1 Year	2 Year	3 Year

TSR vs Nasdaq Composite Index Over Three Years

PRSU awards become eligible to vest based on the TSR of our company relative to the TSR of companies in the Nasdaq Composite Index over three years with interim measurements after one year and two years.

PRSU Awards

Executive Compensation

Compensation Discussion and Analysis

48	2025 Proxy Statement

Executive Compensation

Compensation Discussion and Analysis

PRSU Performance Results

Per the terms detailed above, the table below details the final results achieved for PRSU awards granted to our executive officers in fiscal year 2023 and interim results for PRSUs granted in 2024 and 2025.

	FY23-FY25 PRSU Performance Results(1)

	FY23(2)	FY23-24(2)	FY23-25(2)

Nutanix TSR	93.2%	257.6%	401.1%
Percentile Rank	95.6%	98.3%	98.3%
Payout (% of Total Target Units)	33.3%	33.3%	53.2%

TOTAL PAYOUT (% OF TARGET)			119.8%

	FY24-FY26 PRSU Performance Results(1)

	FY24(2)	FY24-25(2)	FY24-26(2)

Nutanix TSR	85.1%	159.4%
Percentile Rank	94.5%	95.6%	TBD
Payout (% of Total Target Units)	33.3%	33.3%

TOTAL PAYOUT (% OF TARGET) TO DATE			66.7%

	FY25-FY27 PRSU Performance Results(1)

	FY25(2)	FY25-26(2)	FY25-27(2)

Nutanix TSR	40.1%
Percentile Rank	83.8%	TBD	TBD
Payout (% of Total Target Units)	33.3%

TOTAL PAYOUT (% OF TARGET) TO DATE			33.3%

(1)
Performance results are measured from the beginning of the performance period through the end of each respective fiscal year. For example, Tranche 2 of the PRSU award granted in fiscal year 2023 represents Nutanix relative TSR performance over a two-year period from August 1, 2022 to July 31, 2024.
(2)
The interim payouts for Tranches 1 and 2 are capped at one-third of the target shares covered by an award. The payout in year three can be up to 200% of target, less any interim payouts distributed to date and the impact of the value cap. For the FY23-25 PRSUs, the total number of shares earned based on the combination of our relative TSR (98th percentile) and average ending stock price for the June-July 2025 period ($74.90) was reduced from 200% of the target shares to 119.8% due to the value cap.

2025 Proxy Statement	49

Executive Compensation

Compensation Discussion and Analysis

Previously Granted Fiscal Year 2024 CEO Supplemental Long-Term Performance-Based Equity Award

Our fiscal year 2024 proxy statement includes full details and context of the circumstances surrounding Mr. Ramaswami's supplemental long-term performance-based equity award. The design and performance-to-date of this award is detailed below. No portion of the award will vest unless Mr. Ramaswami remains our CEO through the end of fiscal year 2027.

Performance Metric	Metric Type	Weighting (% of Total)	Detail
FY27 ARR (25%) FY27 Free Cash Flow (25%)	Operational

•  ARR is a key determinant of our top-line growth.

•  Free cash flow is a key measure of our organizational health and drives our investment strategy.

•  Performance against goals will be determined at the conclusion in the performance period (FY27 year-end).(1)

Stock Price Hurdles (50%)	Stock Price

•  Our stock price is a direct reflection of the value we create for, and the returns we deliver to, our stockholders.

•  Stock price hurdles of $70, $80, and $90 (no linear interpolation) must be achieved and sustained for 90 consecutive calendar days to drive a payout at the end of the performance period. Target and maximum hurdles represent implied compound annual growth rates (CAGRs) of 13% to 20% through the end of fiscal year 2027. As of May 2025, the $70 stock price hurdle was achieved.

•  Payout on the stock price component of the award will be capped at target if our stock price is below the median of Nasdaq Composite companies over the performance period.

(1)
Beginning with the first quarter of fiscal year 2026, our methodology for calculating ARR for external reporting purposes will be updated to align more closely with the timing of when licenses are made available to customers. For the purposes of evaluating performance against the ARR goal under this award, ARR will be calculated using the methodology in effect as of the grant date.

50	2025 Proxy Statement

Executive Compensation

Compensation Discussion and Analysis

Severance and Change of Control-Related Benefits

Our NEOs each participate in our Executive Severance Policy and our Change of Control and Severance Policy.

Our Executive Severance Policy provides eligible employees with protections in the event of the involuntary termination of their employment under circumstances not related to a change of control of our company. Our Change of Control and Severance Policy provides eligible employees with protections in the event of their involuntary termination of employment following a change of control of our company. In addition, our executive officers may have these provisions in their employment agreements.

We believe that these protections assist us in retaining our executive officers and allow them to maintain continued focus and dedication to their responsibilities to maximize stockholder value, including any potential transaction that could involve a change of control of our company. The terms of these agreements, our Executive Severance Policy, and our Change of Control and Severance Policy are evaluated periodically by our Board and the Compensation Committee against our retention objectives, a review of relevant market data prepared by the Compensation Committee’s compensation consultant, Compensia, and with consideration for our ability to attract and retain critical executive talent.

For a summary of the material terms and conditions of these post-employment compensation arrangements, see the section titled “Executive Compensation – Employment Arrangements.”

Compensation-Setting Process

Role of the Compensation Committee

Pursuant to its charter, the Compensation Committee is primarily responsible for establishing, approving, and adjusting compensation arrangements for our executive officers, including our CEO and other NEOs, reviewing and approving corporate goals and objectives relevant to these compensation arrangements, evaluating executive performance against the backdrop of our corporate goals and objectives, and determining the long-term incentive component of our executive compensation arrangements in light of factors related to our performance, including accomplishment of our long-term business and financial goals. For additional information about the Compensation Committee, see the section titled “Corporate Governance - Board of Directors and Its Committees - Compensation Committee” in this proxy statement.

Compensation decisions for our executive officers are made by the Compensation Committee, with the input of its independent compensation consultant and our CEO and management team (except with respect to their own compensation). The Compensation Committee periodically reviews and, as necessary, adjusts the cash and equity compensation of our executive officers with the goal of ensuring that our executive officers are properly incentivized.

The Compensation Committee considers compensation data from our compensation peer group as one of several factors that inform its judgment of appropriate parameters for target compensation levels. The Compensation Committee, however, does not strictly benchmark compensation to a specific percentile of our compensation peer group, nor does it apply a formula or assign relative weights to specific compensation elements. In addition, while market data is a factor, the Compensation Committee is forward-looking in aligning our executive compensation program with the unique growth opportunity we believe we have, and the risks associated with pursuing the opportunity, which are not captured by reviewing peer data.

The Compensation Committee makes compensation decisions after considering several factors, including:

•
each executive officer’s performance and experience;
•
the scope and strategic impact of the executive officer’s responsibilities and the criticality of the executive officer’s role to the performance of our company and achievement of our growth strategy and transition to a subscription-based model;
•
our past business performance and future expectations;
•
our long-term goals and strategies;
•
the performance of our executive team as a whole;
•
for each executive officer, other than our CEO, the recommendation of our CEO based on an evaluation of his or her performance;
•
the difficulty and cost of replacing high-performing leaders with in-demand skills;
•
each executive officer’s tenure and past compensation levels, including existing unvested equity;

2025 Proxy Statement	51

Executive Compensation

Compensation Discussion and Analysis

•
internal equity of executive officers relative to one another; and
•
the competitiveness of compensation relative to our compensation peer group.

The Compensation Committee operates under a written charter adopted by our Board. A copy of the charter is posted on the investor relations section of our website located at http://ir.nutanix.com. Information contained on or accessible through our website is not incorporated by reference herein and is not a part of this proxy statement.

Role of Management

The Compensation Committee works with members of our management team, including our CEO and our human resources, finance, and legal professionals (except with respect to their own compensation). Typically, our CEO makes recommendations to the Compensation Committee, regularly attends the Compensation Committee’s meetings, and is involved in the determination of compensation for our executive officers, except that our CEO does not make recommendations as to his own compensation. Because of his direct role overseeing our other executive officers, our CEO makes recommendations to the Compensation Committee regarding short-term and long-term compensation for all executive officers (other than himself) based on our results and aspirations, an individual executive officer’s actual contribution toward, and ability to contribute to the achievement of, these results and aspirations, and performance toward individual goal achievement. The Compensation Committee then reviews the recommendations and, based on their assessment and other pertinent information, makes decisions as to total compensation for each executive officer, as well as each individual compensation component.

Role of Compensation Consultant

The Compensation Committee is authorized, in its sole discretion, to retain the services of one or more compensation consultants, outside legal counsel, and such other advisors as necessary to assist with the execution of its duties and responsibilities. For fiscal year 2025, the Compensation Committee engaged Compensia, a national compensation consulting firm, to conduct market research and analysis on our various executive positions, to assist the Compensation Committee in developing appropriate incentive plans for our executive officers on an annual basis, to provide the Compensation Committee with advice and ongoing recommendations regarding material executive compensation decisions, and to review compensation proposals of management. During fiscal year 2025, Compensia assisted the Compensation Committee in evaluating:

•
companies in our compensation peer group;
•
competitive compensation levels among peer companies for our executive leaders;
•
short- and long-term incentive plan design;
•
equity usage (burn rate/overhang);
•
board compensation; and
•
potential risks arising from our compensation philosophy and practices.

As described above in the section titled “Corporate Governance – Director Compensation – Non-Employee Director Compensation Policy,” Compensia also annually provides, at the direction of the Compensation Committee, an analysis of the competitive position of our non-employee director compensation policy against the compensation peer group used for executive compensation purposes.

Based on consideration of the factors specified in the SEC rules and Nasdaq listing standards, the Compensation Committee does not believe that its relationship with Compensia and the work of Compensia on behalf of the Compensation Committee and our management team has raised any conflicts of interest. The Compensation Committee reviews these factors on an annual basis. As part of the Compensation Committee’s determination of Compensia’s independence for fiscal year 2025, it received written confirmation from Compensia addressing these factors and stating its belief that it remains an independent compensation consultant to the Compensation Committee.

52	2025 Proxy Statement

Executive Compensation

Compensation Discussion and Analysis

Compensation Peer Group

The Compensation Committee reviews compensation market data from companies that we believe are comparable to our company in order to provide insight on competitive pay practices and levels for executive talent. With Compensia’s assistance, the Compensation Committee developed a peer group for use when making its fiscal year 2025 compensation decisions, which consisted of publicly traded information technology companies with revenues and market capitalizations similar to that of our company and generally based in the United States, including companies based in California. While the Compensation Committee considers compensation practices of the peer companies, the Compensation Committee uses this information as one of many factors in its evaluation of compensation matters, as described above, and does not set compensation levels to meet specific percentiles.

The Compensation Committee referred to compensation data from this peer group when making fiscal year 2025 base salary, annual incentive, and long-term equity incentive award decisions for our executive officers, including our NEOs.

In June 2025, the Compensation Committee reviewed the compensation peer group to be used for compensation decision-making for fiscal year 2026. With Compensia’s assistance, the Compensation Committee approved certain changes to the existing peer group based on relative size and acquisition-related activity. Informatica was removed due to its pending acquisition and Box, Commvault Systems and Teradata were removed based on their relative size. The Compensation Committee approved the addition of Cloudflare, Datadog, Snowflake and Zscaler to the peer group for fiscal year 2026. Both the fiscal year 2025 and fiscal year 2026 compensation peer groups are detailed below.

2025 Peer Group		2026 Peer Group
Box Commvault Systems Dropbox Dynatrace Elastic N.V. F5 Networks Guidewire Software HubSpot Informatica MongoDB NetApp Okta Pegasystems PTC Pure Storage Teradata Twilio	Additions	Cloudflare Datadog Dropbox Dynatrace Elastic N.V. F5 Networks Guidewire Software HubSpot MongoDB NetApp Okta Pegasystems PTC Pure Storage Snowflake Twilio Zscaler
Cloudflare Datadog Snowflake Zscaler

Removals
Box Commvault Informatica Teradata

2025 Proxy Statement	53

Executive Compensation

Compensation Discussion and Analysis

The following graphic illustrates our size relative to the 2026 peer group based on annual revenue (trailing four quarters as reported) and market capitalization as of July 31, 2025.

Employment Arrangements

We have employment agreements with our currently employed NEOs. Each of these arrangements provides for “at-will” employment and sets forth the initial terms and conditions of employment of the NEO, including base salary, target annual incentive opportunity, standard employee benefit plan participation, a recommendation for an initial grant of an option to purchase shares of our common stock or other equity awards, opportunities for post-employment compensation and vesting acceleration terms. These agreements also set forth the rights and responsibilities of each party and may protect both parties’ interests in the event of a termination of employment by providing for certain payments and benefits under specified circumstances, including following a change of control of our company. These offers of employment were each subject to the execution of a standard proprietary information and invention assignment agreement and proof of identity and work eligibility in the United States.

Each of these agreements was approved on our behalf by the Compensation Committee or our Board at the recommendation of the Compensation Committee. We believe that these arrangements were necessary to induce these individuals to forgo other employment opportunities or leave their then-current employer for the uncertainty of a demanding position in a new and unfamiliar organization.

For a summary of the material terms and conditions of our employment agreements with our NEOs, see the section titled “Executive Compensation – Employment Arrangements” below.

Other Compensation Policies and Practices

Employee Benefits

We provide employee benefits to all eligible employees in the United States, including our currently employed NEOs, which the Compensation Committee believes are reasonable and consistent with its overall compensation objective to better enable us to attract and retain employees. These benefits include medical, dental and vision insurance, health savings accounts, a 401(k) plan, life and disability insurance, flexible spending accounts, an employee stock purchase plan, and other plans and programs.

54	2025 Proxy Statement

Executive Compensation

Compensation Discussion and Analysis

Stock Ownership Guidelines

Our Board believes that our executive officers should acquire and hold a significant equity interest in Nutanix. During fiscal year 2024, our company adopted stock ownership guidelines for our executive leadership team members, including our NEOs. The stock ownership guidelines are intended to further align the interests of our executive leadership team members and our stockholders. Only shares owned directly or beneficially owned by the executive leadership team member or their immediate family members count towards the requirements. Executive leadership team members are expected to achieve the minimum ownership requirement within five years from the date of approval or their appointment (if later). As of July 31, 2025, each NEO exceeded their required ownership level, with the exception of Mr. Martin who joined our company in June 2024.

The following table lists the specific ownership requirements for our NEOs.

Position	Minimum Stock Ownership Requirement (as % of Base Salary)

CEO	500%
Other Named Executive Officers	100%

Stock Trading Practices; Hedging and Pledging Policy

We maintain the Nutanix, Inc. Insider Trading Policy (the "Insider Trading Policy"), which governs transactions involving our securities, including the purchase, sale and/or other dispositions of our securities, by our directors, officers, employees and other covered persons. Our Insider Trading Policy and the related Rule 10b5-1 trading plan guidelines adopted by Nutanix are reasonably designed to promote compliance with insider trading laws, rules and regulations, and the listing requirements of the Nasdaq Global Select Market. A copy of our Insider Trading Policy is filed as Exhibit 19.1 to our Annual Report on Form 10-K for our fiscal year ended July 31, 2025 filed with the SEC on September 24, 2025. Our Insider Trading Policy, among other things, prohibits our directors, executive officers, and employees from trading during quarterly and special trading restrictions. We also prohibit short sales, hedging, and similar transactions designed to decrease the risks associated with holding our securities, as well as pledging our securities as collateral for loans and transactions involving derivative securities relating to our common stock. Our Insider Trading Policy requires that all directors, executive officers, and certain other key employees, including our NEOs, pre-clear with our legal department any proposed open market transactions.

Compensation Recovery Policy

The Compensation Committee has adopted a Compensation Recovery Policy that is intended to comply with Section 10D of the Exchange Act, Exchange Act Rule 10D-1, and Nasdaq listing rules. This policy provides that our company will recover reasonably promptly the amount of erroneously awarded incentive-based compensation received by our executive officers in the event that our company is required to prepare an accounting restatement due to the material noncompliance of our company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. This policy applies to incentive-based compensation received on or after October 2, 2023, and during the three completed fiscal years immediately preceding the date that our company is required to prepare an accounting restatement.

Policies and Practices Related to the Timing of Option Awards

We do not currently grant new awards of stock options, stock appreciation rights, or similar option-like instruments. Accordingly, we have no specific policy or practice on the timing of awards of such options in relation to the disclosure of material nonpublic information by our company. In the event that we determine to grant new awards of such options in the future, our Board will evaluate the appropriate steps to take in relation to the foregoing.

2025 Proxy Statement	55

Executive Compensation

Compensation Discussion and Analysis

Impact of Accounting and Tax Requirements on Compensation

Deductibility of Executive Compensation

Generally, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), disallows a corporate federal income tax deduction to any publicly held corporation for any remuneration in excess of $1 million paid in any taxable year to its chief executive officer, chief financial officer, and certain other highly compensated executive officers. As a result, we expect that compensation awarded to each of our NEOs will not be deductible to the extent it is in excess of this $1 million threshold. The Compensation Committee may, in its judgment, authorize compensation payments that are not fully tax deductible when it believes that such payments are appropriate to attract and retain executive talent or meet other business objectives. The Compensation Committee intends to continue to compensate our NEOs in a manner that it believes to be consistent with the best long-term interests of our company and our stockholders.

Taxation of “Parachute” Payments and Deferred Compensation

We do not provide our NEOs with a “gross-up” or other reimbursement payment for any tax liability that they might owe as a result of the application of Sections 280G, 4999, or 409A of the Code. Sections 280G and 4999 of the Code provide that certain officers and directors, and service providers who hold significant equity interests, and certain highly compensated service providers may be subject to an excise tax if they receive payments or benefits in connection with a change of control that exceeds certain prescribed limits, and that our company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. However, under our Change of Control and Severance Policy, if any payment or benefits to a policy participant, including the payments and benefits under the policy, would constitute a “parachute payment” within the meaning of Section 280G of the Code and would therefore be subject to an excise tax under Section 4999 of the Code, then such payments and benefits will be either (i) reduced to the largest portion of the payments and benefits that would result in no portion of the payments and benefits being subject to the excise tax, or (ii) not reduced, whichever, after taking into account all applicable federal, state, and local employment and income taxes and the excise tax, results in the participant’s receipt, on an after-tax basis, of the greater payments and benefits.

Section 409A also imposes additional significant taxes on the individual in the event that an executive officer, director, or other service provider receives “deferred compensation” that does not meet certain requirements of Section 409A of the Code.

Accounting for Stock-Based Compensation

We follow ASC Topic 718 for our stock-based awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, RSU awards, and PRSU awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that a NEO is required to render service in exchange for the award.

Compensation Risk Assessment

The Compensation Committee reviews and discusses with management the risks arising from our compensation philosophy and practices applicable to all employees to determine whether they encourage excessive risk-taking and to evaluate compensation policies and practices that could mitigate such risks. In addition, the Compensation Committee has engaged Compensia to independently review our executive compensation program. Based on these reviews, the Compensation Committee structures our executive compensation program to encourage our NEOs to focus on both short-term and long-term success. We do not believe that our compensation programs create risks that are reasonably likely to have a material adverse effect on us.

56	2025 Proxy Statement

Executive Compensation

Report of the Compensation Committee

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Compensation Committee has recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the members of the Compensation Committee:

The Compensation Committee

Mark Templeton (Chair)

Craig Conway

Max de Groen

Executive Compensation Tables

Fiscal Year 2025 Summary Compensation Table

The following table presents all of the compensation awarded to, or earned by, our NEOs during the fiscal years ended July 31, 2025, 2024 and 2023.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Option Awards ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)

Rajiv Ramaswami	2025	800,000	—	—	20,750,885	1,015,200	3,000	22,569,085
President and CEO	2024	800,008	—	—	49,781,703	560,000	2,000	51,143,711
	2023	800,010	—	—	13,153,930	892,000	—	14,845,940
Rukmini Sivaraman	2025	518,615	—	—	7,262,718	659,880	3,000	8,444,213
Chief Financial Officer	2024	474,431	—	—	5,939,485	249,375	2,000	6,665,291
	2023	449,431	—	—	4,778,000	376,313	—	5,603,744
Brian Martin(4)	2025	475,000	—	—	4,184,206	452,081	3,000	5,114,287
Chief Legal Officer	2024	54,808	—	—	2,676,685	28,774	—	2,760,267
David Sangster(5)	2025	135,192	—	—	—	—	—	135,192
Former Chief Operating Officer	2024	475,008	—	—	3,959,657	249,375	2,000	4,686,040
	2023	475,010	—	—	4,778,000	397,219	—	5,650,229

(1)
The amounts reported in this column represent the aggregate grant date fair value of equity awards, as computed in accordance with ASC Topic 718. These amounts do not necessarily reflect the actual economic value that may ultimately be realized by the NEOs. The grant date fair value for time-based RSUs and PRSUs tied to operational/financial goals reported in the table is calculated in accordance with ASC Topic 718 based on the closing price per share of our Class A common stock as reported on The Nasdaq Global Select Market on the date of grant. The grant date fair value for PRSUs tied to market conditions in the table is calculated in accordance with ASC Topic 718 using Monte Carlo simulations. A Monte Carlo simulation requires the use of various assumptions, including the stock price volatility and risk-free interest rate as of the valuation date corresponding to the length of time remaining in the performance period and expected dividend yield.
(2)
The amounts reported in this column represent the amounts earned under our Executive Incentive Compensation Plan.
(3)
The amounts in this column include company contributions on behalf of the NEO to defined contribution retirement plans.
(4)
Mr. Martin was appointed Chief Legal Officer in June 2024.
(5)
Mr. Sangster retired as our Chief Operating Officer effective October 31, 2024. As part of Mr. Sangster’s transition, we and Mr. Sangster entered into a senior advisor agreement under which he agreed to provide advisory services to us following his retirement date until December 31, 2024 for $10,000 per month. As a result of his retirement, Mr. Sangster forfeited the value of his outstanding stock awards and annual incentive (Non-Equity Incentive Plan Compensation).

2025 Proxy Statement	57

Executive Compensation

Executive Compensation Tables

Grants of Plan-Based Awards

The following table presents, for each of our NEOs, information concerning plan-based awards granted during the fiscal year ended July 31, 2025. This information supplements the information about these awards set forth in the “Fiscal Year 2025 Summary Compensation Table” above.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards:	Grant Date Fair Value of
Name	Award Type		Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Shares of Stock or Units (#)	Stock and Option Awards(4) ($)

Rajiv Ramaswami	Cash incentive		—	—	800,000	1,600,000	—	—	—	—	—
	Time-based RSUs	(2)	9/10/2024	—	—	—	—	—	—	136,116	8,198,267
	PRSUs	(3)	9/10/2024	—	—	—	68,058	136,116	272,232	—	12,552,618
Rukmini Sivaraman	Cash incentive		—	—	520,000	1,040,000	—	—	—	—	—
	Time-based RSUs	(2)	9/10/2024	—	—	—	—	—	—	47,640	2,869,357
	PRSUs	(3)	9/10/2024	—	—	—	23,820	47,640	95,280	—	4,393,361
Brian Martin	Cash incentive		—	—	356,250	712,500	—	—	—	—	—
	PRSUs	(3)	9/10/2024	—	—	—	22,686	45,372	90,744	—	4,184,206
David Sangster	Cash incentive		—	—	356,250	712,500	—	—	—	—	—

(1)
The amounts reported in this column represent cash incentive compensation opportunities under the fiscal year 2025 Executive Incentive Compensation Plan at target levels for our corporate objectives. For achievement in excess of target, overperformance could be rewarded with a payout of up to an additional 100% of each NEO’s target (for a maximum payment of 200% of each NEO’s target).
(2)
The RSUs vest in 16 equal quarterly installments, with the first quarterly installment having vested on December 15, 2024, subject to continued service to us through each vesting date.
(3)
The PRSUs are eligible to vest in up to three installments based on the TSR of our company relative to the TSR of companies in the Nasdaq Composite Index over three performance periods: (i) August 1, 2024 to July 31, 2025, (ii) August 1, 2024 to July 31, 2026, and (iii) August 1, 2024 to July 31, 2027. PRSUs that become eligible to vest based on performance vest on September 15 following the period, subject to continued service to us through the vesting date. The total number of PRSUs that are eligible to vest range from an achievement percentage of 0% to 200% of the target number of PRSUs, except that the achievement percentage is capped at 100% for the first two performance periods. Up to one-third of the target number of PRSUs are eligible to vest as a result of performance for each of the first two performance periods. The achievement percentage is (i) 0% if our TSR ranks below the 25th percentile of the indexed companies, (ii) 50% if our TSR ranks at the 25th percentile of the indexed companies, (iii) 100% if our TSR ranks at the 50th percentile of the indexed companies, and (iv) 200% if our TSR ranks at the 75th percentile of the indexed companies. If our TSR ranks between these percentile thresholds, the achievement percentage is determined using linear interpolation. 100% of the target number of PRSUs (as may be increased as a result of any achievement percentage in excess of target) will be eligible to vest with respect to the third performance period, less any PRSUs already vested in the first two performance periods. The PRSUs are subject to a maximum value cap that limits the total value that may become eligible to vest at the end of the third performance period, with the achievement percentage for the period subject to reduction so that the product of the ending price per share at the end of the period multiplied by the achievement percentage cannot exceed $267.30.
(4)
The amounts reported in this column represent the aggregate grant date fair value of equity awards, as computed in accordance with ASC Topic 718. These amounts do not necessarily reflect the actual economic value that may ultimately be realized by the NEOs. The grant date fair value for time-based RSUs reported in the table is calculated in accordance with ASC Topic 718 based on the closing price per share of our Class A common stock as reported on The Nasdaq Global Select Market on the date of grant. The grant date fair value for PRSUs tied to market conditions in the table is calculated in accordance with ASC Topic 718 using Monte Carlo simulations. A Monte Carlo simulation requires the use of various assumptions, including the stock price volatility and risk-free interest rate as of the valuation date corresponding to the length of time remaining in the performance period and expected dividend yield.

58	2025 Proxy Statement

Executive Compensation

Executive Compensation Tables

Outstanding Equity Awards At Fiscal Year 2025 Year-End Table

The following table presents, for each of our NEOs, information concerning each outstanding equity award held by such NEO as of July 31, 2025. This information supplements the information about these awards set forth in the “Fiscal Year 2025 Summary Compensation Table” above.

		Option Awards				Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)

Rajiv Ramaswami	RSUs
	10/11/2021	—	—	—	—	8,628	(2)	648,567	—		—
	8/25/2022	—	—	—	—	86,032	(3)	6,467,025	—		—
	8/29/2023	—	—	—	—	142,960	(4)	10,746,303	—		—
	9/10/2024	—	—	—	—	110,595	(5)	8,313,426	—		—
	PRSUs
	8/25/2022	—	—	—	—	—		—	146,160	(6)	10,986,847
	8/29/2023	—	—	—	—	—		—	405,253	(6)	30,462,868
	1/7/2024	—	—	—	—	—		—	357,597	(7)	26,880,566
	1/7/2024	—	—	—	—	—		—	163,542	(8)	12,293,452
	1/7/2024	—	—	—	—	—		—	163,541	(9)	12,293,377
	9/10/2024	—	—	—	—	—		—	272,232	(6)	20,463,679
Rukmini Sivaraman	RSUs
	10/11/2021	—	—	—	—	2,589	(2)	194,615	—		—
	5/1/2022	—	—	—	—	19,041	(10)	1,431,312	—		—
	8/25/2022	—	—	—	—	31,250	(3)	2,349,063	—		—
	8/29/2023	—	—	—	—	42,888	(4)	3,223,891	—		—
	9/10/2024	—	—	—	—	38,708	(5)	2,909,680	—		—
	PRSUs
	8/25/2022	—	—	—	—	—		—	53,091	(6)	3,990,850
	8/29/2023	—	—	—	—	—		—	121,576	(6)	9,138,868
	9/10/2024	—	—	—	—	—		—	95,280	(6)	7,162,198
Brian Martin	RSUs
	7/10/2024	—	—	—	—	45,199	(11)	3,397,609	—		—
	PRSUs
	9/10/2024	—	—	—	—	—		—	90,744	(6)	6,821,226
(1)
Based on the closing price per share of our Class A common stock as reported on The Nasdaq Global Select Market on July 31, 2025, which was $75.17.
(2)
The RSUs vest in 16 equal quarterly installments, with the first quarterly installment having vested on December 15, 2021, subject to continued service to us through each vesting date.
(3)
The RSUs vest in 16 equal quarterly installments, with the first quarterly installment having vested on December 15, 2022, subject to continued service to us through each vesting date.
(4)
The RSUs vest in 16 equal quarterly installments, with the first quarterly installment having vested on December 15, 2023, subject to continued service to us through each vesting date.
(5)
The RSUs vest in 16 equal quarterly installments, with the first quarterly installment having vested on December 15, 2024, subject to continued service to us through each vesting date.

2025 Proxy Statement	59

Executive Compensation

Executive Compensation Tables

(6)
The PRSUs are eligible to vest in up to three installments based on the TSR of our company relative to the TSR of companies in the Nasdaq Composite Index over one-, two-, and three-year performance periods beginning in the fiscal year granted. PRSUs that become eligible to vest based on performance vest on September 15 following the period, subject to continued service through the vesting date. The total number of PRSUs that are eligible to vest range from 0% to 200% of the target number of PRSUs, except that the achievement percentage is capped at 100% for the first two performance periods. Up to one-third of the target number of PRSUs are eligible to vest as a result of performance for each of the first two performance periods. The achievement percentage is (i) 0% if our TSR ranks below the 25th percentile of the indexed companies, (ii) 50% if our TSR ranks at the 25th percentile of the indexed companies, (iii) 100% if our TSR ranks at the 50th percentile of the indexed companies, and (iv) 200% if our TSR ranks at or above the 75th percentile of the indexed companies. If our TSR ranks between these percentile thresholds, the achievement percentage is determined using linear interpolation. 100% of the target number of PRSUs (as may be increased as a result of any achievement percentage in excess of target) will be eligible to vest with respect to the third performance period, less any PRSUs already vested in the first two performance periods. The PRSUs are subject to a maximum value cap that limits the total value that may become eligible to vest at the end of the third performance period, with the achievement percentage for the period subject to reduction so that the product of the ending price per share at the end of the period multiplied by the achievement percentage cannot exceed: $89.70 for the awards granted August 5, 2022; $144.40 for the awards granted August 29, 2023; and $267.30 for the awards granted September 10, 2024. As of July 31, 2025, our TSR ranked above the 75th percentile of the companies in the Nasdaq Composite Index for each respective performance period, therefore the values reported reflect maximum achievement, including the impact of the applicable value cap on the awards granted in fiscal years 2023 and 2024.
(7)
The PRSUs are eligible to vest at the target level of stock price performance and become eligible to vest in a range from 0% to 200% of the target number based on actual performance achieved relative to the following stock price hurdles at any time during the Performance Period: (i) 100% of the PRSUs for a stock price hurdle of $70, (ii) 150% of the PRSUs for a stock price hurdle of $80, and (iii) 200% of the PRSUs for a stock price hurdle of $90. A stock price hurdle is only achieved if the average closing price of our company’s common stock is equal to or greater than the hurdle price for 90 consecutive calendar days. None of the PRSUs become eligible to vest for achievement of a stock price hurdle of less than $70. In addition, a maximum of 100% of the target number of PRSUs will be eligible to vest if our company’s TSR ranks at less than the 50th percentile relative to the TSR of companies in the Nasdaq Composite Index during the Performance Period. Achievement of the stock price hurdles may occur at any time during the Performance Period, but vesting will remain subject to Mr. Ramaswami’s continued employment as CEO through September 15, 2027. The values reported reflect achievement at 150% of target based on the attainment of the $70 stock price hurdle during fiscal year 2025.
(8)
The PRSUs become eligible to vest upon achievement of specified FCF hurdles, with achievement of 100% of the PRSUs at the target level of FCF performance and additional achievement levels of 150% and 200% of the target number of PRSUs at higher levels of FCF performance. None of the PRSUs are eligible to vest if performance is below the target level of FCF performance. The target level FCF was set relative to our company’s internal long-term plans and requires strong performance over the Performance Period to be achieved. FCF will be measured over the last four completed fiscal quarters ending on the last day of the Performance Period on July 31, 2027. Linear interpolation will not apply in the case of achievement between the 100%, 150% and 200% payout percentage levels. PRSU vesting remains subject to Mr. Ramaswami’s continued employment as CEO through September 15, 2027. The values reported reflect achievement at 100% of target.
(9)
The PRSUs become eligible to vest upon achievement of specified ARR hurdles, with achievement of 100% of the PRSUs at the target level of ARR performance and additional achievement levels of 150% and 200% of the target number of PRSUs at higher levels of ARR performance. None of the PRSUs are eligible to vest if performance is below the target level of ARR performance. The target level ARR was set relative to our company’s internal long-term plans and requires strong performance over the Performance Period to be achieved. ARR will be measured as of the last day of the Performance Period on July 31, 2027. Linear interpolation will not apply in the case of achievement between the 100%, 150% and 200% payout percentage levels. PRSU vesting remains subject to Mr. Ramaswami’s continued employment as CEO through September 15, 2027. The values reported reflect achievement at 100% of target.
(10)
The RSUs vest in 16 equal quarterly installments, with the first quarterly installment having vested on September 15, 2022, subject to continued service to us through each vesting date.
(11)
25% of the RSUs vested on September 15, 2025 and the remainder vest in 12 equal quarterly installments, with the first quarterly installment vesting on December 15, 2025, subject to continued service to us through each vesting date.

60	2025 Proxy Statement

Executive Compensation

Executive Compensation Tables

2025 Option Exercises and Stock Vested Value

The following table presents, for each of our NEOs, the shares of our Class A common stock that were acquired upon the exercise of stock options and vesting of RSU and PRSU awards and the related value realized during fiscal year 2025.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Rajiv Ramaswami	—	—	734,352	45,475,167
Rukmini Sivaraman	—	—	209,173	13,004,018
Brian Martin	—	—	—	—
David Sangster	—	—	144,950	8,560,747

(1)
The value realized upon vesting of RSUs or PRSUs is calculated by multiplying the number of shares vested by the closing price per share of our Class A common stock as reported on The Nasdaq Global Select Market on the applicable vesting date (or, in the event the applicable vesting date occurs on a holiday or weekend, the closing price per share of our Class A common stock as reported on The Nasdaq Global Select Market on the immediately preceding trading day).

2025 Proxy Statement	61

Executive Compensation

Employment Arrangements

Employment Arrangements

Employment Arrangements with Named Executive Officers

We have entered into employment agreements with each of our currently employed NEOs. Each of these arrangements was negotiated on our behalf by the Compensation Committee or our then current CEO.

Typically, these arrangements provide for at-will employment and set forth the initial terms and conditions of employment of each NEO, including base salary, target annual incentive opportunity, standard employee benefit plan participation, a recommendation for initial equity awards and in certain cases the circumstances, if applicable, under which post-employment compensation or vesting acceleration terms might apply. These offers of employment were each subject to execution of a standard proprietary information and invention agreement and proof of identity and work eligibility in the United States.

Rajiv Ramaswami

We entered into an employment letter with Rajiv Ramaswami, our President and Chief Executive Officer, on December 7, 2020. The employment letter has an indefinite term and Mr. Ramaswami’s employment is at-will. Mr. Ramaswami’s current annual base salary is $800,000, and he is currently eligible to earn annual incentive compensation with a target equal to 100% of annual base salary based upon achievement of targets determined by our Board or the Compensation Committee for each fiscal year.

In connection with his hire, Mr. Ramaswami was granted 378,601 RSUs and a target number of 703,117 PRSUs under our 2016 Equity Incentive Plan. 25% of the RSUs vested on December 15, 2021, with 1/16th of the RSUs vesting quarterly thereafter, subject to continued service to us through each vesting date. The PRSUs were subject to stock price-based milestones. The first milestone required achievement of an average closing price per share of our Class A common stock of $32.09 for a 30 consecutive calendar day period. The second milestone required achievement of an average closing price per share of our Class A common stock of $38.51 for a 30 consecutive calendar day period. In October 2021, the Compensation Committee determined that the second milestone was achieved, resulting in 133% of the 703,117 PRSUs becoming eligible to vest. Upon achievement, 25% of the eligible PRSUs vested on December 15, 2021, with 1/16th of the eligible PRSUs vesting quarterly thereafter, subject to continued service to us through each vesting date. For additional details regarding Mr. Ramaswami’s equity awards, see “Executive Compensation – Executive Compensation Tables” above.

Mr. Ramaswami is a participant in our Executive Severance Policy and our Change of Control and Severance Policy, both of which are described below.

Rukmini Sivaraman

We entered into an employment letter with Rukmini Sivaraman in connection with her promotion to Chief Financial Officer on April 10, 2022. The employment letter has an indefinite term and Ms. Sivaraman’s employment is at-will. Ms. Sivaraman’s current annual base salary is $520,000, and she is currently eligible to earn annual incentive compensation with a target equal to 100% of annual base salary based upon achievement of targets determined by our Board or the Compensation Committee for each fiscal year.

In connection with her promotion, Ms. Sivaraman was granted 76,161 RSUs under our 2016 Equity Incentive Plan. 1/16th of the RSUs vested on September 15, 2022, with 1/16th of the RSUs vesting quarterly thereafter, subject to continued service to us through each vesting date. For additional details regarding Ms. Sivaraman’s outstanding equity awards, see “Executive Compensation – Executive Compensation Tables” above.

Ms. Sivaraman is a participant in our Executive Severance Policy and our Change of Control and Severance Policy, both of which are described below.

Brian Martin

We entered into an employment letter with Brian Martin, our Chief Legal Officer, on April 29, 2024. The employment letter has an indefinite term and Mr. Martin’s employment is at-will. Mr. Martin’s annual base salary is $475,000, and he is currently eligible to earn annual incentive compensation with a target equal to 75% of annual base salary based upon achievement of targets determined by our Board or the Compensation Committee for each fiscal year.

62	2025 Proxy Statement

Executive Compensation

Employment Arrangements

Per the terms of his offer letter, Mr. Martin was granted 45,199 RSUs under the 2016 Equity Incentive Plan. 25% of the RSUs will vest on December 15, 2025, with 1/16th of the RSUs vesting quarterly thereafter, subject to continued service to us through each vesting date. For additional details regarding Mr. Martin’s outstanding equity awards, see “Executive Compensation – Executive Compensation Tables” above. The offer letter also provided for a grant of PRSUs to be granted in the first quarter of fiscal year 2025, consistent with the terms and conditions of PRSUs granted to other executives, and subject to the approval of the Compensation Committee.

Mr. Martin is a participant in our Executive Severance Policy and our Change of Control and Severance Policy, both of which are described below.

Severance and Change in Control-Related Benefits

Executive Severance Policy

We have an Executive Severance Policy that provides designated employees severance benefits, subject to the employee signing a participation agreement, in connection with the involuntary termination of their employment under specific circumstances not related to a change of control. Generally, upon a termination of the eligible employee either (i) by us, other than for cause, death, or disability, or (ii) by the eligible employee on account of a Constructive Termination (as defined in the policy, and such termination, “Qualified Termination”), the policy provides for:

•
a lump sum payment equal to the participant’s annual base salary, as in effect immediately prior to the participant’s Qualified Termination or, if the termination is due to a resignation for Constructive Termination based on a material reduction in annual base salary, immediately prior to the reduction, multiplied by 100% for each of our NEOs, and
•
payment or reimbursement of the cost of continued health benefits for a period of up to twelve months for each of our NEOs.

To receive severance benefits under the policy, a participant must execute a release of claims.

For purposes of the policy, constructive termination generally means a termination due to a reduction in substantially all job responsibilities or a material reduction in base salary, subject to notice and an opportunity for us to cure the condition.

Change of Control and Severance Policy

We have a Change of Control and Severance Policy that provides designated employees severance benefits, subject to the employee signing a participation agreement, in connection with a change of control of our company or in connection with the involuntary termination of their employment under specific circumstances following a change of control. Each of our NEOs is a participant in the policy. Generally, if a participant’s employment is terminated within three months prior to or 12 months following the consummation of a change in control, which such period is referred to as the change of control period, either by us or a subsidiary of ours other than for cause (as defined in the policy), death or disability or by the participant for good reason (as defined in the policy), the policy provides that:

•
a percentage of the then-unvested shares subject to the participant’s then-outstanding time-based equity awards will immediately vest and become exercisable, with the percentage being 100% for each of our NEOs,
•
for performance-based equity, the equity vesting benefit will be the amount that would have vested (a) based on actual performance, if performance is measurable at the change in control; otherwise (b) at target level of performance,
•
a lump sum payment equal to the participant’s annual base salary, as in effect immediately prior to the participant’s termination or, if the termination is due to a resignation for good reason based on a material reduction in base salary, immediately prior to the reduction, or immediately prior to the change in control, whichever is greater, multiplied by 100% for each of our NEOs,
•
a lump sum payment equal to the participant’s target annual incentive as in effect for the fiscal year in which his or her termination of employment occurs, multiplied by 100% for each of our NEOs, and
•
payment or reimbursement of the cost of continued health benefits for a period of up to 12 months for each of our NEOs.

To receive severance benefits under our Change of Control and Severance Policy, a participant must execute a release of claims. In addition, the policy provides that, if any payment or benefits to a participant would constitute a parachute payment within the meaning of Section 280G of the Code and be subject to an excise tax under Section 4999 of the Code, the payments and benefits will be either (i) reduced to the largest portion of the payments and benefits that would result

2025 Proxy Statement	63

Executive Compensation

Employment Arrangements

in no portion of the payments and benefits being subject to the excise tax, or (ii) not reduced, whichever, after taking into account all federal, state and local employment and income taxes and the excise tax, results in the participant’s receipt, on an after-tax basis, of the greater payments and benefits.

For purposes of the policy, cause generally means repeated willful failure to perform duties, willful misconduct resulting in injury to us, unauthorized use or disclosure of proprietary information or trade secrets, or a material breach of any written agreement with us, subject to notice and an opportunity to cure where applicable.

For purposes of the policy, good reason generally means a material reduction in duties or authority, a material reduction in base salary, or a required relocation beyond a specified distance, subject to notice and an opportunity for us to cure the condition.

Potential Payments Upon Termination or Change in Control

The following table sets forth the estimated payments that would be received by each of our NEOs who remained employed with us as of July 31, 2025 if (i) pursuant to the terms of our Executive Severance Policy, a hypothetical termination of employment by us (other than for cause, death, or disability) or a hypothetical termination by the officer on account of a Constructive Termination had occurred on July 31, 2025 and (ii) pursuant to the terms of our Change of Control and Severance Policy, a hypothetical termination of employment by us (other than for cause, death, or disability) or a hypothetical termination by the officer for good reason in connection with a change in control of our company had occurred on July 31, 2025. The table below reflects amounts that would have been payable to the NEO assuming that, if applicable, the hypothetical termination occurred on July 31, 2025, and, if applicable, a change in control of our company also occurred on that date.

Name	Salary Severance(1) ($)	Annual Incentive Severance(2) ($)	Value of Accelerated Vesting(3) ($)	Other ($)	Continuation of Medical Benefits(4) ($)	Total ($)

Rajiv Ramaswami
Involuntary or Constructive Termination(5)	800,000	—	—	—	29,415	829,415
Termination in connection with a Change in Control(6)	800,000	800,000	130,375,749	—	29,415	132,005,164
Rukmini Sivaraman
Involuntary or Constructive Termination(5)	520,000	—	—	—	37,876	557,876
Termination in connection with a Change in Control(6)	520,000	520,000	30,328,841	—	37,876	31,406,717
Brian Martin
Involuntary or Constructive Termination(5)	475,000	—	—	—	37,876	512,876
Termination in connection with a Change in Control(6)	475,000	356,250	10,218,835	—	37,876	11,087,961

(1)
The amounts reported in this column reflect a lump-sum payment equal to 100% of the NEO’s annual base salary as of July 31, 2025 under our Executive Severance Policy and a lump-sum payment equal to 100% of the NEO’s annual base salary as of July 31, 2025 under our Change of Control and Severance Policy.
(2)
The amounts reported in this column reflect a lump-sum payment equal to 100% of the NEO’s annual incentive target for fiscal year 2025 under our Change of Control and Severance Policy.
(3)
The amounts reported in this column reflect RSU and PRSU payment values based upon the closing price of our Class A common stock of $75.17 as reported on the Nasdaq Global Select Market on July 31, 2025. For unearned outstanding annual PRSUs as of July 31, 2025, our TSR ranked above the 75th percentile of the companies in the Nasdaq Composite Index for each respective performance period, therefore the values reported reflect maximum achievement, including the impact of the applicable value cap on the awards granted in fiscal years 2023 and 2024. For Mr. Ramaswami’s supplemental long-term performance-based equity award, the value reported assumes achievement at 100% of target.
(4)
The amounts reported in this column reflect the cost of COBRA continuation coverage based on elected level of healthcare coverage (medical, dental and vision) for twelve months under our Executive Severance Policy and for twelve months under our Change of Control and Severance Policy.
(5)
Termination by Nutanix (other than for cause, death, or disability) or termination by officer on account of Constructive Termination.
(6)
Termination by Nutanix (other than for cause, death, or disability) or termination by officer for good reason in connection with a change in control.

64	2025 Proxy Statement

Executive Compensation

CEO Pay Ratio

CEO Pay Ratio

In accordance with Item 402(u) of Regulation S-K, promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are providing (i) the ratio of the annual total compensation of our President and CEO, Rajiv Ramaswami, to (ii) the annual total compensation of our median employee, both calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

For fiscal year 2025:

•
the annual total compensation of our President and CEO was $22,569,085;
•
the annual total compensation of our median employee was $147,700; and
•
the ratio of the annual total compensation of our President and CEO to the annual total compensation of our median employee was 153:1.

We believe this ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Exchange Act.

We selected July 31, 2025 as the date on which to determine our employee population and the median employee. In determining this population, we included all worldwide full-time and part-time employees other than our President and CEO. We did not include any contractors in our employee population. As permitted by SEC rules, to identify our median employee, we elected to use total target cash compensation plus the grant date fair market value of equity awards, if any, as our consistently applied compensation measure, which we refer to herein as total target compensation and calculated as (i) base salary and target annual incentive as of July 31, 2025, and (ii) the grant date fair market value of equity awards issued during the previous twelve months. For employees paid in a currency other than U.S. dollars, we converted their compensation to U.S. dollars using the exchange rates used by us for various financial and accounting purposes in effect on July 31, 2025. We then calculated the total target direct compensation for our selected median employee.

The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. Consequently, the pay ratio reported by other companies may not be comparable to the pay ratio reported by us, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

2025 Proxy Statement	65

Executive Compensation

Pay versus Performance

Pay Versus Performance

In accordance with Item 402(v) of Regulation S-K, below is a comparison of compensation actually paid (“CAP”) and certain measures of financial performance. For further information concerning our compensation philosophy and how we align executive compensation with performance, refer to the “Executive Compensation – Compensation Discussion and Analysis” section.

							Value of Initial Fixed $100 Investment Based On:

Fiscal Year (a)	SCT Total for First PEO(1) (b)($)	CAP for First PEO(2,7) (c)($)	SCT Total for Second PEO(1,3) (b)($)	CAP for Second PEO(2,3) (c)($)	Avg. SCT Total for Non-PEO NEOs(1) (d)($)	Avg. CAP for Non-PEO NEOs(7) (e)($)	Total Shareholder Return(4) (f)($)	Peer Group Total Shareholder Return(4) (g)($)	Net Income (Loss)(5) (in thousands) (h)($)	Company Selected Measure: Annual Recurring Revenue(6) (in thousands) (i)($)

2025	22,569,085	73,382,443	N/A	N/A	4,564,564	4,685,324	339	273	188,366	2,223,197
2024	51,143,711	97,948,820	N/A	N/A	4,810,466	8,792,715	228	221	(124,775)	1,907,982
2023	14,845,940	38,679,011	N/A	N/A	5,475,467	11,092,941	136	164	(254,560)	1,561,981
2022	12,928,676	3,241,068	N/A	N/A	4,990,357	(2,699,520)	68	129	(798,946)	1,202,438
2021	37,808,805	30,852,801	181,250	(4,475,791)	4,611,376	10,050,763	162	146	(1,035,589)	878,733

(1)
Total compensation as set forth in the “Executive Compensation – Executive Compensation Tables – Fiscal Year 2025 Summary Compensation Table” (“SCT”) above. Mr. Ramaswami has served as our Principal Executive Officer (“PEO”) since his hire on December 9, 2020 (“First PEO”). The individuals comprising the PEO and Non-PEO NEOs for each year are listed in the table below.

Name	2021	2022	2023	2024	2025
PEO
Rajiv Ramaswami	✓	✓	✓	✓	✓
Dheeraj Pandey	✓
Non-PEO NEOs
Rukmini Sivaraman		✓	✓	✓	✓
Brian Martin				✓	✓
David Sangster	✓	✓	✓	✓	✓
Tyler Wall	✓	✓	✓	✓
Duston Williams	✓	✓
Christopher Kaddaras Jr.	✓
(2)
For each covered year, the values included in column (c) for the CAP to our PEO and in column (e) for the average CAP to our non-PEO NEOs reflect the adjustments set forth below. CAP does not mean these amounts were earned or paid during the year. CAP is an amount derived from the starting point of total compensation as presented in the SCT under the methodology prescribed under the SEC’s rules, which is solely based on adjustments to equity award values. Nutanix does not maintain a pension plan and has not paid dividends on its common stock, so no adjustments for these factors were necessary. There are no material differences between the assumptions used to compute the valuation of the equity awards for calculating the CAP from the assumptions used to compute the valuation of the equity awards as of the grant date.
(3)
Mr. Pandey previously served as our CEO before retiring from Nutanix in December 2020 (“Second PEO”). We have included Mr. Pandey in the table above in accordance with Item 402(v) of Regulation S-K. However, Mr. Pandey has been excluded from the tables and graphs below as we do not believe Mr. Pandey’s further inclusion is material to any conclusions that may be drawn from this analysis.
(4)
Cumulative TSR represents the value of an initial fixed investment of $100 on July 31, 2020 in our company (column (f)) and the Nasdaq Computer Index (column (g)) for the fiscal years ended July 31, 2021 through 2025. The Nasdaq Computer Index is also used in our performance graph in our Annual Report on Form 10-K for our fiscal year ended July 31, 2025 filed with the SEC on September 24, 2025.
(5)
The dollar amounts reported represent the amount of net income (loss) reflected in our audited financial statements for the applicable year in accordance with accounting principles generally accepted in the United States.
(6)
ARR is defined as the sum of ACV for all subscription contracts in effect as of the end of the period. For the purposes of this calculation, we assume that the contract term begins on the date a contract is booked, unless the terms of such contract prevent us from fulfilling our obligations until a later period, and irrespective of the periods in which we would recognize revenue for such contract. ACV is defined as the total annualized value of a contract (excluding amounts related to professional services and hardware), which is calculated by dividing the total value of the contract by the number of years in the term of such contract.

66	2025 Proxy Statement

Executive Compensation

Pay Versus Performance

(7)
The table below shows the adjustments made to the SCT totals (columns (b) and (d) above) for our First PEO and average for non-PEO NEOs to determine CAP for fiscal year 2025 (columns (c) and (e) above).

		PEO ($)	Average for Non-PEO NEOs ($)
	Summary Compensation Table - Total Compensation (columns (b) and (d))	22,569,085	4,564,564
-	Grant Date Fair Value of Stock Awards and Option Awards Granted in Fiscal Year	20,750,885	3,815,641
+	Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Awards and Option Awards Granted in Fiscal Year	25,709,958	4,932,411
+	Change in Fair Value of Outstanding and Unvested Stock Awards and Option Awards Granted in Prior Fiscal Years	36,182,171	1,828,807
+	Fair Value at Vesting of Stock Awards and Option Awards Granted in Fiscal Year That Vested During Fiscal Year	1,766,479	206,081
+	Change in Fair Value as of Vesting Date of Stock Awards and Option Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	7,905,635	1,170,270
-	Fair Value as of Prior Fiscal Year-End of Stock Awards and Option Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—	4,201,169
=	Compensation Actually Paid (columns (c) and (e))	73,382,443	4,685,324

Analysis of Information Presented in the Pay Versus Performance Table

As described in more detail in the section “Executive Compensation – Compensation Discussion and Analysis,” our company’s executive compensation program reflects a pay-for-performance philosophy. While our company uses several performance measures to align executive compensation with performance, we do not seek to align our company’s performance measures with CAP (as calculated in accordance with SEC rules).

Relationship Between CAP and TSR

The chart below (i) illustrates the relationship between the amount of CAP to our PEO, the average amount of CAP to our non-PEO NEOs, and our company’s cumulative TSR over the four most recently completed fiscal years; and (ii) compares our cumulative TSR over the five most recently completed fiscal years to that of the Nasdaq Computer Index.

Compensation Actually Paid vs. TSR

2025 Proxy Statement	67

Executive Compensation

Pay versus Performance

Relationship Between CAP and Net Income

The chart below illustrates the CAP to our PEO, the average CAP to our non-PEO NEOs, and our reported GAAP net income for each of the five most recently completed fiscal years.

Compensation Actually Paid vs. Net Income

Relationship Between CAP and ARR

The chart below illustrates the CAP to our PEO, the average CAP to our non-PEO NEOs, and our reported ARR for each of the five most recently completed fiscal years.

Compensation Actually Paid vs. ARR

68	2025 Proxy Statement

We have identified the following performance measures (in no specific order) as the most important in aligning the compensation of our NEOs to our financial performance for fiscal year 2025:

Tabular List of Most Important Performance Measures

ARR
Non-GAAP Operating Margin
Relative Total Shareholder Return

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of July 31, 2025. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(3)

Equity plans approved by stockholders	16,252,675	$13.11	41,624,590
Equity plans not approved by stockholders	—	—	—
(1)
Includes 7,934 outstanding stock options and 16,244,741 outstanding RSUs.
(2)
The weighted average exercise price is calculated based solely on outstanding stock options and does not take into account stock underlying restricted stock units, which generally have no exercise price.
(3)
Includes 32,437,929 shares reserved for future equity grants under our 2016 Equity Incentive Plan and 9,186,661 shares reserved for future stock purchase plan awards under our 2016 Employee Stock Purchase Plan. Our 2016 Equity Incentive Plan provides that the total number of shares reserved for issuance under our 2016 Equity Incentive Plan will be automatically increased on the first day of each fiscal year beginning in fiscal year 2018, by an amount equal to the lower of (i) 18,000,000 shares, (ii) 5% of the outstanding shares of all classes of common stock as of the last day of our immediately preceding fiI scal year, or (iii) such other amount as our Board may determine. Accordingly, on August 1, 2025, the number of shares of Class A common stock available for issuance under our 2016 Equity Incentive Plan increased by 13,452,261 shares, pursuant to this provision. This increase is not reflected in the table above, which is as of July 31, 2025.

2025 Proxy Statement	69

Additional Proposals

Proposal 4: Approval of Amendment and Restatement of 2016 Equity Incentive Plan

Our Board Recommends a VOTE FOR this Proposal 4.

Background

We are seeking stockholder approval to amend and restate our 2016 Equity Incentive Plan as currently in effect (the "Current 2016 Plan"), including to extend the term of the plan. Based on our Compensation Committee’s recommendation, our Board adopted the Amended and Restated 2016 Equity Incentive Plan (the “Restated Plan”) on October 20, 2025, subject to approval from our stockholders at the Annual Meeting. If our stockholders approve the Restated Plan, the Restated Plan will replace the Current 2016 Plan, which is scheduled to expire by its terms on December 15, 2025, ten years after the Board approved the Current 2016 Plan.

The Restated Plan must receive the affirmative vote from the holders of a majority of the voting power of the shares present at the Annual Meeting or represented by proxy to be approved. Broker non-votes will not be entitled to vote on this proposal and therefore will not affect the outcome, but abstentions will have the same effect as a vote AGAINST the proposal. If stockholders approve this proposal, such amendment and restatement will become effective as of the date of stockholder approval (the “Restatement Date”).

If our stockholders approve the Restated Plan, subject to the adjustment provisions in the Restated Plan, the maximum aggregate number of shares that may be issued under the Restated Plan pursuant to awards granted after the Restatement Date will be (i) 19,500,000 shares of our Class A common stock, plus (ii) a number of shares equal to (A) the number of shares subject to stock options or similar awards granted under each of the 2010 Stock Plan (which is an inactive plan under which currently outstanding awards were previously granted) and the Current 2016 Plan on or prior to the Restatement Date that, on or after the Restatement Date, expire or otherwise terminate without having been exercised in full, and (B) a number of shares equal to the number of shares subject to awards granted under each of the 2010 Stock Plan and the Current 2016 Plan prior to the Restatement Date that, on or after the Restatement Date, are forfeited to or repurchased by us, with the maximum number of shares to be added to the Restated Plan pursuant to clause (ii) equal to 13,568,971, minus (iii) any shares subject to awards granted under the Current 2016 Plan after October 14, 2025 but before the Restatement Date. For clarity, the shares described in clauses (i), (ii), and (iii) will be the full and total aggregate amount of shares issuable on and after the Restatement Date and represents a reduction from the 46,736,519 available shares issuable under the Current 2016 Plan as of October 14, 2025. The maximum number of awards that may be granted under the Current 2016 Plan between October 14, 2025 and the Restatement Date is 19,500,000.

In addition, the Restated Plan includes certain other changes from the Current 2016 Plan to incorporate best practices for equity compensation and corporate governance standards, which are described below.

Why Should Stockholders Vote to Approve the Restated Plan?

The Restated Plan is Critical to Our Continued Growth and Will Allow Us to Continue to Recruit, Incentivize and Retain the Best Talent

The Current 2016 Plan will expire on December 15, 2025, unless it is replaced earlier by the Restated Plan. We operate in a highly competitive industry and business environment in which we must rely on the skills, acumen and motivation of talented and seasoned technology and other employees to rapidly execute at the highest level. We believe that our success depends on our ability to attract, incentivize and retain the best available employees for positions of substantial responsibility and that the ability to grant equity awards is crucial to recruiting and retaining the services of these individuals to help us compete and grow our business.

If stockholders do not approve the Restated Plan at our Annual Meeting, we will not be able to grant equity awards to employees, non-employee members of our Board and other company service providers after the expiration of the Current

2025 Proxy Statement	70

Additional Proposals

Proposal 4: Approval of Amendment and Restatement of 2016 Equity Incentive Plan

2016 Plan. Consequently, our ability to recruit, retain and incentivize highly skilled talent critical to successfully compete and grow our business would be seriously and negatively impacted.

In addition, we believe equity awards align the interests of our employees with those of our stockholders. Equity awards provide our employees with an ownership stake in our company, motivating them to achieve outstanding business performance, and provide an effective means of rewarding our employees for their contributions to our success and creating value for stockholders.

If stockholders do not approve the Restated Plan at our Annual Meeting, we would have to consider other compensation alternatives, which may not as effectively align the interests of our employees with those of our stockholders, and would be a distraction from our management team’s focus on execution of our business strategy. For example, we would have to consider increasing cash compensation and/or develop cash-based long-term incentive awards, which could adversely affect our business, results of operations, financial condition and cash flow.

The Restated Plan Includes Sound Governance Features

The Restated Plan includes a number of stockholder-favorable provisions and changes compared to the Current 2016 Plan:

•
Elimination of the Annual Evergreen Provision. The Restated Plan requires stockholder approval to increase the maximum number of shares that can be granted. Unlike the Current 2016 Plan, the Restated Plan eliminates the annual evergreen feature that provides for an automatic increase in the number of shares available for issuance each year (the “Evergreen Provision”).
•
Share Recycling will Decrease Compared to the Current 2016 Plan. For any stock appreciation rights and options exercised, shares used to satisfy the exercise price will not become available for future grant under the Restated Plan. In addition, shares withheld to cover participant taxes will not become available for future grant under the Restated Plan. Under the Current 2016 Plan, these shares become available for future grant.
•
Repricing is Not Allowed without Stockholder Approval. Unlike the Current 2016 Plan, the Restated Plan does not permit awards to be repriced or exchanged for other awards unless our stockholders approve the repricing or exchange.
•
No Automatic Single-Trigger Vesting Acceleration upon a Change in Control. In a change in control (as defined in the Restated Plan), awards will be treated in the manner determined by the administrator. The Restated Plan does not provide for automatic vesting of awards upon a change in control for executives, employees, and consultants unless the award is not assumed or substituted for. As is typical, equity awards granted to our non-employee director equity awards accelerate upon the occurrence of a change in control.
•
Reasonable Annual Limits on Non-Employee Director Compensation. The Restated Plan sets reasonable limits as to the total compensation that non-employee directors may receive during each fiscal year (for service as a non-employee director).
•
Limited Transferability. Awards under the Restated Plan generally may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, other than by will or by the laws of descent and distribution, unless otherwise approved by the administrator (on such terms as the administrator deems appropriate).
•
No Tax Gross-ups. The Restated Plan does not provide for any tax gross-ups.
•
Forfeiture Events. Each award under the Restated Plan will be subject to the compensation recovery policy adopted by our company. The administrator may require a participant to forfeit, return, or reimburse us all or a portion of the award and any amounts paid under the award to the extent the award and such amounts are subject to recovery under the compensation recovery policy or to comply with applicable laws. The Current 2016 Plan does not include any comparable compensation recovery provision.
•
No Dividends Paid on Unvested Awards. Under the Restated Plan, no dividends or other distributions may be paid with respect to any shares underlying the unvested portion of an award, and no dividends or other distributions may be paid with respect to stock options or stock appreciation rights. The Current 2016 Plan does not include this restriction.
•
Minimum Exercise Price. Other than stock options and stock appreciation rights assumed in connection with acquisitions, stock options and stock appreciation rights granted under the Restated Plan must have a per share exercise price no less than 100% of the fair market value per share on the date of grant of the relevant award.
•
Administration. The Restated Plan will be administered by the Compensation Committee, which consists entirely of independent non-employee directors.

2025 Proxy Statement	71

Additional Proposals

Proposal 4: Approval of Amendment and Restatement of 2016 Equity Incentive Plan

We Have Used the Current 2016 Plan Responsibly and Intend to Use the Restated Plan Responsibly

We recognize the dilutive impact of an equity compensation program on our stockholders and continuously strive to balance this concern with the competition for talent in the extremely competitive business environment and talent market in which we operate. As part of the process used to determine the number of shares of Class A common stock subject to the Restated Plan, our Compensation Committee and Board reviewed analyses prepared by management in consultation with the Compensation Committee’s independent compensation consultant, which included analysis of the burn rate and overhang metrics discussed below. If approved, the 19,500,000 shares initially available for grant under the Restated Plan as of the Restatement Date would represent approximately 7.2% of our 270,785,598 outstanding shares of Class A common stock as of October 14, 2025. Our Board believes the potential dilution to stockholders is reasonable and sustainable to meet our business goals.

In determining and recommending the increase to the share reserve under the Restated Plan, the Board considered the effect of the elimination of the Evergreen Provision and the following factors.

Historical Grant Practices. The Board considered the historical numbers of time-based RSUs and PRSUs that we have granted in the past three years. The annual share usage, or burn rate, under our equity compensation program for the last three years was as follows:

Annual Share Usage (in thousands)	Fiscal Year 2023	Fiscal Year 2024	Fiscal Year 2025	3-Year Average

Stock Options Granted	—	—	—	—
RSUs Granted	16,045	9,850	5,658	10,518
PRSUs Granted	1,339	1,396	711	1,149
PRSUs Earned	314	796	1,140	2,250
Total Equity Awards Granted	17,384	11,246	6,369	11,666
Basic Wtd. Avg. Shares of Class A Common Stock Outstanding	233,247	244,743	267,479	248,490
Annual Share Usage (burn rate)	7.5%	4.6%	2.4%	4.7%

We have demonstrated discipline in our use of equity, and we are committed to responsible equity stewardship, effective dilution management, and alignment with stockholder interests. As shown above, we decreased our annual burn rate, which we define as the number of shares subject to equity awards granted in a year divided by the weighted average shares of Class A common stock outstanding for that fiscal year, to 2.4% in fiscal year 2025, with a three-year average of 4.7%. Our calculation of burn rate does not account for forfeitures, cancellations, or shares withheld to satisfy tax obligations, each of which reduces the actual number of shares that are issued and outstanding and, therefore, the actual dilution to stockholders arising from equity compensation.

Information regarding our equity compensation plan as of July 31, 2025 is presented in the section titled “Equity Compensation Plan Information” in this proxy statement.

Forecasted Grant Practices. Based on our current internal forecasts, we estimate that the 19,500,000 shares proposed for inclusion in the share reserve under the Restated Plan should be sufficient to support anticipated equity awards for new hires, annual focal grants, any special retention needs and employee growth (whether through potential acquisitions or hiring) over the next three to four years. However, this projection is subject to change due to a variety of factors, including changes in business conditions, our stock price, competitive dynamics in attracting and retaining talent, or our company strategy.

Awards Outstanding Under Existing Grants and Dilutive Impact. We have outstanding, as of October 14, 2025, approximately 12,477,248 unvested RSUs, 1,088,823 unvested PRSUs, and 2,900 stock options that have a weighted average exercise price of $12.37 and a remaining term of 0.64 years. Accordingly, the approximately 13,568,971 shares subject to these outstanding equity awards (commonly referred to as the “overhang”) represent approximately 5.0% of the 270,785,598 outstanding shares of our Class A common stock and the dilutive impact of the additional 19,500,000 shares that would be available for issuance under the Restated Plan would increase the overhang percentage by an additional 7.2% to approximately 12.2% as of October 14, 2025.

Modeling Analysis. We considered various proposed stockholder models for identifying the number of shares that should be included in the Restated Plan so as to set appropriate limits on the awards to be granted under the Restated Plan. While the model we selected only represented one analysis subject to a number of assumptions, we and the Board considered the model as the most appropriate benchmark for purposes of determining the number of shares that should

72	2025 Proxy Statement

Additional Proposals

Proposal 4: Approval of Amendment and Restatement of 2016 Equity Incentive Plan

be included in the Restated Plan, and the 19,500,000 shares we are seeking is within the number of shares suggested by the model.

Our executive officers and directors have an interest in the approval of the Restated Plan because they are eligible to receive equity awards under the Restated Plan. Our Board and its Compensation Committee have approved the Restated Plan, subject to the approval of our stockholders.

Summary of the Restated Plan

The following paragraphs summarize the principal features of the Restated Plan and its operation. However, this summary is not a complete description of the provisions of the Restated Plan and is qualified in its entirety by the specific language of the Restated Plan. A copy of the Restated Plan is provided as Appendix B to this proxy statement.

Purposes of the Restated Plan. The purposes of the Restated Plan are to attract and retain the best available employees for positions of substantial responsibility, to provide additional incentive to our employees, directors and consultants, and to promote the success of our business, thereby aligning their interests with those of our stockholders. Service providers eligible to participate in the Restated Plan are discussed below.

Award Types. The Restated Plan permits the grant of incentive stock options, nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares. An “incentive stock option” is an incentive stock option within the meaning of Section 422 of the Code.

Stock Subject to the Restated Plan. Subject to certain adjustments described below, the maximum aggregate number of shares of our Class A common stock that may be issued under the Restated Plan pursuant to awards granted after the Restatement Date is (i) 19,500,000 shares, plus (ii) a number of shares equal to (A) the number of shares subject to stock options or similar awards granted under each of our 2010 Stock Plan and the Current 2016 Plan on or prior to the Restatement Date that, on or after the Restatement Date, expire or otherwise terminate without having been exercised in full, and (B) a number of shares equal to the number of shares subject to awards granted under each of our 2010 Stock Plan and the Current 2016 Plan prior to the Restatement Date that, on or after the Restatement Date, are forfeited to or repurchased by us, with the maximum number of shares to be added to the Restated Plan pursuant to clause (ii) equal to 13,568,971, minus (iii) any shares subject to awards granted under the Current 2016 Plan after October 14, 2025 but before the Restatement Date. The maximum number of awards that may be granted under the Current 2016 Plan between October 14, 2025, and the Restatement Date is 19,500,000. The shares issued under the Restated Plan may be authorized, but unissued, or reacquired company common stock. As of October 14, 2025, the closing sale price of a share of our Class A common stock reported on the Nasdaq Global Select Market was $67.94.

If an award granted under the Restated Plan expires or becomes unexercisable without having been exercised in full, or, with respect to restricted stock, restricted stock units, performance units or performance shares, is forfeited to or repurchased by us due to failure to vest, then the unpurchased shares (or for awards other than options or stock appreciation rights, the forfeited or repurchased shares), which were subject thereto will become available for future grant or sale under the Restated Plan (unless the Restated Plan has terminated). With respect to stock appreciation rights, the gross number of shares underlying any portion of a stock appreciation right that is exercised will cease to be available under the Restated Plan. Shares that actually have been issued under the Restated Plan under any award will not be returned to the Restated Plan and will not become available for future distribution under the Restated Plan; provided, however, that if shares issued pursuant to awards of restricted stock, restricted stock units, performance shares or performance units are repurchased by us or are forfeited to us due to failure to vest, such shares will become available for future grant under the Restated Plan. Shares used to pay the exercise price or purchase price of an Award (as defined in the Restated Plan) or to satisfy the tax withholding obligations related to an Award will not become available for future grant or sale under the Restated Plan. To the extent an award under the Restated Plan is paid out in cash rather than shares, such cash payment will not result in reducing the number of shares available for issuance under the Restated Plan. Notwithstanding the foregoing and, subject to certain adjustments described below, the maximum number of shares that may be issued upon the exercise of incentive stock options will equal the aggregate share number stated in the paragraph above, plus, to the extent allowable under Section 422 of the Code, any shares that become available for issuance under the Restated Plan pursuant to this paragraph.

Administration of the Restated Plan. Different committees of one or more members of our Board, or of one or more other individuals satisfying applicable laws appointed by our Board, may administer the Restated Plan with respect to different groups of eligible participants. Except to the extent prohibited by applicable laws, the administrator may delegate to one or more individuals the day-to-day administration of the Restated Plan and any of the functions assigned to it under the Restated Plan, with any such delegation able to be revoked at any time.

Powers of the Administrator. Subject to the provisions of the Restated Plan, and in the case of a committee, the specific duties delegated by our Board to such committee, the administrator will have the authority, in its discretion, to: determine

2025 Proxy Statement	73

Additional Proposals

Proposal 4: Approval of Amendment and Restatement of 2016 Equity Incentive Plan

the fair market value (as defined in the Restated Plan) for purposes of the Restated Plan; select the eligible service providers to whom awards may be granted under the Restated Plan; determine the number of shares or dollar amounts to be covered by each award granted under the Restated Plan; approve forms of award agreements for use under the Restated Plan; determine the terms and conditions, not inconsistent with the terms of the Restated Plan, of any award granted under the Restated Plan (including, but not limited to, the exercise price, the time or times when awards may vest or be exercised (which may be based on performance criteria)), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any award or the shares relating thereto, based in each case on such factors as the administrator determines; prescribe, amend and rescind rules and regulations relating to the Restated Plan, including rules and regulations relating to sub-plans established for the purpose of accommodating requirements of local law and procedures outside the U.S., facilitating the administration of the Restated Plan in jurisdictions outside the U.S., or for qualifying for favorable tax treatment under applicable non-U.S. laws; construe and interpret the terms of the Restated Plan and awards granted under the Restated Plan and make any decision necessary to administer the Restated Plan; modify or amend each award (subject to limitations contained in the Restated Plan); allow participants to satisfy withholding obligations for taxes (subject to limitations contained in the Restated Plan); authorize any person to execute on our behalf any instrument required to affect the grant of an award previously granted by the administrator; temporarily suspend the exercisability or vesting of an award if the administrator deems such suspension to be necessary or appropriate for administrative purposes; allow a participant to defer the receipt of the payment of cash or the delivery of shares that otherwise would be due to the participant under an award; and make all other determinations deemed necessary or advisable for administering the Restated Plan.

Limitations.

No Repricing; Exchange Program. Without stockholder approval, the administrator may not institute a program under which outstanding awards are surrendered or canceled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash; and/or the exercise price of an outstanding award is reduced.

Outside Director Award Limitations. In any fiscal year, non-employee directors may not be granted equity awards (including awards granted under the Restated Plan) valued based on their grant date fair value, combined with cash retainers or annual or meeting fees for service as a non‑employee director, with an aggregate value of more than $750,000. The limit is increased to $1,500,000 in connection with a non-employee director’s initial service and determined in accordance with U.S. generally accepted accounting principles. Any awards or other compensation provided for an individual for service to our company other than as a non-employee director are excluded for purposes of this limit.

Dividends and Other Distributions. Dividends or other distributions payable with respect to shares subject to awards under the Restated Plan will not be paid before and unless the underlying shares vest. No dividends or other distributions will be paid with respect to Shares (as defined in the Restated Plan) that are subject to unexercised options or stock appreciation rights.

Transferability of Awards. Generally, unless determined otherwise by the administrator, an award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent and distribution, and may be exercised, during the lifetime of the participant, only by the participant. If the administrator makes an award transferable, such award will contain such additional terms and conditions as the administrator deems appropriate.

Eligibility. Nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and performance units may be granted to employees, members of our Board or consultants (each, as defined in the Restated Plan, a “service provider” and, collectively, “service providers”). Incentive stock options may be granted only to employees. As of July 31, 2025, we had approximately 7,800 employees (including 1 employee member of our Board) and 8 non-employee members of our Board that would be eligible to participate in the Restated Plan.

Stock Options. The Restated Plan permits the grant of options to purchase shares of our Class A Common Stock. Each option will be evidenced by an award agreement that will specify the exercise price, the number of shares subject to the option, the exercise restrictions, if any, applicable to the option, and such other terms and conditions as the administrator determines. Each option will be designated in the award agreement as either an incentive stock option or a nonstatutory stock option. The term of each incentive stock option will be 10 years from the date of grant or such shorter term as may be provided in the award agreement. In the case of an incentive stock option granted to a participant who, at the time the incentive stock option is granted, owns stock representing more than 10% of the total combined voting power of all classes of stock of our company or any parent or subsidiary, the term of the incentive stock option will be five years from the date of grant or such shorter term as may be provided in the award agreement. The per share exercise price for the shares to be issued pursuant to exercise of an option will be at least equal to the fair market value of an underlying share on the date of grant. In the case of an incentive stock option granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting power of all classes of stock of our company or any parent or subsidiary, the per share exercise price will be no less than 110% of the fair market value per share on the

74	2025 Proxy Statement

Additional Proposals

Proposal 4: Approval of Amendment and Restatement of 2016 Equity Incentive Plan

date of grant. Notwithstanding the foregoing, options may be granted with a per share exercise price of less than 100% of the fair market value per share on the date of grant in the case of substitute awards granted in connection with transactions described in, and in a manner consistent with, Section 424(a) of the Code.

At the time an option is granted, the administrator will fix the period within which the option may be exercised and will determine any conditions that must be satisfied before the option may be exercised. The administrator will determine the acceptable form of consideration for exercising an option, including the method of payment.

If a participant ceases to be a service provider, other than as the result of death or disability (as defined in the Restated Plan), the participant may exercise his or her option within such period of time as is specified in the award agreement to the extent that the option is vested on the date of the participant’s termination (but in no event later than the expiration of the term of such option as set forth in the award agreement). In the absence of a specified time in the award agreement, the option will remain exercisable for three months following the participant’s termination.

If a participant ceases to be a service provider as a result of death or disability, the participant may exercise his or her option within such period of time as is specified in the award agreement to the extent the option is vested on the date of termination (but in no event later than the expiration of the term of such option as set forth in the award agreement). In the absence of a specified time in the award agreement, the option will remain exercisable for 12 months following such termination of the participant’s service.

Restricted Stock. Restricted stock is stock that is subject to forfeiture to us during a “period of restriction” until applicable vesting conditions are met. Each award of restricted stock will be evidenced by an award agreement that will specify any period of restriction, the number of shares granted, and such other terms and conditions as the administrator determines. The administrator may accelerate the time at which any restrictions will lapse or be removed. Except as described below or the award agreement, shares of restricted stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of any applicable period of restriction. During any applicable period of restriction, service providers holding shares of restricted stock granted under the Restated Plan may exercise full voting rights with respect to those shares, unless the administrator determines otherwise. On the date set forth in the award agreement, the restricted stock for which restrictions have not lapsed will revert to us and again will become available for grant under the Restated Plan.

Restricted Stock Units. A “restricted stock unit” is a bookkeeping entry representing an amount equal to the fair market value of one share. Each award of restricted stock units will be evidenced by an award agreement that will specify vesting criteria, the number of restricted stock units granted, and such other terms and conditions as the administrator determines. The administrator will set vesting criteria, which, depending on the extent to which the criteria are met, will determine the number of restricted stock units that will be paid out to the participant. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable U.S. or non-U.S. federal or state securities laws or any other basis determined by the administrator. Upon meeting the applicable vesting criteria, the participant will be entitled to receive a payout as determined by the administrator. Notwithstanding the foregoing, at any time after the grant of restricted stock units, the administrator may reduce or waive any vesting criteria that must be met to receive a payout. The administrator may settle earned restricted stock units only in cash, shares, or a combination of both.

Stock Appreciation Rights. A stock appreciation right is an award that provides for a payment based upon the difference between the fair market value of a share on the date of exercise and the stated exercise price of the stock appreciation right. Each stock appreciation right grant will be evidenced by an award agreement that will specify the exercise price, the term of the stock appreciation right, the conditions of exercise, and such other terms and conditions as the administrator determines. The administrator will have complete discretion to determine the number of stock appreciation rights granted to any service provider. At the discretion of the administrator, the payment upon exercise of a stock appreciation right may be in cash, in shares of equivalent value, or in some combination of both. The same exercise and expiration rules that apply to options also apply to stock appreciation rights.

Performance Units and Performance Shares. Performance units and performance shares are awards that result in us paying a certain number of shares, units or cash upon satisfaction of certain performance objectives. The administrator will set the performance objectives or other vesting provisions that must be satisfied (including, without limitation, continued employment or service), which, depending on the extent to which they are met, will determine the number or value of performance units or shares that will be paid out. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, business unit or individual goals, applicable federal or state securities laws, or any other basis determined by the administrator in its sole discretion. The payment may be in the form of cash, shares of equivalent value as of the close of the applicable performance period, or a combination thereof, as determined by the administrator. All unearned or unvested performance units or shares as of the date set forth in the award agreement will be forfeited to us. After the grant of performance shares or units, the administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions with respect to the performance units and performance shares. The value of any payment pursuant to an award of performance units or performance shares will depend upon

2025 Proxy Statement	75

Additional Proposals

Proposal 4: Approval of Amendment and Restatement of 2016 Equity Incentive Plan

the extent to which the performance objectives are achieved. Each performance unit will have an initial value that is established by the administrator on or before the date of grant. Each performance share will have an initial value equal to the fair market value of a share on the date of grant.

Adjustments. In the event that any extraordinary dividend or other extraordinary distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of shares or other securities of our company, or other change in our corporate structure affecting the shares occurs (other than any ordinary dividends or other ordinary distributions), the administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Restated Plan, will adjust the number and class of shares of stock that may be delivered under the Restated Plan and/or the number, class, and exercise price of shares of stock covered by each outstanding award, and the numerical share limits set forth in the Restated Plan.

Dissolution or Liquidation. In the event of a proposed dissolution or liquidation of our company, the administrator will notify each participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised or vested, an award will terminate immediately prior to the consummation of such proposed action.

Merger or Change in Control. In the event of a merger of our company with or into another corporation or other entity or a change in control (as defined in the Restated Plan), each outstanding award will be treated as the administrator determines subject to the restriction in the following paragraph, including, without limitation, that each award be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. The administrator will not be required to treat all awards or participants similarly in the transaction.

To the extent that the successor corporation does not assume or substitute for an award, the participant will fully vest in and have the right to exercise such outstanding options and stock appreciation rights that are not assumed or substituted for, including shares as to which such award would not otherwise be vested or exercisable, all restrictions on restricted stock, restricted stock units, performance shares and performance units will lapse, and, with respect to such awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, in each case, unless specifically provided otherwise under the applicable award agreement or other written agreement between the participant and us or any of our subsidiaries or parents, as applicable. In addition, to the extent an option or stock appreciation right is not assumed or substituted for in the event of a merger or change in control, the administrator will notify the participant in writing or electronically that such option or stock appreciation right will be exercisable for a period of time determined by the administrator, and the option or stock appreciation right will terminate upon the expiration of such period.

With respect to awards granted to an outside director that are assumed or substituted for, if on the date of or following such assumption or substitution the participant’s status as a director or a director of the successor corporation, as applicable, is terminated other than by a voluntary resignation by the participant (unless such resignation is at the request of the acquirer), then the participant will fully vest in and have the right to exercise options and/or stock appreciation rights as to all of the shares underlying such award, including those shares which would not be vested or exercisable, all restrictions on restricted stock and restricted stock units will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met.

Amendment; Term of Restated Plan. The administrator may at any time amend, alter, suspend, or terminate the Restated Plan, including to increase the cost to the company or alter the allocation of benefits among the persons and groups specified in the table below under "New Plan Benefits." To the extent necessary and desirable to comply with applicable laws, we will obtain stockholder approval of any Restated Plan amendment. No amendment, alteration, suspension, or termination of the Restated Plan may materially impair the rights of any participant under an outstanding award, unless mutually agreed between the participant and the administrator. However, subject to the limitations of applicable laws, the administrator may amend the terms of any one or more awards without the affected participant’s consent even if it does materially impair the participant’s right if such amendment is done (i) in a manner expressly permitted under the Restated Plan; (ii) to maintain the qualified status of the award as an incentive stock option under Section 422 of the Code; (iii) to change the terms of an incentive stock option, if such change results in impairment of the award only because it impairs the qualified status of the award as an incentive stock option under Section 422 of the Code; (iv) to clarify the manner of exemption from, or to bring the award into compliance with, Section 409A of the Code; or (v) to comply with other applicable laws. The Restated Plan will continue until terminated pursuant to its terms.

76	2025 Proxy Statement

Additional Proposals

Proposal 4: Approval of Amendment and Restatement of 2016 Equity Incentive Plan

Forfeiture Events. Awards will be subject to our company’s compensation recovery policy in effect as of the adoption of the Restated Plan and to any future compensation recovery policy adopted to comply with applicable laws.

New Plan Benefits

Because future awards under the Restated Plan will be granted in the discretion of the Compensation Committee, the type, number, recipients and other terms of such awards cannot be determined at this time. Information regarding our recent practices with respect to annual incentive awards and stock-based compensation under the Current 2016 Plan is presented above under “Why Should Stockholders Vote to Approve the Restated Plan? – We Have Used the Current 2016 Plan Responsibly and Intend to Use the Restated Plan Responsibly – Historical Grant Practices,” and in our financial statements for the fiscal year ended July 31, 2025, in our Annual Report on Form 10-K.

The following table includes information about securities previously authorized for issuance under the Current 2016 Plan, and the benefits that were received by the following persons and groups during the fiscal year ended July 31, 2025 under the Current 2016 Plan: each NEO; all current executive officers, as a group; all current non-employee directors, as a group; and all current employees who are not executive officers, as a group.

Name of Individual or Group	Dollar Value ($)(1)	Number of Shares Subject to Awards Granted Under Current 2016 Plan(2)

Rajiv Ramaswami	20,750,885	272,232
Rukmini Sivaraman	7,262,718	95,280
Brian Martin	4,184,206	45,372
David Sangster(3)	—	—
Executive Group	32,197,809	412,884
Non-Executive Director Group	2,096,739	31,278
Non-Executive Officer Employee Group	355,703,512	5,656,320
(1)
The amounts reported represent the grant date fair value of the stock awards granted to the NEOs and groups presented during the fiscal year ended July 31, 2025 as computed in accordance with ASC Topic 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for our fiscal year ended July 31, 2025 filed with the SEC on September 24, 2025. These amounts do not necessarily reflect the actual economic value that may ultimately be realized by the director and exclude additional shares granted upon vesting due to PRSU achievement over 100%.
(2)
Represents grants of time-based RSUs and PRSU awards in the fiscal year ended July 31, 2025.
(3)
Mr. Sangster did not receive a fiscal year 2025 award and his unvested outstanding equity awards were forfeited upon his retirement in October 2024.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the Restated Plan. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change. The summary is not complete and does not discuss the tax consequences upon a participant’s death, or the income tax laws of any municipality, state or foreign country in which the participant may reside. Tax consequences for any particular participant may vary based on individual circumstances.

Incentive Stock Options

A participant recognizes no taxable income for regular income tax purposes because of the grant or exercise of an option that qualifies as incentive stock option under Section 422 of the Code. If a participant exercises the option and then later sells or otherwise disposes of the shares acquired through the exercise of the option after both the two-year anniversary of the date the option was granted and the one-year anniversary of the exercise, the participant will recognize a capital gain or loss equal to the difference between the sale price of the shares and the exercise price, and we will not be entitled to any deduction for federal income tax purposes.

However, if the participant disposes of such shares either on or before the two-year anniversary of the date of grant or on or before the one-year anniversary of the date of exercise (a “disqualifying disposition”), any gain up to the excess of the fair market value of the shares on the date of exercise over the exercise price generally will be taxed as ordinary income, unless the shares are disposed of in a transaction in which the participant would not recognize a loss (such as a gift). Any

2025 Proxy Statement	77

Additional Proposals

Proposal 4: Approval of Amendment and Restatement of 2016 Equity Incentive Plan

gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the participant upon the disqualifying disposition of the shares generally should be deductible by Nutanix for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

For purposes of the alternative minimum tax, the difference between the option exercise price and the fair market value of the shares on the exercise date is treated as an adjustment item in computing the participant’s alternative minimum taxable income in the year of exercise. In addition, special alternative minimum tax rules may apply to certain subsequent disqualifying dispositions of the shares or provide certain basis adjustments or tax credits for purposes.

Nonstatutory Stock Options

A participant generally recognizes no taxable income as the result of the grant of such an option. However, upon exercising the option, the participant normally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of the shares acquired by exercising a nonstatutory stock option, any gain or loss (based on the difference between the sale price and the fair market value on the exercise date) will be taxed as capital gain or loss.

Stock Appreciation Rights

In general, no taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant generally will recognize ordinary income equal to the fair market value of any shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of the shares acquired by exercising a stock appreciation right, any gain or loss (based on the difference between the sale price and the fair market value on the exercise date) will be taxed as capital gain or loss.

Restricted Stock Awards

A participant acquiring shares of restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date, reduced by any amount paid by the participant for such shares. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, under Section 83(b) of the Code to accelerate the ordinary income tax event to the date of acquisition by filing an election with the Internal Revenue Service no later than 30 days after the date the shares are acquired. Upon the sale of shares acquired under a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Restricted Stock Unit Awards

There are no immediate tax consequences of receiving an award of restricted stock units. A participant who is awarded restricted stock units generally will recognize ordinary income equal to the fair market value of shares issued to such participant on the vesting date or, if later, the settlement date elected by the administrator or a participant. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

Performance Shares and Performance Unit Awards

A participant generally will recognize no income upon the grant of a performance share or a performance unit award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any cash or unrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Section 409A

Section 409A of the Code provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the Restated Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A of the Code, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be before the compensation is actually or constructively received. Also, if an award subject to Section 409A of the Code violates the provisions of Section 409A of the Code, Section 409A of the Code imposes an additional 20% federal income tax on compensation recognized as ordinary income, and interest on such deferred compensation.

78	2025 Proxy Statement

Additional Proposals

Proposal 4: Approval of Amendment and Restatement of 2016 Equity Incentive Plan

Tax Effect for Nutanix

We generally will be entitled to a tax deduction in connection with an award under the Restated Plan equal to the ordinary income realized by a participant when the participant recognizes such income (for example, the exercise of a nonstatutory stock option) except to the extent such deduction is limited by applicable provisions of the Code. Special rules limit the deductibility of compensation paid to our chief executive officer, chief financial officer, and certain other highly compensated executive officers as determined under Section 162(m) of the Code and applicable guidance. Under Section 162(m) of the Code, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. For additional details regarding the deductibility of executive compensation, see “Executive Compensation – Compensation Discussion and Analysis – Impact of Accounting and Tax Requirements on Compensation” above.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND NUTANIX WITH RESPECT TO AWARDS UNDER THE AMENDED AND RESTATED 2016 PLAN. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE IMPACT OF EMPLOYMENT OR OTHER TAX REQUIREMENTS, THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH, OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Vote Required

Approval of this Proposal 4 requires the affirmative vote of a majority of the voting power of the shares present at the Annual Meeting or represented by proxy and entitled to vote on the proposal. Abstentions will have the effect of a vote AGAINST the proposal and broker non-votes will have no effect.

2025 Proxy Statement	79

Stock Ownership Information

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of the close of business on October 14, 2025, except to the extent indicated otherwise in the footnotes to the table, certain information with respect to the beneficial ownership of our common stock: (i) by each person known by us to be the beneficial owner of more than five percent of the outstanding shares of Class A common stock; (ii) by each of our directors; (iii) by each of our NEOs; and (iv) by all of our current executive officers and directors as a group.

The percentage of shares beneficially owned shown in the table is based on 270,785,598 shares of Class A common stock as of the close of business on October 14, 2025. In computing the number of shares of capital stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of our capital stock with respect to which the individual has the right to acquire beneficial ownership within 60 days of October 14, 2025 through the exercise of any stock option or other right. However, we did not deem such shares of our capital stock outstanding for the purpose of computing the percentage ownership of any other person.

Beneficial ownership is determined in accordance with SEC rules and generally includes any shares over which a person exercises sole or shared voting or investment power. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown beneficially owned by them, subject to applicable community property laws. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares. Except as otherwise noted below, the address for persons listed in the table is c/o Nutanix, Inc., 1740 Technology Drive, Suite 150, San Jose, California 95110. The information provided in the table below is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

Name of Beneficial Owner	Shares Beneficially Owned	%

5% Stockholders:
Entities affiliated with Fidelity(1)	36,476,326	13.5
Entities affiliated with Blackrock (2)	27,876,671	10.3
Entities affiliated with the Vanguard Group(3)	24,740,679	9.1
Named Executive Officers and Directors:
Rajiv Ramaswami	524,608	*
Rukmini Sivaraman	254,637	*
David Sangster	—	*
Brian Martin	5,166	*
Eric K. Brandt(4)	2,110	*
Craig Conway(5)	43,097	*
Max de Groen(6)	5,396,031	2.0
Virginia Gambale(7)	41,976	*
Steven J. Gomo(8)	57,896	*
Greg Lavender(9)	843	*
Gayle Sheppard(10)	22,400	*
Mark Templeton(11)	25,123	*
All current directors and executive officers as a group (11 persons)(12)	6,373,887	2.4

* Denotes less than 1%

(1)
Based on a Schedule 13G/A filed by FMR LLC with the SEC on February 9, 2024, in which it was reported that FMR LLC had sole voting power over 36,475,488 shares and sole dispositive power over 36,476,326 shares. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

80	2025 Proxy Statement

Stock Ownership Information

Delinquent Section 16(a) Reports

(2)
Based on a Schedule 13G/A filed by BlackRock Inc. with the SEC on October 2, 2025, in which it was reported that BlackRock had sole voting power over 26,345,955 shares, and sole dispositive power over 27,876,671 shares. The address for BlackRock, Inc. is 50 Hudson Yards. New York, NY 10001.
(3)
Based on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 13, 2024, in which it was reported that The Vanguard Group had shared voting power over 90,806 shares, sole dispositive power over 24,390,134 shares, and shared dispositive power over 350,545 shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(4)
Consists of shares of Class A common stock issuable to Mr. Brandt upon vesting of RSUs within 60 days of October 14, 2025.
(5)
Consists of (i) 39,451 shares of Class A common stock held of record by Mr. Conway and (ii) 3,646 shares of Class A common stock issuable to Mr. Conway upon vesting of RSUs within 60 days of October 14, 2025.
(6)
Consists of (i) 5,355,285 shares of Class A common stock held directly by BCPE Nucleon (DE) SPV, LP; (ii) 37,100 shares of Class A common stock held of record by Mr. de Groen and (iii) 3,646 shares of Class A common stock issuable to Mr. de Groen upon vesting of RSUs within 60 days of October 14, 2025. Mr. de Groen is a Partner of Bain Capital Investors, LLC, the ultimate general partner of BCPE Nucleon (DE) SPV, LP. Voting and investment decisions with respect to securities held by BCPE Nucleon (DE) SPV, LP are made by the partners of Bain Capital Investors, LLC. As a result, Mr. de Groen may be deemed to share voting and dispositive power with respect to the securities held by BCPE Nucleon (DE) SPV, LP. Mr. de Groen disclaims beneficial ownership of the securities held by BCPE Nucleon (DE) SPV, LP, except to the extent of his pecuniary interest therein.
(7)
Consists of (i) 38,330 shares of Class A common stock held of record by Virginia Gambale TTEE Virginia Gambale REV Trust DTD 5/22/2003 for which Ms. Gambale serves as trustee and (ii) 3,646 shares of Class A common stock issuable to Ms. Gambale upon vesting of RSUs within 60 days of October 14, 2025.
(8)
Consists of (i) 3,050 shares of Class A common stock held of record by The Steven and Chris Gomo Trust for which Mr. Gomo serves as trustee, and (ii) 51,200 shares of Class A common stock held of record by The Chris Gomo Legacy Trust, for which Mr. Gomo serves as trustee and (iii) 3,646 shares of Class A common stock issuable to Mr. Gomo upon vesting of RSUs within 60 days of October 14, 2025.
(9)
Consists of shares of Class A common stock issuable to Dr. Lavender upon vesting of RSUs within 60 days of October 14, 2025.
(10)
Consists of (i) 18,754 shares of Class A common stock held of record by Ms. Sheppard and (ii) 3,646 shares of Class A common stock issuable to Ms. Sheppard upon vesting of RSUs within 60 days of October 14, 2025.
(11)
Consists of (i) 21,477 shares of Class A common stock held of record by Mr. Templeton and (ii) 3,646 shares of Class A common stock issuable to Mr. Templeton upon vesting of RSUs within 60 days of October 14, 2025.
(12)
Consists of (i) 993,773 shares of Class A common stock beneficially owned by our current directors and executive officers as a group, (ii) 24,829 shares of Class A common stock issuable to our current non-employee directors within 60 days of October 14, 2025 and (iii) 5,355,285 shares of Class A common stock held directly by BCPE Nucleon (DE) SPV, LP.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of Nutanix’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Nutanix.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended July 31, 2025, all Section 16(a) filing requirements applicable to our officers, directors, and greater than 10% beneficial owners were complied with.

2025 Proxy Statement	81

Other Matters

Our Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the associated proxy intend to vote on such matters in accordance with their best judgment.

We filed our Annual Report on Form 10-K for the fiscal year ended July 31, 2025 with the SEC on September 24, 2025. It is available free of charge at the SEC’s website at www.sec.gov. Stockholders can also access this proxy statement and our Annual Report at http://ir.nutanix.com, or a copy of our Annual Report is available without charge upon written request to our Secretary at 1740 Technology Drive, Suite 150, San Jose, California 95110.

82	2025 Proxy Statement

Questions and Answers about the Annual Meeting

Why did I receive a notice regarding the availability of proxy materials on the Internet?

We have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials because our Board is soliciting your proxy to vote at the Annual Meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.

We mailed the Notice on or about October 22, 2025 to all stockholders of record entitled to vote at the Annual Meeting.

How do I attend and participate in the Annual Meeting online?

We will be hosting the Annual Meeting via live webcast only. Any stockholder can attend the Annual Meeting, live online at www.virtualshareholdermeeting.com/NTNX2025. The webcast will start at 9:00 a.m., Pacific Time. Stockholders may vote and submit questions while attending the meeting online. The webcast will open 15 minutes before the start of the meeting. In order to enter the meeting, you will need the control number. The control number will be included in the Notice or on your proxy card if you are a stockholder of record of shares of Class A common stock or included with your voting instructions received from your broker, bank, or other agent if you hold your shares of Class A common stock in a “street name.” Instructions on how to attend and participate online are available at www.virtualshareholdermeeting.com/NTNX2025.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on October 14, 2025, the record date for the Annual Meeting, will be entitled to vote at the Annual Meeting. As of the close of business on the record date, there were 270,785,598 shares of Class A common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, as of the close of business on the record date, your shares of Class A common stock were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote online during the meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, as of the close of business on the record date, your shares of Class A common stock were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice will be forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the virtual Annual Meeting. Since you are not the stockholder of record, you may vote your shares online during the Annual Meeting only by following the instructions from your broker, bank, or other agent.

2025 Proxy Statement	83

Questions and Answers about the Annual Meeting

What matters am I voting on?

There are four matters scheduled for a vote:

•
the election of nine directors to hold office until the annual meeting of stockholders to take place after the end of the fiscal year ending July 31, 2026;
•
the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2026;
•
the approval, on a non-binding advisory basis, of the compensation of our NEOs; and
•
the approval of the amendment and restatement of our 2016 Equity Incentive Plan.

How do I vote?

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote online during the Annual Meeting, vote by proxy through the Internet, vote by proxy over the telephone, or vote by proxy using a proxy card that you may request. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Annual Meeting, you may still attend online and vote during the meeting, in which case your previously submitted proxy will be disregarded.

•
To vote online during the Annual Meeting, follow the provided instructions to join the meeting at www.virtualshareholdermeeting.com/NTNX2025, starting at 9:00 a.m., Pacific Time, on December 12, 2025.
•
To vote online before the Annual Meeting, go to www.proxyvote.com.
•
To vote by toll-free telephone, call 1-800-690-6903 if you are a stockholder of record or 1-800-454-8683 if you are a “beneficial” stockholder (be sure to have your Notice or proxy card in hand when you call).
•
To vote by mail, simply complete, sign, and date the proxy card or voting instruction card, and return it promptly in the envelope provided.

If we receive your vote by Internet or phone or your signed proxy card up until 11:59 p.m., Eastern Time, the day before the Annual Meeting, we will vote your shares as you direct.

To vote, you will need the control number. The control number will be included in the Notice, or on your proxy card if you are a stockholder of record of shares of Class A common stock, or included with your voting instructions received from your broker, bank, or other agent if you hold your shares of Class A common stock in “street name.”

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in such notice to ensure that your vote is counted. To vote online during the meeting, you must follow the instructions from your broker, bank, or other agent.

Internet proxy voting is provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. Please be aware that you must bear any costs associated with your Internet access.

84	2025 Proxy Statement

Questions and Answers about the Annual Meeting

Can I change my vote?

Yes. Subject to the voting deadlines above, if you are a stockholder of record, you may revoke your proxy at any time before the close of voting using one of the following methods:

•
You may submit another properly completed proxy card with a later date.
•
You may grant a subsequent proxy by telephone or through the Internet.
•
You may send a written notice that you are revoking your proxy to our Secretary at 1740 Technology Drive, Suite 150, San Jose, California 95110.
•
You may attend and vote online during the Annual Meeting. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by such party.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote during the Annual Meeting, or through the Internet, by telephone, or by completing your proxy card before the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

Broker non-votes occur when (i) a broker or other nominee holds shares for a beneficial owner, (ii) the beneficial owner has not given the respective broker specific voting instructions, (iii) the matter is non-routine in nature, and (iv) there is at least one routine proposal presented at the applicable meeting of stockholders (such as Proposal 2 at the Annual Meeting). Under applicable rules, a broker or other nominee has discretionary voting power only with respect to proposals that are considered “routine,” but not with respect to “non-routine” proposals. Broker non-votes are considered present for purposes of determining the presence of a quorum so long as the shares represented by a broker or other nominee who holds shares for a beneficial owner, where the beneficial owner has not given the respective broker or other nominee specific voting instructions, can be voted for, against, or in abstention for at least one proposal presented at the Annual Meeting. Since there is one routine proposal presented at the Annual Meeting (Proposal 2) on which brokers and other nominees have such discretionary voting power, broker non-votes will be counted for quorum purposes at the Annual Meeting. Broker non-votes will not be counted for purposes of determining the number of votes cast or considered entitled to vote, as applicable, on a proposal. Therefore, a broker non-vote will make a quorum more readily attainable but will not otherwise affect the outcome of the vote on any of the proposals.

Abstentions represent a stockholder’s affirmative choice to decline to vote on a proposal, and occur when shares present at the meeting are marked ABSTAIN. Abstentions are counted for purposes of determining whether a quorum is present but will not otherwise affect the outcome of the vote on Proposal 1. In the case of Proposals 2, 3, and 4, abstentions are also counted as votes AGAINST the proposal.

Proposals 1, 3, and 4 are non-routine matters, so your broker or nominee may not vote your shares on Proposals 1, 3, and 4 without your instructions. Proposal 2, the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2026, is a routine matter, so your broker or nominee may vote your shares on Proposal 2 even in the absence of your instruction. Please instruct your bank, broker, or other agent to ensure that your vote will be counted.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote but do not make specific choices, your shares will be voted FOR the election of all directors, FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2026, FOR the approval of the compensation of our NEOs, and FOR the approval of the amendment and restatement of our 2016 Equity Incentive Plan. If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using the proxyholder’s best judgment.

2025 Proxy Statement	85

Questions and Answers about the Annual Meeting

How many votes do I have?

Each holder of Class A common stock will have the right to one vote per share of Class A common stock. Stockholders are not permitted to cumulate votes with respect to the election of directors.

How many votes are needed to approve each proposal and how are the votes counted?

Proposal 1: Directors are elected by a majority of the votes cast, meaning that the number of shares voted FOR a director’s election exceeds the number of votes cast AGAINST such director’s election. You may vote FOR, AGAINST, or ABSTAIN on each of the nominees for election as director. Abstentions will not be counted for purposes of determining the number of votes cast with respect to the election of a director, and thus will have no effect on the outcome of the vote. Broker non-votes will have no effect on the outcome of the vote.

Proposal 2: The ratification of the selection of our independent registered public accounting firm for the fiscal year ending July 31, 2026, must receive FOR votes from the holders of a majority in voting power of the shares present at the Annual Meeting or represented by proxy thereat and entitled to vote on the proposal. You may vote FOR, AGAINST, or ABSTAIN with respect to this proposal. Abstentions are considered votes present and entitled to vote on this proposal, and thus will have the same effect as a vote AGAINST the proposal. Broker non-votes will have no effect on the outcome of this proposal.

Proposal 3: The approval, on an advisory basis, of the compensation of our NEOs must receive FOR votes from the holders of a majority of the voting power of the shares present at the Annual Meeting or represented by proxy thereat and entitled to vote on the proposal. You may vote FOR, AGAINST, or ABSTAIN with respect to this proposal. Abstentions are considered votes present and entitled to vote on this proposal, and thus will have the same effect as votes AGAINST this proposal. Broker non-votes will have no effect on the outcome of this proposal. Although the advisory vote is non-binding, our Board values stockholders’ opinions. The Compensation Committee will review the results of the vote and, consistent with our record of stockholder responsiveness, consider stockholders’ concerns and take into account the outcome of the vote when considering future decisions concerning our executive compensation program.

Proposal 4: The approval of the amendment and restatement of our 2016 Equity Incentive Plan must receive FOR votes from the holders of a majority in voting power of the shares present at the Annual Meeting or represented by proxy thereat and entitled to vote on the proposal. You may vote FOR, AGAINST, or ABSTAIN with respect to this proposal. Abstentions are considered votes present and entitled to vote on this proposal, and thus will have the same effect as a vote AGAINST the proposal. Broker non-votes will have no effect on the outcome of this proposal.

Who counts the votes?

We have engaged Broadridge Financial Solutions as our independent agent to tabulate stockholder votes. If you are a stockholder of record, and you choose to vote over the Internet (either prior to or during the Annual Meeting) or by telephone, Broadridge Financial Solutions will access and tabulate your vote electronically, and if you choose to sign and mail your proxy card, your executed proxy card is returned directly to Broadridge Financial Solutions for tabulation. As noted above, if you hold your shares through a broker, your broker (or its agent for tabulating votes of shares held in street name, as applicable) returns one proxy card to Broadridge Financial Solutions on behalf of all its clients.

Who is paying for this proxy solicitation?

We will pay for the cost of soliciting proxies to be voted at the Annual Meeting. We intend to retain Alliance Advisors, LLC for various services related to the solicitation of proxies, which we anticipate will cost approximately $17,500, plus reimbursement of expenses. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid additional compensation for soliciting proxies. We may reimburse brokers, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

When are stockholder proposals due for next year’s annual meeting?

Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Materials

Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at the 2026 annual meeting of stockholders must be received by us no later than June 24, 2026 in order to be considered for inclusion in our proxy materials for that meeting.

86	2025 Proxy Statement

Questions and Answers about the Annual Meeting

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting

Our Amended and Restated Bylaws contain advance notice provisions that provide that, for stockholder director nominations or other proposals to be considered at an annual meeting of stockholders, the stockholder must give timely notice thereof in writing to our Secretary at Nutanix, Inc., 1740 Technology Drive, Suite 150, San Jose, California 95110. To be timely for our 2026 annual meeting of stockholders, a stockholder’s notice must be delivered to or mailed and received by our Secretary at Nutanix, Inc., 1740 Technology Drive, Suite 150, San Jose, California 95110 not later than the close of business on September 7, 2026 nor earlier than the close of business on August 8, 2026. A stockholder’s notice to the Secretary must set forth the information required by our Amended and Restated Bylaws, which bylaws include the information required by Rule 14a-19 of the Exchange Act.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the aggregate voting power of the shares of Class A common stock issued, outstanding and entitled to vote are present in person at the meeting or represented by proxy.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote during the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the Annual Meeting or the stockholders entitled to vote at the Annual Meeting that are present in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

We expect that preliminary voting results will be announced during or shortly following the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the instructions on the Notices to ensure that all your shares are voted.

What does it mean if multiple members of my household are stockholders, but we only received one Notice or full set of proxy materials in the mail?

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for notices and proxy materials with respect to two or more stockholders sharing the same address by delivering a single Notice or set of proxy materials addressed to those stockholders. In accordance with a prior notice sent to certain brokers, banks, dealers or other agents, we are sending only one Notice or full set of proxy materials to those addresses with multiple stockholders unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” allows us to satisfy the requirements for delivering Notices or proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of these documents. Householding helps to reduce our printing and postage costs, reduces the amount of mail you receive and helps to preserve the environment. If you currently receive multiple copies of the Notice or proxy materials at your address and would like to request “householding” of your communications, please contact your broker. Once you have elected “householding” of your communications, “householding” will continue until you are notified otherwise or until you revoke your consent.

To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at the following address:

Nutanix, Inc.

Attention: Investor Relations

1740 Technology Drive, Suite 150

San Jose, California 95110

2025 Proxy Statement	87

Appendix A – Key Performance and Non-GAAP Financial Measures

This proxy statement includes the following key performance and non-GAAP financial measures:

•
Annual recurring revenue (“ARR”) – We calculate ARR as the sum of the annual contract value ("ACV") for all subscription contracts in effect as of the end of the period. For the purposes of this calculation, we assume that the contract term begins on the date a contract is booked, unless the terms of such contract prevent us from fulfilling our obligations until a later period, and irrespective of the periods in which we would recognize revenue for such contract. ARR excludes all life-of-device contracts. ACV is defined as the total annualized value of a contract (excluding amounts related to professional services and hardware), which is calculated by dividing the total value of the contract by the number of years in the term of such contract. Beginning with the first quarter of fiscal year 2026, our methodology for calculating ARR will be updated to align more closely with the timing of when licenses are made available to customers.
•
Free cash flow – We calculate free cash flow as net cash provided by operating activities less purchases of property and equipment, which measures our ability to generate cash from our business operations after our capital expenditures.

ARR is a performance measure that we believe provides useful information to our management and investors as it allows us to better track the top-line growth of our subscription business (including our ability to acquire subscriptions with new customers and to retain and expand with existing customers), while normalizing for differences in contract durations. Our calculation of ARR is not adjusted for the impact of any known or projected future events (such as customer cancellations, expansion or contraction of existing customers relationships or price increases or decreases) that may cause any subscription contract not to be renewed on its existing terms. ARR is a performance measure that should be viewed independently of revenue and does not represent our revenue under GAAP on an annualized basis or a forecast of GAAP revenue. Investors should not place undue reliance on ARR as an indicator of our future or expected results. ARR does not have any standardized meaning and is therefore unlikely to be comparable to similarly titled performance measures presented by other companies. Free cash flow is a performance measure that we believe provides useful information to management and investors about the amount of cash generated by the business after capital expenditures. We use these key performance and non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. However, these key performance and non-GAAP financial measures have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Because there is no GAAP measure that is comparable to ARR, we have not reconciled the ARR data included in this proxy statement to any GAAP measure. The GAAP measure that is most comparable to free cash flow is net cash provided by operating activities. In addition, other companies, including companies in our industry, may calculate key performance measures and non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our key performance measures and non-GAAP financial measures as tools for comparison. We urge you not to rely on any single financial measure to evaluate our business.

	Fiscal Year Ended July 31,

	2024 ($)	2025 ($)

	(in thousands)
Net cash provided by operating activities	672,931	821,456
Purchases of property and equipment	(75,252)	(71,283)
FREE CASH FLOW (NON-GAAP)	597,679	750,173

2025 Proxy Statement	A-1

Appendix B – Proposed Amended and Restated 2016 Equity Incentive Plan

NUTANIX, INC.

AMENDED AND RESTATED 2016 EQUITY INCENTIVE PLAN

1. Purposes of the Plan. The Plan was approved by the Company’s stockholders on [DATE], 2025. The purposes of this Plan are:

(a) to attract and retain the best available personnel for positions of substantial responsibility,

(b) to provide additional incentive to Employees, Directors and Consultants, and

(c) to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units and Performance Shares.

2. Definitions. As used herein, the following definitions will apply:

(a) “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Affiliate” means any entity, other than a Subsidiary, in which the Company has an equity or other ownership interest.

(c) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan. Reference to a specific section of an Applicable Law shall include such section, any valid regulation or other formal guidance of general or direct applicability promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(d) “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares.

(e) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(f) “Board” means the Board of Directors of the Company.

(g) “Cause” shall have the meaning ascribed to such term in an applicable Award Agreement or other agreement entered into between the Company and a Participant. In the absence of such a definition, “Cause” shall mean:

(i) a Participant’s repeated willful failure to perform his or her duties and responsibilities to the Company or a Participant’s material violation of any material written Company policy;

(ii) a Participant’s commission of any act of fraud, embezzlement or any other willful misconduct that has caused or is reasonably expected to result in injury to the Company;

(iii) a Participant’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or

(iv) a Participant’s material breach of any of his or her obligations under any written agreement or covenant with the Company.

2025 Proxy Statement	B-1

Appendix B
Amended and Restated 2016 Equity Incentive Plan

With respect to each of the foregoing (i) through (iv), where the facts giving rise to Cause are capable of being remedied, the Company will provide written notice to a Participant of the facts giving rise to Cause and provide a Participant with thirty (30) calendar days with which to reasonably remedy such facts. The determination as to whether a Participant’s employment has been terminated for Cause shall be made in good faith by the Company and shall be final and binding on the a Participant. The foregoing definition does not in any way limit the Company’s ability to terminate an a Participant’s employment relationship at any time, and the term “Company” will be interpreted to include any subsidiary, parent, affiliate, or any successor thereto, if appropriate.

(h) “Change in Control” means the occurrence of any of the following events:

(i) A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event shall not be considered a Change in Control under this subsection (i). For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

(ii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its primary purpose is to change the jurisdiction of the Company’s incorporation, or (ii) its primary purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(i) “Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation or other formal guidance of general or direct applicability promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(j) “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or a duly authorized committee of the Board, in accordance with Section 4 hereof.

(k) “Common Stock” means the Class A common stock of the Company.

B-2	2025 Proxy Statement

Appendix B
Amended and Restated 2016 Equity Incentive Plan

(l) “Company” means Nutanix, Inc., a Delaware corporation, or any successor thereto.

(m) “Consultant” means any natural person, including an advisor, engaged by the Company or a Parent, Subsidiary or Affiliate to render bona fide services to such entity, provided the services (i) are not in connection with the offer or sale of securities in a capital‑raising transaction, and (ii) do not directly promote or maintain a market for the Company’s securities, in each case, within the meaning of Form S-8 promulgated under the Securities Act, and provided, further, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act.

(n) “Director” means a member of the Board.

(o) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(p) “Employee” means any person, including Officers and Directors, providing services as an employee of the Company or any Parent, Subsidiary or Affiliate of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

(r) “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is increased or reduced. The Administrator may not institute an Exchange Program without stockholder approval.

(s) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

In addition, for purposes of determining the fair market value of Shares for any reason other than the determination of the exercise price of Options or Stock Appreciation Rights, fair market value will be determined by the Administrator in a manner compliant with Applicable Laws and applied consistently for such purpose. The determination of fair market value for purposes of tax withholding may be made in the Administrator’s discretion subject to Applicable Laws and is not required to be consistent with the determination of Fair Market Value for other purposes.

(t) “Fiscal Year” means the fiscal year of the Company.

(u) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(v) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(w) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(x) “Option” means a stock option granted pursuant to the Plan.

(y) “Outside Director” means a Director who is not an Employee.

(z) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code in relation to the Company.

2025 Proxy Statement	B-3

Appendix B
Amended and Restated 2016 Equity Incentive Plan

(aa) “Participant” means the holder of an outstanding Award.

(bb) “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine pursuant to Section 10.

(cc) “Performance Unit” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10.

(dd) “Period of Restriction” means the period (if any) during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(ee) “Plan” means this Amended and Restated Nutanix, Inc. 2016 Equity Incentive Plan.

(ff) “Restatement Date” means the date on which the amended and restated plan was approved by the Company’s stockholders.

(gg) “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 7 of the Plan, or issued pursuant to the early exercise of an Option.

(hh) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(ii) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(jj) “Section 16(b)” means Section 16(b) of the Exchange Act.

(kk) “Securities Act” means the U.S. Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

(ll) “Service Provider” means an Employee, Director or Consultant.

(mm) “Share” means a share of the Common Stock, as adjusted in accordance with Section 14 of the Plan.

(nn) “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 is designated as a Stock Appreciation Right.

(oo) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code in relation to the Company.

(pp) “Substitute Award” means an Award granted in substitution for an equity award of an acquired entity in connection with a merger, reorganization, separation, or other transaction to which Section 424(a) of the Code applies.

3. Stock Subject to the Plan.

(a) Stock Subject to the Plan. Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan pursuant to Awards granted after the Restatement Date is (i) 19,500,000 Shares, plus (ii) a number of Shares equal to (A) the number of Shares subject to stock options or similar awards granted under the 2010 Stock Plan (the “2010 Plan”) and Shares subject to Awards granted under this Plan prior to the Restatement Date that, on or after the Restatement Date, expire or otherwise terminate without having been exercised in full, and (B) the number of Shares issued pursuant to awards granted under the 2010 Plan and Shares subject to Awards granted under this Plan prior to the Restatement Date that, on or after the Restatement Date, are forfeited to or repurchased by the Company, with the maximum number of Shares to be added to the Plan pursuant to clause (ii) equal to 13,568,971 Shares, minus (iii) any shares subject to awards granted under this Plan after October 14, 2025 but before Restatement Date. The maximum number of awards that may be granted under this Plan between October 14, 2025 and the Restatement Date is 19,500,000. In addition, Shares may become available for issuance under the Plan pursuant to Section 3(b). The Shares may be authorized, but unissued, or reacquired Common Stock. If the Administrator grants Substitute Awards in substitution for equity awards outstanding under a plan maintained by an entity acquired by or consolidated with the Company, the grant of those Substitute Awards will not decrease the number of Shares available for issuance under the Plan.

B-4	2025 Proxy Statement

Appendix B
Amended and Restated 2016 Equity Incentive Plan

(b) Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares, is forfeited to or repurchased by the Company due to failure to vest, the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights the forfeited or repurchased Shares), which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights, the gross number of Shares underlying any portion of a Stock Appreciation Right that is exercised will cease to be available under the Plan. Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company due to failure to vest, such Shares will become available for future grant under the Plan. Shares used to pay the exercise price or purchase price of an Award or to satisfy the tax withholding obligations related to an Award will not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 14, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to Sections 3(b).

(c) Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iii) Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which Committee will be constituted to satisfy Applicable Laws.

(iv) Delegation of Authority for Day-to-Day Administration. Except to the extent prohibited by Applicable Laws, the Administrator may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in this Plan. Any such delegation may be revoked at any time.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the number of Shares or dollar amounts to be covered by each Award granted hereunder;

(iv) to approve forms of Award Agreements for use under the Plan;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan and make any decision necessary to administer the Plan;

(vii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws;

2025 Proxy Statement	B-5

Appendix B
Amended and Restated 2016 Equity Incentive Plan

(viii) to modify or amend each Award (subject to Section 20 of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option (subject to Section 6(b) of the Plan regarding Incentive Stock Options); provided, however, that in no event will the term of an Option or Stock Appreciation Right be extended beyond its original maximum term;

(ix) to allow Participants to satisfy tax withholding obligations in such manner as prescribed in Section 15 of the Plan;

(x) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xi) to temporarily suspend the exercisability of an Award if the Administrator deems such suspension to be necessary or appropriate for administrative purposes or to comply with Applicable Laws, provided that such suspension must be lifted prior to the expiration of the maximum term and post-service exercisability period of an Award, unless permitting the exercise would not comply with Applicable Laws;

(xii) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award, subject to Section 15(c);

(xiii) to determine whether Awards will be settled in Shares, cash or in any combination thereof;

(xiv) to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any Shares issued as a result of or under an Award, including without limitation, (A) restrictions under an insider trading policy, (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers, (C) restrictions under stock ownership guidelines, and (D) restrictions as to which brokerages may be used to hold Shares so that the Company can confirm compliance with (A) through (C); and

(xv) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Waiver. The Administrator may waive any terms, conditions or restrictions.

(d) Electronic Delivery. The Company may deliver by e-mail or other electronic means (including posting on a website maintained by the Company or its agent) all documents relating to the Plan or any Award and all other documents that the Company is required to deliver to its security holders (including prospectuses, annual reports and proxy statements).

(e) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards and will be given the maximum deference permitted by Applicable Laws.

5. Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6. Stock Options.

(a) Limitations. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate fair market value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The fair market value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(b) Term of Option. The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c) Option Exercise Price and Consideration.

(i) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

(1) In the case of an Incentive Stock Option

B-6	2025 Proxy Statement

Appendix B
Amended and Restated 2016 Equity Incentive Plan

(A) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

(B) granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(2) In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(3) Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(ii) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii) Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash (including cash equivalents); (2) check; (3) promissory note, to the extent permitted by Applicable Laws, (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (6) by reduction in the amount of any Company liability to the Participant; (7) by net exercise; (8) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (9) any combination of the foregoing methods of payment.

(d) Exercise of Option.

(i) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 14 of the Plan.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

2025 Proxy Statement	B-7

Appendix B
Amended and Restated 2016 Equity Incentive Plan

(iii) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided the Administrator has permitted the designation of a beneficiary and provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If the Administrator has not permitted the designation of a beneficiary or if no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s death. Unless otherwise provided by the Administrator, if at the time of death the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(v) Tolling of Expiration. A Participant’s Award Agreement may also provide that:

(1) if the exercise of the Option following the cessation of the Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would result in liability under Section 16(b), then the Option will terminate on the earlier of (A) the expiration of the term of the Option set forth in the Award Agreement, or (B) the tenth (10th) day after the last date on which such exercise would result in liability under Section 16(b); or

(2) if the exercise of the Option following the cessation of the Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act, then the Option will terminate on the earlier of (A) the expiration of the term of the Option or (B) the expiration of a period of thirty (30) days after the cessation of the Participant’s status as a Service Provider during which the exercise of the Option would not be in violation of such registration requirements.

7. Restricted Stock.

(a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b) Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction (if any), the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.

(c) Transferability. Except as otherwise provided in this Section 7, by the Administrator, or under the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of any applicable Period of Restriction.

(d) Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e) Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f) Voting Rights. During any Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

B-8	2025 Proxy Statement

Appendix B
Amended and Restated 2016 Equity Incentive Plan

(g) Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

8. Restricted Stock Units.

(a) Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.

(b) Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the Administrator in its discretion.

(c) Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d) Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may only settle earned Restricted Stock Units in cash, Shares, or a combination of both.

(e) Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

9. Stock Appreciation Rights.

(a) Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b) Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider.

(c) Exercise Price and Other Terms. The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.

(d) Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e) Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(b) relating to the maximum term and Section 6(d) relating to exercise, expiration and tolling also will apply to Stock Appreciation Rights.

(f) Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii) The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

2025 Proxy Statement	B-9

Appendix B
Amended and Restated 2016 Equity Incentive Plan

10. Performance Units and Performance Shares.

(a) Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.

(b) Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c) Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period.” Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, business unit or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(d) Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

(e) Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(f) Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

11. Limitations.

(a) No Exchange Program. Notwithstanding the powers of the Administrator set forth herein, the Administrator may not institute an Exchange Program without stockholder approval.

(b) Dividends. Dividends or other distributions payable with respect to Shares subject to Awards will not be paid before and unless the underlying Shares vest. No dividends or other distributions will be paid with respect to Shares that are subject to unexercised Options or Stock Appreciation Rights.

(c) Outside Director Limitations. In any Fiscal Year, no Outside Director may be granted equity awards (including any Awards granted under this Plan), the value of which will be based on their grant date fair value determined in accordance with U.S. generally accepted accounting principles, and be provided any cash retainers or annual or meeting fees for service as an Outside Director in amounts that, in the aggregate, exceed $750,000, provided that such amount is increased to $1,500,000 in the Fiscal Year of his or her initial service as an Outside Director. Any Awards or other compensation provided to an individual for his or her services as an Employee, or for his or her services as a Consultant other than as an Outside Director, will be excluded for purposes of this Section 11(c).

12. Leaves of Absence/Transfer Between Locations. Unless provided otherwise by the Administrator, in the event of a Participant’s leave of absence, vesting of Awards granted hereunder will be treated as set forth in the Company’s applicable equity leave of absence policy. A Participant will not cease to be an Employee in the case of (x) any leave of absence approved by the Company or (y) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

B-10	2025 Proxy Statement

Appendix B
Amended and Restated 2016 Equity Incentive Plan

13. Transferability of Awards.

(a) General Rule. Unless determined otherwise by the Administrator, as provided under the applicable Award Agreement or required by Applicable Laws, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

(b) Domestic Relations Orders. If approved by the Administrator, an Award may be transferred pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument. An Incentive Stock Option may be transferred only as permitted by Treasury Regulations Section 1.421-1(b)(2) and may be deemed to be a Nonstatutory Stock Option as a result of such transfer.

(c) Limited Transfers for the Benefit of Family Members. The Administrator may permit an Award or Share issued under this Plan to be assigned or transferred subject to the applicable limitations, set forth in the General Instructions to Form S-8 Registration Statement under the Securities Act, if applicable, and any other Applicable Laws. For the avoidance of doubt, during the lifetime of the Participant, no Award may be assigned or transferred to a third-party financial institution.

(d) Permitted Transferees. Any individual or entity to whom an Award is transferred will be subject to all of the terms and conditions applicable to the Participant who transferred the Award, including the terms and conditions in this Plan and the Award Agreement. If an Award is unvested, then the service of the Participant will continue to determine whether the Award will vest and when it will terminate.

14. Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs (other than any ordinary dividends or other ordinary distributions), the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of shares of stock that may be delivered under the Plan and/or the number, class, and price of shares of stock covered by each outstanding Award, and the numerical Share limits in Section 3 of the Plan.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised (with respect to an Option or Stock Appreciation Right) or vested (with respect to Awards other than an Option or Stock Appreciation Right), an Award will terminate immediately prior to the consummation of such proposed action.

(c) Change in Control. In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding Award will be treated as the Administrator determines without a Participant’s consent, including, without limitation, that each Award be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. The Administrator will not be required to treat all Awards similarly in the transaction.

In the event that the successor corporation does not assume or substitute for the Award (or portion thereof), the Participant will fully vest in and have the right to exercise such outstanding Option and Stock Appreciation Right, including Shares as to which such Award would not otherwise be vested or exercisable, all restrictions on such Restricted Stock and Restricted Stock Units will lapse, and, with respect to such Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, in each case, unless specifically provided otherwise under the applicable Award Agreement or other written agreement between Participant and the Company or any of its Subsidiaries, Parents, or Affiliates, as applicable. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a merger or Change in Control, the Administrator will notify the Participant in writing or electronically that such Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the

2025 Proxy Statement	B-11

Appendix B
Amended and Restated 2016 Equity Incentive Plan

consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this Section 14(c) to the contrary, and unless otherwise provided in an Award Agreement or other written agreement between the Participant and the Company or any of its Subsidiaries, Parents, or Affiliates, as applicable, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

(d) Outside Director Awards. With respect to Awards granted to an Outside Director that are assumed or substituted for, if on the date of or following such assumption or substitution the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant (unless such resignation is at the request of the acquirer), then the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, in each case unless specifically provided otherwise by the Administrator or under the applicable Award Agreement or other written agreement by the Administrator between the Outside Director and the Company or any of its Subsidiaries, Parents, or Affiliates, as applicable.

15. Tax.

(a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholding obligations are due, the Company (or any of its Subsidiaries, Parents or Affiliates employing or retaining the services of a Participant, as applicable) will have the power and the right to deduct or withhold, or require a Participant to remit to the Company (or any of its Subsidiaries, Parents or Affiliates employing or retaining the services of a Participant, as applicable), an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA or other social insurance contribution obligation) required to be withheld with respect to such Award (or exercise thereof).

(b) Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash (including cash from the sale of Shares issued to the Participant at exercise), check or other cash equivalents; (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a fair market value equal to the minimum statutory amount required to be withheld or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion; (iii) delivering to the Company already-owned Shares having a fair market value equal to the statutory amount required to be withheld or such greater amount as the Administrator may determine, in each case, provided the delivery of such Shares will not result in any adverse accounting consequences, as the Administrator determines in its sole discretion; (iv) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld or such greater amount as the Administrator may determine, in each case, provided the delivery of such Shares will not result in any adverse accounting consequences, as the Administrator determines in its sole discretion; (v) such other consideration and method of payment for the meeting of tax withholding obligations as the Administrator may determine to the extent permitted by Applicable Laws; or (vi) any combination of the foregoing methods of payment. The withholding amount will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion. The fair market value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld. If withholding or accepting delivery of Shares will result in adverse accounting consequences to the Company, then the Administrator may choose to not permit such withholding or delivery.

(c) Compliance With Code Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A, except as otherwise determined in the sole discretion of the Administrator. Unless provided otherwise under the applicable Award Agreement, each payment or benefit under this Plan and under each Award Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Plan and each

B-12	2025 Proxy Statement

Appendix B
Amended and Restated 2016 Equity Incentive Plan

Award Agreement under the Plan is intended to meet the requirements of Code Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Code Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Code Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A. In no event will the Company or any of its Subsidiaries, Parents, or Affiliates have any responsibility, obligation or liability under the terms of this Plan to reimburse, indemnify, or hold harmless any Participant or any other person in respect of Awards, for any taxes, interest or penalties imposed, or other costs incurred, as a result of Code Section 409A.

16. No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company or its Parent, Subsidiary or Affiliate, as applicable, nor will they interfere in any way with the Participant’s right or the right of the Company or its Parent, Subsidiary or Affiliate to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

17. Forfeiture Events. The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition upon the occurrence of certain specified events (including, without limitation, upon a Participant’s termination for Cause), in addition to any otherwise applicable vesting or performance conditions of an Award. Notwithstanding any provision to the contrary of this Plan, an Award and any other compensation paid or payable to a Participant (including, but not limited to, equity awards issued outside of this Plan) (such compensation, “Other Compensation”) will be subject, to the extent applicable, to the Company’s compensation recovery policy in effect as of the adoption of this Plan, and any other compensation recovery policy of the Company as may be established and/or amended from time to time to comply with Applicable Laws (including without limitation pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as may be required by the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act) (the “Compensation Recovery Policy”). The Administrator may require a Participant to forfeit, return or reimburse the Company all or a portion of the Award or Other Compensation and any amounts paid thereunder pursuant to, but only to the extent such Award and the amounts paid thereunder are subject to recovery under, the terms of the Compensation Recovery Policy or as necessary or appropriate to comply with Applicable Laws. Unless this Section 17 specifically is mentioned and waived in an Award Agreement or other document, no recovery of compensation under the Compensation Recovery Policy or otherwise shall constitute an event that triggers or contributes to any right of a Participant to resign for “good reason” or “constructive termination” (or similar term) under any employee agreement, offer letter, severance plan or policy (including any change of control severance plan or policy) or other arrangement with the Company or any Parent, Subsidiary or Affiliate, as applicable.

18. Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator.

19. Term of Plan. The Plan was originally effective on September 29, 2016 and will continue in effect until terminated earlier under Section 20 of the Plan.

20. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will materially impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

(d) Exceptions to Consent Requirement. Subject to the limitations of Applicable Laws, if any, the Administrator may amend the terms of any one or more Awards without the affected Participant’s consent even if it does materially impair the Participant’s right if such amendment is done:

(i) in a manner expressly permitted under the Plan;

(ii) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code;

2025 Proxy Statement	B-13

Appendix B
Amended and Restated 2016 Equity Incentive Plan

(iii) to change the terms of an Incentive Stock Option, if such change results in impairment of the Award only because it impairs the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code;

(iv) to clarify the manner of exemption from, or to bring the Award into compliance with, Code Section 409A; or

(v) to comply with other Applicable Laws.

21. Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares will not be issued pursuant to the exercise or vesting of an Award unless the exercise or vesting of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise or vesting of an Award, the Company may require the person exercising or vesting in such Award to represent and warrant at the time of any such exercise or vesting that the Shares are being acquired only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

22. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any state, federal or foreign law or under the rules and regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

23. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

B-14	2025 Proxy Statement

NUTANIX, INC. 1740 TECHNOLOGY DRIVE SUITE 150 SAN JOSE, CA 95110 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/NTNX2025 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. V80326-P38342 NUTANIX, INC. The Board of Directors recommends you vote FOR the following nominees and proposals: 1.Election of nine directors to hold office until the annual meeting of stockholders to take place after the end of the fiscal year ending July 31, 2026. Nominees: For Against Abstain For Against Abstain 1a.Eric K. Brandt 1b.Craig Conway 1c.Max de 1d.Virginia Gambale Groen 1e.Steven J. Gomo 1f.Greg Lavender 1g.Rajiv Ramaswami 1h.Gayle Sheppard1i.Mark Templeton 2.Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2026. 3.Approval, on a non-binding advisory basis, of the compensation of our named executive officers. 4.Approval of the amendment and restatement of our 2016 Equity Incentive Plan. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement, and Annual Report are available at www.proxyvote.com. V80327-P38342 NUTANIX, INC. Annual Meeting of Stockholders December 12, 2025 9:00 AM, PST This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Rajiv Ramaswami, Rukmini Sivaraman, and Brian Martin or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of NUTANIX, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, PST, on December 12, 2025, to be held virtually, via live webcast at www.virtualshareholdermeeting.com/NTNX2025, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side